As filed with the Securities and Exchange Commission on March 31, 2005

Registration No.333-120938

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3
to

FORM SB-2
REGISTRATION STATEMENT
Under
The Securities Act of 1933

NUVIM, INC.
 (Name of Small Business Issuer in Its Charter)

Delaware	5149	13-4083851

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12 North State Route 17
Paramus, NJ 07652
(201) 556-1010
 (Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Richard P. Kundrat
12 North State Route 17
Paramus, NJ 07652
(201) 556-1010
 (Name, Address and Telephone Number of Agent for Service)

Copy to:

A. John Murphy, Esq.	Mark A. von Bergen, Esq.
Debra K.Weiner, Esq.	David C.Wang, Esq.
Wickersham & Murphy, P.C.	Holland & Knight, LLP
430 Cambridge Avenue, Suite 100	111 SW Fifth Avenue, Suite 2300
Palo Alto, CA 94306	US Bancorp Tower
(650) 323-6400	Portland, OR 97204
(503) 243-2300

Approximate Date of Commencement of the Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Units, each unit consisting of: (2)	1,150,000	$12.00	$13,800,000	$1,725.17	(3)
(i) four shares of common stock;	4,600,000	—	—
(ii) four Class A warrants, each to purchase one share of common stock; and (3)	4,600,000	—	—
(iii) four Class B warrants, each to purchase one share of common stock (3)	4,600,000	—	—
Representative’s warrants (3)(4)	100,000	—	—
Units issuable upon exercise of the representative’s warrants, each consisting of:	100,000	$14.40	$1,440,000	$180.02	(3)
(i) four shares of common stock;	400,000	—	—
(ii) four Class A warrants, each to purchase one share of common stock; and	400,000	—	—
(iii) four Class B warrants, each to purchase one share of common stock	400,000	—	—
Common stock issuable upon exercise of Class A warrants, including Class A warrants underlying the representative’s warrants (2)(3)	5,000,000	$4.50	$22,500,000	$2,812.78	(3)
Common stock issuable upon exercise of Class B warrants, including Class B warrants underlying the representative’s warrants (2)(3)	5,000,000	$7.50	$37,500,000	$4,687.97	(3)

Total			$75,240,000	$9,405.94	(3)(6)

(1)	Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(g) under the Securities Act.
(2)	Includes 150,000 units which the underwriters have the option to purchase to cover over-allotments, if any.
(3)

The filing fee is calculated based on the filing fee in effect at the time of the original filing of the Registration Statement on Form SB-2, plus the additional fee based upon the new filing fee of $117.70 per million on the increase in the maximum aggregate offering price on the securities added following the fee increase.

(4)

Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of securities as may become issuable pursuant to the anti-dilution provisions of the public warrants and the representative’s warrants.

(5)	In connection with the sale of the units, NuVim will issue to the representative of the underwriters warrants to purchase, in the aggregate, up to 100,000 units.
(6)	Previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MARCH 31, 2005

PROSPECTUS

1,000,000 Units

Each unit consisting of four shares of common stock,
four Class A warrants and four Class B warrants

           This is a firm commitment initial public offering of units by NuVim, Inc. Each unit consists of (i) four shares of common stock; (ii) four Class A redeemable public warrants, each to purchase one share of common stock; and (iii) four Class B public non-redeemable warrants, each to purchase one share of common stock. The terms of the warrants are described under the heading, “Description of Securities.” We anticipate that the initial public offering price of our units will be $12.00 per unit. Prior to this offering, there has been no public market for our securities. We have filed an application to list the units, the common stock, the Class A public warrants and the Class B public warrants on the Pacific Exchange under the symbols “NUVMU,” “NUVM,” “NUVMW” and “NUVMZ,” respectively.

          The common stock, Class A public warrants and Class B public warrants will trade only as a unit for at least 30 days following this offering. Paulson Investment Company, Inc., the representative of the underwriters, will then determine when the units separate, after which the common stock, the Class A public warrants and the Class B public warrants will trade separately.

          Investing in these units involves significant risks. See “Risk Factors” beginning on page 7.

	Per Unit	Total

Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to NuVim	$	$

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

           We have agreed to pay a non-accountable expense allowance payable to the representative equal to 3% of the gross offering proceeds from the sale of the units offered hereby. We have also agreed to issue a warrant to the representative, entitling it to purchase 100,000 units identical to the units offered to the public, at a per unit price of $14.40. Other terms of the representative’s warrant are described under the heading “Underwriting.”

          The underwriters may purchase up to an additional 150,000 units from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus, to cover over-allotments.

Paulson Investment Company, Inc.
Chicago Investment Group, LLC
S.W. Bach & Company

The date of this Prospectus is         , 2005.

          Until            , 2005 (25 days after the commencement of this offering), all dealers that buy, sell or trade our units, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

          You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Information contained on our website does not constitute a part of this prospectus. The information in this prospectus may only be accurate as of the date appearing on the cover page of this prospectus, regardless of the time this prospectus is delivered or our units are sold.

          We are not, and the underwriters are not, making an offer to sell the units in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

          NuVim™, LactoActin™ and LactoMune™ are trademarks used by NuVim, Inc. under a license from Stolle Milk Biologics, Inc., the trademarks’ owner. The trademark Fruit Symphony™ is owned by NuVim, Inc. All other brand names or trademarks appearing in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before purchasing our units. Therefore, you should read the prospectus in its entirety, including the risk factors and the financial statements and related notes appearing elsewhere in this prospectus. References to “we,” “us,” “our” and “NuVim” or “the company” generally refer to NuVim, Inc., and where the context dictates, to our majority-owned subsidiary, NuVim Powder LLC.

Our Company

           We market and distribute NuVim dietary supplement beverages, which contain two proprietary micronutrients derived from cow’s milk, known as LactoActin and LactoMune. These two micronutrients, in their patented formulation, have been shown in independent clinical studies to help strengthen the immune system, support muscle flexibility and promote sturdy joints when consumed over time in certain minimum quantities. NuVim dietary supplement beverages are non-dairy, virtually lactose-free and fortified with vitamins and minerals. By incorporating these micronutrients into our nutritional beverages, we believe that we are able to provide consumers with a good-tasting beverage choice that provides benefits unlike any other on the market. Except for Asia, Australia and New Zealand, we have an exclusive worldwide license agreement with Stolle Milk Biologics, Inc. (“SMBI”) to use these proprietary micronutrients in carbonated and non-carbonated beverages (and in powders based on such beverages designed for reconstitution), excluding certain milk, yogurt and nutritional meal replacement products.

          Our goal is to become a leading provider of good-tasting, dietary supplement beverages and beverage products. Our product line currently consists of three flavors of refrigerated fruit-flavored nutritional beverages, including Orange Tangerine, Fruit Symphony and Strawberry Vanilla. Our products are primarily sold in 64-ounce cartons, typically in the juice section of supermarkets. Sixteen-ounce bottles of NuVim are typically sold in small supermarkets and delicatessens and in a limited number of chain supermarkets in the New York metropolitan area. Our plans contemplate expanding our customer base to include, for example, club stores, convenience stores, nutrition centers, health food outlets and other retail establishments that carry, or would like to broaden their offerings to carry, nutritional foods and beverages.

          In the future we plan to introduce three new flavors of the 64-ounce size beverage – chocolate, vanilla and peach – at least one of which we expect to be available in 2005. Also in 2005, we expect to introduce a line of shelf-stable (non-refrigerated) sports drinks and, through our majority-owned subsidiary, NuVim Powder LLC, chocolate, vanilla and strawberry flavors of a powder version of our nutritional beverage. Both the sports drink and the powder drink mix product will deliver the same health benefits as our existing refrigerated beverages.

           We first introduced NuVim refrigerated dietary supplement beverages in the New York, New Jersey and Connecticut metropolitan area during the second quarter of 2000. Our products are currently available in approximately 2,800 retail outlets located in 13 states and the District of Columbia. We believe there are two broad categories of NuVim consumers: (i) those who are seeking products that will provide the specific benefits of immune system enhancement, improved flexibility and sturdier joints to help to enhance long term quality of life; and (ii) those who seek products that provide other benefits that NuVim products deliver, such as a beverage that is lactose-free, fat free and caffeine free, as well as being fortified with Vitamins A, C, B12 and Zinc. Business Communications Company, Inc. estimates that the functional beverage market, a market segment that includes our products, will grow from approximately $8.7 billion in 2002 to approximately $11.5 billion by 2007. We therefore believe there is a large and growing market opportunity to introduce consumers to our beverage products, despite formidable competition by large multi-national corporations. In July 2004, we launched a nationally televised advertising campaign, featuring Dick Clark, our media spokesperson, to begin building greater brand awareness of our products and their health benefits. The national television advertising campaign was put on temporary hiatus in January 2005 but will be reinstituted once we have received the net proceeds of the offering. Mr. Clark also is our partner in NuVim Powder LLC.

          We have a sole source supply agreement with SMBI for our requirements of the whey protein concentrate (“WPC”) that contains the patented micronutrients required to produce the health benefits of our products. The whey protein concentrate is produced through a proprietary immunization process on dairy cows in New Zealand and is imported in dry powder form into the United States by SMBI. Our products are currently manufactured at a dairy co-packer in Reading, Pennsylvania. Finished products are warehoused in Orefield, Pennsylvania and shipped to our customers by a transportation company located in Doylestown, Pennsylvania. As we expand our business into new geographic areas and introduce new products, we expect also to expand our co-packing, warehousing and transportation relationships, which we anticipate will reduce certain expenses we currently must incur, particularly transportation costs. We believe there are sufficient qualified dairies and warehouses available for our purposes.

           Prior to this offering, we have funded our operations principally through equity financings and borrowings from our stockholders and our executive officers. Spencer Trask Specialty Group LLC and certain of its affiliated entities (collectively, “Spencer Trask”), have played a significant role in providing us with capital, having loaned us over $2.4 million. They also participated in our Series A financing round and have acted as our placement agent. Spencer Trask also is the controlling stockholder of SMBI, which was one of our founders and the owner of the proprietary rights and the sole supplier of the micronutrients we incorporate into our products. Donald F. Farley, the chief executive officer of Spencer Trask Specialty Group LLC and Chairman of SMBI, has been on our board of directors since inception. Concurrently with the closing, Spencer Trask has agreed to extinguish all of the outstanding principal and accrued interest on the indebtedness owed to it, including the repayment of our bank line, which they have guaranteed, and to cancel all of their outstanding warrants that they have been issued. In turn, we have agreed to issue them 461,700 shares of our common stock. As a result, they will own over 9% of our company after the offering. Aggregating their shares with SMBI’s, they will control approximately 11.3% of our stock after the offering.

          We were incorporated in Delaware in September 1999. Our principal place of business is 12 Route 17 North, Suite 210, Paramus, New Jersey 07652. Our telephone number is (201) 556-1010. Our web address is www.nuvim.com. Information contained in or accessible through our website is not part of this prospectus.

The Offering

Securities offered

1,000,000 units. Each unit consists of (i) four shares of common stock; (ii) four Class A redeemable public warrants, each to purchase one share of common stock; and (iii) four Class B non-redeemable public warrants, each to purchase one share of common stock.

The common stock and Class A and Class B public warrants will trade only as a unit for at least 30 days following this offering. The representative of the underwriters will determine when the units separate, after which the common stock, the Class A public warrant and the Class B public warrant will each trade separately.

Class A public warrants

The Class A public warrants included in the units will be exercisable commencing 30 days after the effectiveness of this offering, assuming the units separate at that time, or as of the date on which the units separate thereafter. The exercise price of a Class A public warrant is $4.50. The Class A public warrants expire on the fifth anniversary of the effective date of this offering.

We have the right to redeem the Class A public warrants issued in this offering at a redemption price of $0.25 per warrant under the following circumstances. The redemption right arises if the last reported sale price of our common stock equals or exceeds $6.00 for five consecutive trading days ending prior to the date of the notice of redemption. We are required to provide 30 days’ prior written notice to the Class A public warrant holders of our intention to redeem the warrants.

Class B public warrants

The Class B public warrants included in the units will be exercisable commencing 30 days after the effectiveness of this offering, assuming the units separate at that time, or as of the date on which the units separate thereafter. The exercise price of a Class B public warrant is $7.50. The Class B public warrants expire on the fifth anniversary of the effective date of this offering.

We do not have the right to redeem the Class B public warrants.

Common stock outstanding after this offering	5,112,050 shares

Use of proceeds

We intend to use the net proceeds from this offering for expanding our sales and marketing efforts, repaying a bridge loan, accrued compensation and loans from our executive officers and a board member and loans from unaffiliated lenders, funding of NuVim Powder LLC, paying for slotting fees to expand distribution, funding our operating losses and general corporate and working capital purposes.

Proposed Pacific Exchange Symbols	Units	NUVMU
	Common stock	NUVM
	Class A public warrants	NUVMW
	Class B public warrants	NUVMZ

           The number of shares of common stock outstanding after this offering is based on 1,112,050 shares of common stock outstanding immediately prior to this offering. This number includes:

•

the automatic conversion of 4,875,850 shares of Series A preferred stock and 3,623,000 shares of Series C preferred stock into an aggregate of 154,613 shares of common stock, effective upon the closing of this offering (the “preferred stock conversion”);

•

the automatic conversion of a convertible promissory note that is convertible into that number of unregistered units calculated by dividing $245,000 by the initial public offering price (the “Clark note conversion”); assuming an initial public offering price of $12.00, the conversion will result in the issuance of 20,416 units (including 81,664 shares of common stock) effective upon the closing of this offering; and

•

the conversion of approximately $5.9 million of outstanding indebtedness into an aggregate of 461,700 shares of common stock effective upon the closing of this offering (the “Spencer Trask debt extinguishment transaction”).

See “Related Party Transactions” for a description of the Clark note conversion and the Spencer Trask debt extinguishment transaction.

          Unless the context indicates otherwise, all share and per-share common stock information in this prospectus:

•	reflects a 1-for-55 reverse stock split of our common stock effective on November 30, 2004;

•	assumes no exercise of the Class A public warrants or the Class B public warrants;

•	assumes no exercise of the underwriters’ over-allotment option;

•	assumes no exercise of the representative’s warrants; and

•

excludes the issuance of (i) up to 1,640,829 shares of common stock, which is an estimate of the number of shares issuable upon exercise of outstanding warrants, some of which are exercisable at the per share price of the units (i.e., $3.00 assuming a $12.00 unit price) and assuming a closing date for the offering no later than April 30, 2005; if either the units are sold at a different initial public offering price or a later closing date occurs, the number of shares issuable upon exercise of two warrants issued in connection with the short-term loan we received between July and December 2004 could be materially different; (see “Related Party Transactions” for a description of the bridge loan and related transactions); (ii) up to 15,316 shares issuable upon exercise of options granted under our option plans, at a weighted exercise price of $19.38; and (iii) up to 1,700,000 shares issuable upon exercise of options that may be granted under our 2005 Incentive Stock Option Plan and 2005 Directors Stock Option Plan, of which 982,500 options to our executive officers and 133,500 options to our directors that are expected to be granted on the effective date of the plans.

           Because the units offered hereby consist of four shares of common stock, four Class A public warrants and four Class B public warrants, whenever there is a reference in this prospectus to the “per share price” of the unit sold in this offering, the price refers to $3.00, which is the price of one share of common stock contained in the unit, with no value allocated to the warrants.

Summary Financial Information

           In the table below, we provide you with historical summary financial information for each of the two years ended December 31, 2003 and 2004, derived from our audited financial statements included elsewhere in this prospectus. The summary statement of operations data for the year ended December 31, 2002 have been derived from our audited financial statements that are not included in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial information, you should also consider the historical financial statements and related notes, and the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations. The “pro forma” balance sheet data presented below reflect the effect of the following restructuring events that occurred subsequent to December 31, 2004: (i) the preferred stock conversion; (ii) the Clark note conversion; and (iii) the Spencer Trask debt extinguishment transaction. The “pro forma as adjusted” balance sheet presented below reflects the effect of (i) the restructuring events mentioned above, plus (ii) the sale by us of 1,000,000 units in this offering at an assumed public offering price of $12.00 per unit (less the underwriting discount and estimated offering expenses payable by us).

	Years Ended December 31,

	2002	2003	2004

Selected Statement of Operations Data:
Gross Sales	$3,539,118	$2,335,676	$1,411,355
Net Sales	2,680,759	1,710,929	958,785
Gross Profit	174,758	226,866	221,143
Loss From Operations	(3,332,128)	(1,740,929)	(1,871,755)
Net Loss	(3,559,102)	(2,239,440)	(2,131,581)
Basic and Diluted Loss Per Share	$(26.99)	$(15.25)	$(10.26)
Weighted Average Number of Common Shares Outstanding – Basic and Diluted	131,864	146,866	207,740

	December 31, 2004

	Actual	Pro Forma	Pro Forma As Adjusted

Selected Balance Sheet Data:
Working Capital (Deficit)	$(9,941,740)	$(3,843,549)	$6,606,194
Cash and Cash Equivalents	277,649	277,649	7,793,977
Total Assets	901,690	901,690	7,976,795
Total Liabilities	10,372,620	4,274,429	1,341,014
Total Stockholders’ Equity (Deficit)	(9,470,930)	(3,372,729)	7,976,775

RISK FACTORS

          An investment in our securities involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this prospectus, before purchasing our units in this offering. If one or more the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer, and the trading price of our securities could fall, causing you to lose some or all of your investment in the securities we are offering. The following is a description of what we consider our key challenges and material risks.

Risks Related to Our Business

Our auditors have substantial doubt about our ability to continue as a going concern.

           In their report in connection with our 2004 financial statements, our auditors included an explanatory paragraph stating that, because we have incurred net losses and have a net capital deficiency for the years ended December 31, 2003 and 2004 and we are in default on approximately $7,500,000 of notes payable and stockholder loans and accrued interest, there is substantial doubt about our ability to continue as a going concern. Our continued existence will depend in large part upon our ability to successfully secure additional financing to fund future operations. This offering is a principal element of our plan to move toward profitable operations. Even after this offering, if in the future, we are not able to achieve positive cash flow from operations or to secure additional financing as needed, we may again experience the risk that we will not be able to continue as a going concern.

Our limited operating history makes evaluation of our business difficult.

          We have a limited operating history and have encountered, and expect to continue to encounter, many of the difficulties and uncertainties often faced by early stage companies. We commenced our business operations in 1999 and began marketing our initial products in 2000. Accordingly, we have only a limited operating history with which you can evaluate our business and prospects. An investor in our units must consider our business and prospects in light of the risks, uncertainties and difficulties frequently encountered by early stage companies, including limited capital, delays in product development, possible marketing and sales obstacles and delays, inability to gain customer acceptance or to achieve significant distribution of our products to customers and significant competition. We cannot be certain that we will successfully address these risks. If we are unable to address these risks, our business may not grow, our stock price may suffer and/or we may be unable to stay in business.

We have a history of losses and we expect to continue to operate at a loss for the foreseeable future.

           Since our inception in 1999, we have incurred net losses in every year, including net losses of $2,239,440 for the year ended December 31, 2003 and $2,131,581 for the year ended December 31, 2004. We had a working capital deficit of $9,941,740 at December 31, 2004 and have negative cash flows from operations. As a result of ongoing operating losses, we also had an accumulated deficit of $17,848,159 and a stockholders’ deficit of $9,470,930 at the same date. We expect to incur losses until at least 2006 and may never become profitable. We expect that our expenses will increase substantially for the foreseeable future as we seek to expand our product line and sales and distribution network, implement internal systems and infrastructure and comply with the legal, accounting and corporate governance requirements imposed upon public companies. These ongoing financial losses may adversely affect our stock price.

Our success substantially depends on maintaining our relationships with SMBI.

           SMBI is the holder of certain patents and trademarks that cover the micronutrients that we use in our products and is our only supplier of those micronutrients. We have a license agreement and a supply agreement with SMBI, both of which are critical to our business and expire in 2014. Under the SMBI license agreement, we have the right to use SMBI’s intellectual property for the production and distribution of carbonated and noncarbonated beverages incorporating the micronutrients that provide the health benefits of our products. SMBI also supplies the key ingredient in our products under the terms of the supply agreement. These agreements contain cross-termination provisions, and therefore, we risk losing both our rights to the licensed use of the micronutrients and other SMBI intellectual property needed for our business, as well as our sole source of supply, if either agreement is terminated in accordance with its terms. Furthermore, any exclusive rights we enjoy under the license and supply agreements may be jeopardized if we fail to satisfy certain minimum purchase requirements described in more detail later in this prospectus under “Related Party Transactions.” In addition, SMBI and its affiliate, Spencer Trask Specialty Group, LLC (“Spencer Trask”), are founders and significant stockholders of our company and, as such, SMBI has provided us with favorable terms under the supply contract. However, due to our relationship with Spencer Trask, there is a potential for conflicts of interest between SMBI and us. If we are unable to obtain the whey protein concentrate from SMBI for any reason, our manufacturing and distribution processes could be severely disrupted, and our operations could be adversely affected. We are aware of only one other source that might be able to provide an immune enhancement whey protein but it does not contain LactoActin and LactoMune, which are proprietary to SMBI, and we are not certain of its effectiveness. Moreover, it is our understanding that this ingredient would not provide the muscle flexibility health benefit that we achieve by using the SMBI whey protein concentrate. In addition, even if we are able to find acceptable alternative sources of supply, the new terms would likely be less favorable than those that we receive from SMBI. Accordingly, it is critical that we continue to meet all of our material obligations under both the license agreement and the supply agreement. In the past, we have not always been able to do so because of a lack of financial resources, and we owe SMBI a total of $487,000 under these agreements as of December 31, 2004.

We may need to raise additional capital.

           We are currently operating at a loss and expect our expenses to continue to increase as we expand our product line as well as our geographic presence throughout the United States. To date, we have relied primarily on financing transactions to fund operations. We expect to net approximately $10,008,500 from this offering, which we believe will be sufficient to fund our operations for at least 12 months. But our projections could be wrong. We could face unforeseen costs such as an increase in transportation costs resulting from the recent significant increases in the cost of fuel; or our revenues could fall short of our projections because retail outlets discontinue ordering our products or for reasons unrelated to our products, such as a revenue decline due to severe weather or natural disasters in a region of the country where we have projected significant sales, such as the negative impact the recent Florida hurricanes had on our sales in Florida. We do not have any currently identified sources of additional capital on which we could rely if we find our revenues and the offering proceeds are insufficient to fund our operations. New sources of capital may not be available to us when we need it or may be available only on terms we would find unacceptable. If such capital is not available on satisfactory terms, or is not available at all, we may be unable to continue to fully develop our business, and our operations and financial condition may be materially and adversely affected. Debt financing, if obtained, could increase our expenses and would be required to be repaid regardless of operating results. Equity financing, if obtained, could result in additional dilution to our existing stockholders. Therefore, any additional capital we raise could have a negative impact on us and our stockholders by increasing dilution and/or indebtedness.

Our business depends on the acceptance of our products in both existing and new marketing areas.

          We intend to use a portion of the net proceeds from this offering to expand into new geographic areas and broaden our product offerings. Our refrigerated beverage products are currently available in the northeastern United States and, recently, portions of the south, but our beverage products have not yet been widely distributed. We do not know whether the level of market acceptance we have received in the northeastern United States for our initial products will be matched or exceeded in the geographic locations we are newly serving, or in other areas of the country as we expand our distribution in the future. As we expand our product line to include additional flavors of the refrigerated beverage, as well as the shelf-stable sports drink and the powder mix, we will face the additional uncertainty of whether these new products will gain market acceptance in any market. We can give no assurance that we will expand into new geographic areas or successfully expand our product line. It is unlikely that we will achieve profitability and otherwise have a successful business unless we are able to gain market acceptance of our existing and future products over a wide geographic area.

Consumers who try our products may not experience the health benefits we claim, which may cause them to discontinue using our products.

          There have been approximately 20 independent clinical studies that have demonstrated the health benefits of the micronutrient components of our products. However, there has been only one, small-scale study of the effects of NuVim beverages directly. That study required the subjects to consume 12 ounces of NuVim daily for six weeks. While the study did validate the positive health claims we believe our products provide, it did not consider whether a smaller quantity of the beverage or a shorter period of continued usage might provide similar benefits. Therefore, we currently cannot confirm that the health benefits of our products will be evident to casual consumers of our products. Consumers may determine that drinking 12 ounces of NuVim per day for a minimum of six weeks requires more discipline and expense than they are willing to devote. If consumers do not use our product in the quantity or for the duration we recommend, they may not achieve the health benefits we claim, which may cause them to make alternative nutritional beverage and/or dietary supplement purchasing decisions.

Our business may suffer from lack of diversification.

          Our business is centered on nutritional beverages. The risks associated with focusing on a limited product line are substantial. If consumers do not accept our products or if there is a general decline in market demand for, or any significant decrease in, the consumption of nutritional beverages, we are not financially or operationally capable of introducing alternative products within a short time frame. As a result, such lack of acceptance or market demand decline could cause us to cease operations.

Expansion of our business is dependent on our ability to expand production.

          We currently manufacture our entire product line at Clover Farms Dairy in Reading, Pennsylvania. Our ability to expand beyond our current marketing areas depends on, among other things, the ability to produce our product in commercial quantities sufficient to satisfy the increased demand. Although our present production capacity is sufficient to meet our current and short-term future production needs, production capacity may not be adequate to supply future needs. If additional production capacity becomes needed, it will be necessary to engage additional co-packers or to expand production capacity at our present co-packer facility. If we expand production at Clover Farms Dairy, we risk having to pay significantly greater transportation costs to transport our products to warehouses in other regions of the United States. Any new co-packing arrangement raises the additional risk of higher marginal costs than we currently enjoy since we would be required to negotiate new terms with any new co-packer. We may not be able to pass along these higher costs to our customers. If we are unable to pass along the higher production costs imposed by new co-packers to our customers, we either will suffer lower gross margins and lower profitability, once achieved, or we may be unable to expand our business as we have planned, which could disappoint our stockholders.

Our business contains risks due to the perishable nature of our product.

          Our current refrigerated product is a perishable beverage that has a limited shelf-life of approximately 83 days. This restricted shelf life means that we do not have any significant finished goods inventory and our operating results are highly dependent on our ability to accurately forecast near term sales in order to adjust our raw materials sourcing and production needs. When we do not accurately forecast product demand, we are either unable to meet higher than anticipated demand or we produce excess inventory that cannot be profitably sold. Additionally, our customers have the right to return products that are not sold by their expiration date. Therefore, inaccurate forecasts that either mean that we are unable meet higher than anticipated demand or that result in excess production, or significant amounts of product returns on any of our products that are not sold by the expiration date could cause customer dissatisfaction, unnecessary expense and a possible decline in profitability.

Government regulation may adversely affect our business.

          Our business is subject to government regulation, principally the United States Food and Drug Administration (the “FDA”), which regulates the processing, formulation, packaging, labeling and advertising of dietary products, and to a lesser extent, state governments, where state attorneys general have authority to enforce their state consumer protection acts. Specifically, we are subject to the Dietary Supplement and Health Education Act (“DSHEA”). Under DSHEA, dietary supplements are permitted to make “statements of nutritional support” with notice to the FDA, but without FDA pre-approval. The FDA does not allow claims that a dietary product may mitigate, treat, cure or prevent disease. There can be no assurance that at some future time the FDA will not determine that the statement of nutritional support we make on our packaging is a prohibited claim rather than an acceptable nutritional support statement. Such a determination by the FDA would require deletion of the treatment, cure or prevention of disease claim, or, if it is to be used at all, submission by our company and the approval by the FDA of a new drug application, which would entail costly and time-consuming clinical studies, or revision to a health claim, which would require demonstration of substantiated scientific evidence to support such claim and would also consume considerable management time and financial resources.

          Our advertising of dietary supplement products is also subject to regulation by the Federal Trade Commission (the “FTC”) under the Federal Trade Commission Act, which prohibits unfair or deceptive trade practices, including false or misleading advertising. The FTC in recent years has brought a number of actions challenging claims made by companies that suggest that their products are dietary supplements. No assurance can be given that actions will not be brought against us by the FTC or any other party challenging the validity of our product advertising claims.

Our business may be subject to product liability claims relating to consumer use of our products.

          As a marketer of beverages that are ingested by consumers, we face an inherent risk of exposure to product liability claims if the use of our products results in injury or our labeling contains inadequate warnings concerning potential side effects. With respect to product liability claims, we have obtained a $2.0 million liability insurance policy ($2.0 million per occurrence), which we believe is adequate for our kind of business activity. The policy contains certain exclusions that would pertain to food products such as the additional products exclusion for bodily injury or property damage arising out of the manufacture, handling, distribution, sale, application or use of certain specified products (e.g., silicone, latex, and dexfenfluramine, among others), the intended injury and the willful and intentional acts exclusions. There can be no assurance that such insurance will continue to be available at a reasonable cost, or, if available, that it will be adequate to cover potential liabilities. If we are found liable for product liability claims that exceed our coverage or are subject to a policy exclusion, such liability could require us to pay financial losses for which we have not budgeted and may not have adequate resources to cover. If the uninsured losses were significantly large enough to impact our ability to continue our then-existing level of operations, we might experience a decline in net income and earnings per share, and our stock price might suffer. In an effort to limit any liability, we generally obtain contractual indemnification from parties supplying raw materials or marketing our products. Such indemnification is limited, however, by the terms of each related contract and, as a practical matter, by the creditworthiness of the indemnifying party.

          Despite the insurance coverage that we plan on maintaining, it is possible that we may be sued if one or more consumers believe our products have caused them harm. While no such claims have been made to date, the results of any such suit could result in significant financial damages to us, as well as serious damage to the reputation and public perception of our company, even if we are ultimately found not to be at fault.

Risks Related to Investment in Our Securities

There is no present public trading market for our securities, and an active market may not develop or, if developed, be sustained. If a public trading market does not develop, our security holders may not be able to sell any of their securities.

          There is presently no public trading market for our units, common stock, Class A public warrants or Class B public warrants, and we can provide no assurance that an active market will develop or be sustained for any of these securities. If an active public trading market for our securities does not develop or is not sustained, it may be difficult or impossible for purchasers in this offering to resell their securities at any price. Even if an active public market does develop, the market price could decline below the amount our public investors paid for their units, or the assumed allocated price of the components of the units.

We will have broad discretion in using the proceeds from this offering.

          Although we have identified generally in this prospectus how we expect to use the proceeds from this offering, we will have broad discretion in determining the specific uses of the proceeds. As a result, our stockholders will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Certain of our directors, executive officers and investors will personally benefit from a substantial portion of the net proceeds of this offering.

           We will use the proceeds from this offering to repay approximately $1,058,500 owed to two of our investors, one of whom also is a director, who together provided a $1,000,000 bridge loan to us prior to this offering. In addition, approximately $235,000 of the net proceeds will be used to repay outstanding loans and accrued interest owed to two of our directors, and we will use $604,000 of the net proceeds to pay accrued salaries we owe to three of our executive officers, plus the payroll taxes associated with the deferred payments. As a result, these funds will not be available to build our business.

The Class A public warrants may be redeemed on short notice. This may have an adverse effect on their price.

           We may redeem the Class A public warrants for $0.25 per warrant on 30 days’ notice at any time after the last reported sale price per share of our common stock as reported by the Pacific Exchange equals or exceeds $6.00 for five consecutive trading days. If we give notice of redemption, holders of our Class A public warrants will be forced to sell or exercise the Class A public warrants they hold or accept the redemption price. The notice of redemption could come at a time when it may not be advisable or possible for holders of our public warrants to sell or exercise the Class A public warrants they hold.

If we do not maintain an effective registration statement or comply with applicable state securities laws, our warrant holders may not be able to exercise the Class A or Class B public warrants.

          In order for the holders of our Class A or Class B public warrants to be able to exercise their warrants, the shares of our common stock to be issued upon exercise of those warrants must be covered by an effective and current registration statement and qualify or be exempt under the securities laws of the state or other jurisdiction in which the warrantholders live. We can give no assurance that we will be able to continue to maintain a current registration statement relating to the shares of our common stock underlying the Class A or Class B public warrants or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on demand for the Class A or Class B public warrants and the prices that can be obtained from reselling them.

While the public warrants are outstanding, it may be more difficult to raise additional equity capital.

          During the term that the Class A public warrants and Class B public warrants are outstanding, the holders of the public warrants will be given the opportunity to profit from a rise in the public market price of our common stock, which public market price did not exist prior to this offering. In addition, the Class B public warrants are not redeemable by us. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time during which these public warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.

Future sales or the potential for future sales of shares of our common stock may cause the trading price of our common stock and public warrants to decline and could impair our ability to raise capital through subsequent equity offerings.

           Approximately 22% of our outstanding common stock will be held by our current stockholders following this offering. If these stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Prior to this offering, there has been no public market for any of our securities. However, once a market is created, These sales could also make it more difficult for us to sell shares of our common stock or equity-related securities in the future.

           Immediately after the sale of the units in this offering, we will have 5,112,050 shares of common stock outstanding. Assuming that all existing stockholders sign lock-up agreements with the underwriters that restrict their ability to transfer stock for up to one year from the effective date of this prospectus, approximately 1,112,050 shares of common stock will become eligible for sale in the public market after this one-year period, subject to the restrictions of Rule 144 promulgated under the Securities Act of 1933, as amended. For more information see “Shares Eligible for Future Sale.”

           In addition, we intend to file a registration statement under the Securities Act of 1933, as amended, after the completion of this offering to register our existing option plans. We expect this registration statement to become effective immediately upon filing. Holders of stock options have also signed one-year lock-up agreements, and if all holders of outstanding options exercisable at the end of the one-year period were to exercise and sell the shares issuable upon exercise of these options, approximately 578,316 additional shares of common stock (including 613,000 option shares issuable upon exercise of options expected to be granted on the effective date of our 2005 option plans) will become eligible for sale and freely tradeable in the public markets at the end of the one-year period.

FORWARD-LOOKING STATEMENTS

          We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words. These statements are only predictions. You should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside our control, involve a number of risks, uncertainties and other factors, that could cause actual results and events to differ materially from the statements made including, but not limited to, the following:

•	our ability to generate sufficient cash flows to support capital expansion plans and general operating activities;

•	decreased demand for our products resulting from changes in consumer preferences;

•	competitive products and pricing pressures and our ability to gain or maintain our share of sales in the marketplace as a result of actions by our competitors;

•	the introduction of new products;

•	an inability to achieve volume growth through new distribution points, marketing and advertising;

•

laws and regulations, and/or any changes therein, including changes in accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations) and environmental laws as well as the Federal Food Drug and Cosmetic Act, the Dietary Supplement Health and Education Act, and regulations made thereunder or in connection therewith, as well as changes in any other food and drug laws, especially those that may affect the way in which our products are marketed, labeled or sold, including the contents thereof, as well as laws and regulations or rules made or enforced by the Food and Drug Administration or the Federal Trade Commission, as well as certain state regulatory agencies;

•

changes in the cost and availability of raw materials and the ability to maintain favorable supply arrangements and relationships and procure timely and/or adequate production of all or any of our products;

•

our ability to achieve earnings forecasts, which may be based on projected volumes and sales of many product types and/or new products, certain of which are more profitable than others; consequently, we can give no assurance that we will achieve projected levels or mixes of product sales;

•	our ability to penetrate new markets;

•	the marketing efforts of distributors of our products, most of which distribute products that are competitive with our products;

•	unilateral decisions by distributors, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time;

•	the terms and/or availability of our loan agreements and the actions of our creditors;

•	the effectiveness of our advertising, marketing and promotional programs;

•	changes in product category consumption;

•	unforeseen economic and political changes;

•	possible recalls of our products; and

•	our ability to make suitable arrangements for the co-packing of our products.

          The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described by us in “Risk Factors,” not all of which are known to us. Neither we nor any other person assumes responsibility for the accuracy or completeness of these statements. We will update this prospectus only to the extent required under applicable securities laws. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.

USE OF PROCEEDS

           We estimate that the net proceeds from the sale of the 1,000,000 units that we are selling in this offering will be approximately $10,008,500, or $11,664,500 if the underwriters exercise their over-allotment option in full, based on an assumed public offering price of $12.00 per unit, and after deducting the estimated underwriting discount of $960,000 and estimated offering expenses of approximately $1,031,500 payable by us, together totaling approximately $1,991,500.

We currently expect to allocate the net proceeds of this offering as follows:

Advertising	$2,800,000	28.0%
Sampling/coupons	1,850,000	18.5
Repayment of short-term loans: bridge loan and loan from the representative	1,080,000	10.8
Repayment of loans from unrelated parties	601,300	6.0
Payment of accrued salaries due to executive officers	604,000	6.0
Funding of NuVim Powder LLC	300,000	3.0
Marketing and promotion	300,000	3.0
Slotting fees	300,000	3.0
Repayment of loans due to directors and officers	235,000	2.3
Payment to SMBI for assignment of NuVim trademark and payable	453,000	4.5
Working capital	1,485,200	14.8

Total	$10,008,500	100.0%

          The short-term loans include both the $1,000,000 loan we received from Dick Clark, our spokesperson, and Stanley H. Moger, one of our directors (the “bridge loan”), and a $20,000 loan we received from Paulson Investment Company, Inc., the representative of the underwriters. Both of these loans were made since July 2004, and we agreed to repay them out of the net proceeds of the offering. The interest rate on the Clark/Moger loan was initially 10% but increased to 15% on January 1, 2005. The interest rate on the Paulson loan is 10%. We used the proceeds from these loans to launch a new television advertising campaign, to repay a portion of the outstanding balance owed to SMBI under our supply agreement, to pay certain fees and expenses incurred in connection with this offering and for working capital and general corporate purposes. See “Related Party Transactions” for a more detailed description of the bridge loan from Messrs. Clark and Moger and the consideration we have paid for that loan.

           Of the loans due to directors and officers, $100,000 was loaned to us by Donald Farley, one of our directors, in 2002, and he is owed approximately $141,000 including accrued interest, which was initially 8% but which increased to 14% on December 31, 2002. Of the remaining balance, approximately $77,000 was loaned to us, interest-free, by Richard P. Kundrat, our Chief Executive Officer, from time to time during 2004 and 2005 and $17,000 was loaned by Paul J. Young, Vice President of Operations, in March 2005. Mr. Young’s loan bears interest at 17%. The loan proceeds from Mr. Farley, Mr. Kundrat and Mr. Young were used to fund working capital needs.

           Messrs. Kundrat, Sullivan and Young deferred their salaries from August 2002 through November 2004, and January through February 2005, in order to assist our cash flow needs. They have agreed that the funds they will receive from the net proceeds will satisfy the accrued compensation claims owed to them through February 28, 2005. Of the $604,000 allocated for this purpose, approximately $73,000 constitute payroll tax payments to be made in connection with these compensation payments.

          Our general corporate and working capital needs include general and administrative salaries, accounting, legal and consulting fees, payment of accounts payable related to the television advertising campaign launched in 2004, rent and other facilities expenses and other working capital needs.

          The foregoing discussion is merely an estimate based on our current business plan. We may find it necessary or advisable to use portions of the net proceeds we receive from this offering for other purposes, and we will have broad discretion in applying the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, investment-grade interest-bearing securities.

DIVIDEND POLICY

          We have never declared or paid any dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently expect to retain our future earnings, if any, for use in the operation and expansion or our business. Any future decision to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors our Board of Directors may deem relevant. Following this offering, there will be no restrictions that limit our ability to pay dividends on our capital stock.

CAPITALIZATION

The following table sets forth our:

•	actual capitalization as of December 31, 2004;

•

pro forma capitalization after giving effect to the following restructuring events that occurred subsequent to December 31, 2004: (i) the Spencer Trask debt extinguishment transaction; (ii) the Clark note conversion; and (iii) the preferred stock conversion; and

•

pro forma as adjusted capitalization after giving effect to (i) the restructuring events described above; and (ii) the sale by us of 1,000,000 units in this offering, after deducting the underwriting discount and estimated offering expenses payable by us.

          You should read this table in conjunction with the sections of this prospectus captioned “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the financial statements and related notes included elsewhere in this prospectus.

	December 31, 2004

	Actual	Pro Forma	Pro Forma As Adjusted

STOCKHOLDERS’(DEFICIT) EQUITY
Preferred stock, $0.00001 par value; 65,000,000 shares authorized; 4,875,850 shares of Series A designated and issued and outstanding; and 50,000,000 shares of Series C designated and 3,623,000 shares of Series C issued and outstanding actual and pro forma; no shares issued and outstanding pro forma as adjusted	$85	—	—
Common stock, $0.00001 par value; 120,000,000 shares authorized; 414,073 shares issued and outstanding actual; 1,112,050 shares issued and outstanding pro forma; 5,112,050 shares issued and outstanding pro forma as adjusted	4	11	51
Additional paid-in capital	8,377,140	14,545,409	24,553,869
Accumulated deficit	(17,848,159)	(17,918,159)	(17,918,159)
Total stockholders’ equity (deficit)	$(9,470,930)	$(3,372,739)	$6,635,761

DILUTION

           If you invest in our units, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering. As of December 31, 2004, our net tangible book value was a negative $9,470,930 or a deficiency of $22.87 per share of common stock. Our pro forma net tangible book value prior to the offering was a negative deficiency of approximately $3,372,739, or a deficiency of $3.03 per share of common stock, assuming the effects of (i) the debt restructuring events occurring concurrently with this offering in which a total of 461,700 shares of common stock were issued to extinguish outstanding debt totaling $5,923,191; (ii) the conversion of all outstanding shares of Series A preferred stock and Series C preferred stock into 154,613 shares of common stock; and (iii) the automatic conversion of a convertible note into 20,416 unregistered units, including 81,664 shares of common stock. Pro forma net tangible book value per share represents the amount of our total assets less intangible assets and less our total liabilities, divided by the total pro forma number of shares of common stock outstanding.

           For purposes of the dilution calculation and the following tables, we have allocated the full purchase price of a unit to the four shares of common stock included in the unit and nothing to the warrants included in the unit. After giving effect to the sale of our shares of common stock in this offering at an assumed initial public offering price of $3.00 per share and our receipt of the estimated net proceeds of the offering, our pro forma as adjusted net tangible book value as of December31, 2004 would have been approximately $6,635,761, or $1.30 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $4.33 per share to existing stockholders and an immediate dilution of $1.70 per share or 57% to new investors in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share			$3.00
Net tangible book value (deficiency) per share as of December 31, 2004		$(22.87)
Effect of conversion of preferred stock into common stock	$6.22
Effect of debt restructuring concurrent with this offering	13.62

Pro forma net tangible book value (deficiency) per share prior to this offering		(3.03)
Increase per share attributable to new investors		4.33

Pro forma as adjusted net tangible book value per share after this offering			1.30

Dilution in net tangible book value per share to new investors			$1.70

           If the underwriters’ over-allotment option is exercised in full, dilution per share to new investors would be $1.52 per share or 51% of common stock.

           The following table summarizes, as of December 31, 2004, on the pro forma basis described above, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting the underwriters’ discount and our estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price Per Share

	Number	Percent	Amount	Percent

Existing stockholders	1,112,050	21.8%	$13,366,574	52.7%	$12.48

New investors	4,000,000	78.2	12,000,000	40.3	$3.00

Total	5,112,050	100.0%	$25,366,574	100.0%

           The total consideration of $13,366,574 paid by existing stockholders includes $5,640,450 paid in cash, $6,539,977 of converted debt and accrued interest and $1,186,147 of stock issued for services or employee compensation.

          The above computations also assume completion of the preferred stock conversion, the Clark note conversion and the Spencer Trask debt extinguishment transaction and no exercise of outstanding options or warrants to purchase common stock, the underwriters’ over-allotment option, the public warrants included in units sold in this offering, or the representative’s warrants. To the extent that these options and warrants are exercised, there will be further dilution to new investors.

           If the underwriters exercise their over-allotment option in full, our existing stockholders would own 19.5% and our new investors would own 80.5% of the total number of shares of our common stock outstanding after this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

          The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among others, those listed under “Forward-Looking Statements” and “Risk Factors” and those included elsewhere in this prospectus.

Overview

          We produce, market and distribute NuVim dietary supplement beverages, which contain two proprietary micronutrients derived from cow’s milk, known as LactoActin and LactoMune. NuVim beverages are non-dairy, virtually lactose-free and fortified with vitamins and minerals. Except for Asia, Australia and New Zealand, we have an exclusive worldwide license agreement with Stolle Milk Biologics, Inc. (“SMBI”) to use these proprietary micronutrients in carbonated and non-carbonated beverages (and in powders designed for reconstitution based on those beverages), excluding certain milk, yogurt and nutritional meal replacement products. We currently sell our ready-to-drink dietary supplement beverages in 13 states, principally in the northeast and southeast, and the District of Columbia.

          We currently generate sales, income and cash flows by developing and marketing refrigerated beverage products. Our products are produced by third party manufacturers of beverage products. We generally sell these products to retailers as well as distributors.

           A primary component of our costs is marketing expenditures to support our brand including advertising costs, sponsorship fees and special promotional events. We focus on developing brand awareness, and trial and repeat purchases through advertising and sampling, both in stores and at events. Retailers receive rebates, promotional pricing incentives and slotting fees, which are fixed amounts that we pay to gain preferable shelf location for our products. We also use in-store promotions and in-store placement of point-of-sale materials and endorsements from selected public figures. Consumers receive coupons, discounts and promotional incentives. These marketing expenditures help to enhance distribution and availability of our products as well as increase consumer awareness and preference for our brands. We believe that these marketing and promotional activities are critical to the growth of our business.

          NuVim was established in 1999 in conjunction with SMBI, the owner of the proprietary technology, to produce, market and distribute beverages that use this proprietary micronutrient technology. Our product line currently consists of three varieties of a natural, fruit-flavored dietary supplement beverage. We also have three new flavors in development. Our future plans include expanding our product offerings to include a three-variety line of NuVim-branded shelf-stable sports drinks incorporating the same micronutrients and a three-variety line of powder mixers that will be able to deliver LactoActin and LactoMune in powder form to mix with milk, juice, yogurt or cereal. Although we have demonstrated the concepts and manufactured the product lines on a trial basis to prepare for commercialization, we have not yet begun marketing either product. Development and testing of new products and flavors do not have a material impact on our results of operations. We intend to test market one flavor of our refrigerated beverage in 2005. If the results of the test are successful, we expect to spend approximately $80,000 to $120,000 in additional slotting fees and working capital to add the flavor to our existing product line. We plan to begin marketing the sports drink through distributors, and the powder mix through NuVim Powder LLC and our website in the spring of 2005. Initial production for these products will require a working capital outlay of approximately $75,000 for ingredients, packaging and production. Additionally, we expect to provide funding of approximately $300,000 to NuVim Powder LLC for advertising and promotion.

           Our products are primarily sold in 64-ounce cartons in supermarkets. In our initial product launch in 2000, we distributed the product through supermarkets in the New York metropolitan area. We later expanded to the Baltimore/ Washington, Philadelphia, Harrisburg, Pittsburgh, Rochester, Buffalo, Syracuse and Richmond metropolitan areas. The product launch was supported by radio advertising, product sampling, store circular advertising and other promotional activities. The product launch resulted in increased gross sales in each of the years 2000, 2001 and 2002, to a high of $3,539,118 in 2002. However, the cost of marketing and promotional programs to support the growth resulted in negative cash flows in each of these years. Because we were not able to raise additional financing required to support the promotional and marketing programs at historical levels, we stopped substantially all advertising and sampling programs and reduced promotions of our products in the second half of 2002. As a result of these cutbacks in advertising, sampling and promotional activities, our gross revenues declined each quarter, from the fourth quarter of 2002, through the second quarter of 2004. During the third quarter of 2004, we added distribution in the southeastern United States, primarily through the Publix supermarket chain. We also secured $1,000,000 in senior secured debt financing, part of which was used to launch a television advertising campaign to promote our refrigerated product. We experienced increased case shipments over the immediately preceding quarter of approximately 4.6% in the third quarter of 2004, and 2.8% in the fourth quarter of 2004, as a result of the expansion and advertising. We have also increased sampling, coupon and promotional activities in the first quarter of 2005 and are anticipating an increase in gross case shipments of approximately 9% over the approximately 18,900 cases shipped in the fourth quarter of 2004. We believe that one of the keys to success in the nutritional beverage industry is continued advertising and promotion to drive consumer awareness, trial, and repeat purchases of our product. We intend to use a significant portion of the net proceeds of this offering for advertising and promotional activities to build brand awareness.

           Our business plan contemplates increasing consumer sales in the current approximately 2,800 supermarkets where our product is sold and expanding the number of supermarkets. We expect to accomplish this by increasing trial and repeat purchases through advertising, sampling and promotion. We also expect to expand our customer base to include convenience stores, club stores, nutrition centers and health food outlets and other retail establishments to carry our 16-ounce product. In July 2004, we secured $1,000,000 in bridge financing and, in the third and fourth quarters of 2004, launched television advertising and promotion activities to support our business, which we will reinstate following the completion of this offering. Additionally, in 2004, we added the Publix Supermarket chain to gain supermarket distribution in Florida, South Carolina, Tennessee and Georgia.

           The table set forth below discloses selected data regarding sales for the two years ended December 31, 2003 and 2004. Data from any one or more quarters is not necessarily indicative of annual results or continuing trends.

           Sales of beverages are expressed in unit case volume. A “unit case” means a unit of measurement equal to 512 U.S. fluid ounces of finished beverage (eight 64-ounce servings). Unit case volume means the number of unit cases (or unit case equivalents) of beverages directly or indirectly sold by us. Gross cases sold to the customer represents the number of cases shipped to the customer prior to any returned cases for product that has not been sold by its expiration date. .

Unit Case Volume/Case Sales

	Year Ended December 31,

	2003	2004

Gross Cases Sold	127,609	77,395
Gross Sales	$2,335,676	$1,411,355
Net Sales	$1,710,929	$958,785

           Gross sales are the amount invoiced to customers, while net sales deduct from gross sales payment or discount terms, promotional allowances, slotting fees, warehouse damage and returned goods in accordance with the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 01-09, Accounting For Consideration Given By a Vendor to a Customer. We pay slotting fees when our products are initially introduced to a new account and run price feature promotions to encourage trials of our product. As the product matures, we anticipate that we will be able to run fewer price promotions and will not incur additional slotting fees. Cases sold decreased 50,214, or 39%, for the year ended December 31, 2004, when compared to the prior year. As discussed above, we believe the declining sales volume incurred from the fourth quarter of 2002 through the second quarter of 2004 was the result of decreased advertising, sampling and marketing activities in support of our refrigerated product. We intend to use a portion of the proceeds from this offering to increase advertising and marketing activities that were begun in the third quarter of 2004.

Results of Operations

Results of operations for the year ended December 31, 2003 compared to the year ended December 31, 2004

           Gross Sales . For the year ended December 31, 2004, gross sales were $1,411,355, a decrease of $924,321, or 40% lower than gross sales of $2,335,676 for the year ended December 31, 2003. The decrease in gross sales is primarily attributable to a 39% decrease in case volume resulting from reduced promotional and discontinued advertising spending. We suspended substantially all advertising after the first half of 2002 due to a lack of funding. This has resulted in a steady decline in sales since these programs were reduced or terminated, due to a decrease in repeat purchases of our products and the loss of certain accounts due to the lower sales volume per store.

           Discounts, Allowances and Promotional Payments . For the year ended December 31, 2004, promotional allowances and discounts were $452,570, a decrease of $172,177 or 28% lower than the promotional allowances and discounts of $624,747 for the year ended December 31, 2003. This decrease is primarily attributable to decreased promotional allowances of $109,178, product returned after its expiration date of $43,686 and discounts for timely invoice payment of $22,728. Promotional price allowances and discounts for early payment are generally earned based on the number of cases purchased by the retailer and total gross sales invoiced, respectively. Therefore, these amounts decreased primarily as a result of the 39% decline in case volume discussed above. Product returns decreased at a lower rate than gross sales. While gross sales volume has declined due to the reduction of sampling and advertising support described above, we have continued to ship product to supermarkets to keep shelves stocked and maintain distribution in the stores until funding is obtained to reinstate the advertising programs. Therefore, the amount of returns has not decreased in proportion to sales. Discounts, Allowances and Promotional payments as a percentage of gross sales increased slightly from 27% for the year ended December 31, 2003 to 32% for the year ended December 31, 2004, primarily due to the increased returns of product not sold by its expiration date in proportion to sales revenue discussed above. Discounts, Allowances and Promotional Payments are comprised of the following:

	Year Ended December 31,
			Increase (Decrease)	Percentage
	2003	2004

Discounts for timely payment	$48,323	$25,595	(22,728)	(47)%
Product returned after its expiration date	204,999	161,313	(43,686)	(21)%
Promotional price allowances, coupons and other incentives	366,710	257,532	(109,178)	(30)%
Slotting fees	4,715	8,130	3,415	72%

Total Discounts, Allowances and Promotional Payments	$624,747	$452,570	(172,177)	(28)%

           Net Sales . Net sales for the year ended December 31, 2004 were $958,785, a decrease of $752,144, or 43% lower than net sales of $1,710,929 for the year ended December 31, 2003. The decrease in net sales is primarily attributable to the decrease in cases sold discussed above.

           Cost of Sales . For the year ended December 31, 2004, cost of sales were $737,642, a decrease of $533,014 or 42% lower than cost of sales of $1,270,656 for the year ended December 31, 2003. The decrease in cost of sales was primarily attributable to a 39% decrease in cases sold discussed above.

           Write Down of Obsolete Inventory. Write off of obsolete inventory represents inventory related to our sports drink product. In 2003, we wrote off ingredients, packaging and finished goods related to the sports drink. We developed and commercially produced the product. However, we decided not to actively market and distribute the product due to a lack of funding to support the product launch.

           Gross Profit . Gross profit was $221,143 for the year ended December 31, 2004, a decrease of $5,723, or 3%, over the $226,866 gross profit for the year ended December 31, 2003. Gross profit as a percentage of gross sales was 16% for the year ended December 31, 2004, compared to a gross profit as a percentage of gross sales of 10% for the year ended December 31, 2003. The increase in gross profit as a percentage of gross sales was primarily due to the write off of inventory related to the sports drink in 2003, partially offset by the increase in credits for product not sold by its expiration date, both of which are described above. Gross profit as a percentage of net sales, excluding the impact of inventory write offs was 19% in for the year ended December 31, 2003.

           Selling, General and Administrative Expenses . Selling, general and administrative expenses were $2,092,898 for the year ended December 31, 2004, an increase of $125,103, or 6%, from selling, general and administrative expenses of $1,967,795 for the year ended December 31, 2003. Selling, general and administrative expenses exceeded net sales in each period as we are in an early stage of our development and have not achieved sales volumes sufficient to generate net sales in excess of our selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily attributable to increased advertising expenses in the third and fourth quarter of 2004, resulting from increased television advertising.

           Loss from Operations . Loss from operations was $1,871,755 for the year ended December 31, 2004 compared to $1,740,929 for the year ended December 31, 2003. The $130,826 increase in loss from operations was primarily attributable to the increased operating expenses described above.

           Interest Expense . Interest expense was $578,560 for the year ended December 31, 2004, a decrease of $130,650, or 18%, from interest expense of $709,210 for the year ended December 31, 2003. The decrease in interest expense is primarily attributable to non-cash interest expense of $178,000 related to warrants issued in connection with borrowings from related party senior notes incurred during 2003, partially offset by an increase in interest on borrowings from the senior notes – related party issued in the second half of 2004.

          Gain on Forgiveness of Accounts Payable. Gain on forgiveness of accounts payable represents the difference between the invoiced amount and the amount in the form of a note payable for fees to a law firm incurred and expensed in 2002.

           Income Tax Benefit. Income tax benefit was $258,476 for the year ended December 31, 2004, and $211,131 for the year ended December 31, 2003. This amount represents net proceeds realized from the sale of State of New Jersey tax benefits resulting from net operating losses.

           Net Loss . Net loss was $2,131,581 for the year ended December 31, 2004 compared to $2,239,440 for the year ended December 31, 2003. The $107,859 decrease in net loss from operations was primarily attributable to the lower interest expense and gain on forgiveness of accounts payable, offset by the increased advertising expense discussed above.

Liquidity and Capital Resources

           Our operations to date have generated significant operating losses that have been funded through the issuance of common stock, preferred stock and external borrowings, including a line of credit with a bank and loans from our executive officers, directors and principal stockholders. We will require additional sources of outside capital to continue our operations.

           As of December 31, 2004, we had $277,649 of cash on hand and a working capital deficit of $9,941,740 and were in default on approximately $7,500,000 of principal and accrued interest on outstanding indebtedness. Concurrently with this offering, we plan to restructure and reduce our outstanding indebtedness by approximately $5,922,000 through the issuance of 461,700 shares of common stock to our principal debt holder and guarantor of our bank loan. Additionally, concurrently with the closing of this offering, a convertible note payable of $175,000 that is in default will automatically convert $245,000 of value into approximately 20,416 unregistered units otherwise identical to the units offered to the public (based on a $12 unit price in this offering), and we will pay approximately $1,900,000 of advances, notes payable and accrued interest thereon with the proceeds of this offering to eliminate all defaults on our debt agreements. Additionally, we will pay approximately $600,000 in past due salaries, $453,000 in past due payables to SMBI and $500,000 of past due advertising.

           We have not paid interest due monthly on a demand note for $2,500,000 with the Bank of Wachovia since March 2003. The note is secured by all of our assets, subordinated to the rights of the lenders of the bridge loan issued in July 2004, and guaranteed by Spencer Trask Specialty Group. The bank has not made a demand for payment on the note, and we have not recorded any default interest thereon. We are in default of approximately $2,480,000 in senior convertible notes payable, plus accrued interest, to a group of entities related to Spencer Trask, with maturity dates ranging from December 31, 2002 to September 3, 2003. Please see “Related Party Transactions” for details regarding the identity of the specific Spencer Trask-related entities and the amounts owed to each, including interest. The notes bear default interest at 14% and are secured by all of our assets. The group of entities related to Spencer Trask have agreed, upon consummation of this offering, to accept 461,700 shares of our common stock in consideration for payment of outstanding principal and interest on the Wachovia loan and satisfaction of senior notes payable to them.

           We are also in default on approximately $385,000 in subordinated convertible notes payable to management, directors and certain of our preferred stock investors, all of which have maturity dates of December 31, 2002. The notes accrue default interest at a rate of 14% per year and will be paid with the proceeds of this offering.

           We have not repaid our $1,000,000 senior secured bridge loan and $175,000 convertible note to our spokesperson by their maturity dates. Therefore, they are due on demand and accruing interest at the default rate of 15%, effective January 1, 2005. The bridge loan and approximately $55,000 in accrued interest thereon will be paid from the proceeds of this offering. The convertible note will automatically convert into $245,000 of unregistered units (20,416 units) identical to the units offered in this offering, at the initial public offering price, if the offering is consummated by April 30, 2005. If the offering is not consummated by April 30, 2005, the note becomes a demand note, convertible at the holder’s option into unregistered units (or common stock, if the offering is not consummated) at $1.00 per unit or share, as the case may be, subject to certain conditions described in the promissory note.

           Additionally, at December 31, 2004, we owe approximately $551,000, representing accrued and unpaid salaries and taxes, including salaries of $508,000 due to three executive officers for the eleven months ended November 30, 2004. The 2004 accrued and unpaid salaries, as well as approximately $96,000 in unpaid salaries and taxes for 2005, will be paid from the net proceeds of this offering.

           We had working capital deficits of $8,484,824 and $9,941,740 as of December 31, 2003 and 2004, respectively. The increase in the working capital deficit was primarily attributable to increased borrowings from related parties to fund operating losses and accrued interest thereon.

           Net cash used in operating activities for the year ended December 31, 2004 was $388,450 compared to cash used in operating activities of $386,889 during 2003. The decrease in cash used by operating activities of $1,561 was primarily attributable to a decreased net loss of $107,859 and a decrease in cash from the changes in operating assets and liabilities of $855,469, offset by a decrease in adjustments to reconcile net loss to cash used in operating activities of $746,069. The increase in cash from the changes in operating assets and liabilities is primarily due to: (i) an increase in accounts payable of 362,890 resulting from the television advertising campaign in the third and fourth quarter of 2004; (ii) a reduction in uncollected accounts receivable of $133,660 due to decreased sales; and (iii) increased accrued expenses related to the proposed public offering of common stock of $69,317, offset by a reduced benefit from the decrease in restricted cash of $100,000 resulting from the application of prepayments to SMBI against accounts payable in 2003. The decrease in adjustments to reconcile net loss to cash used in operating activities is primarily due to a decrease in the provision for discounts, allowances and promotional payments of $172,177, stock-based compensation for shares of stock issued to employees for services of $231,647, decreased non-cash interest expense related to warrants issued in connection with debt of $178,000 and increased write-offs of inventory related to discontinued flavors and excess sports drink inventory of $213,407.

           Net cash provided by financing activities was $440,956 and $613,757 for the years ending December 31, 2003 and 2004, respectively. Net cash provided by financing activities primarily consisted of loans from stockholders and related parties in 2003 and 2004. Costs incurred related to the proposed public offering of $441,243 have been recorded as a reduction of cash provided by financing activities.

Pro Forma Financial Information

           The pro forma financial information set forth in Summary Financial Information reflects certain restructuring events that will occur concurrently with this offering after December 31, 2004 as follows:

•

In December 2004, the holders of our Series A and C preferred stock agreed to automatically convert their shares into 154,613 shares of common stock upon the consummation of an underwritten public offering and waive any anti-dilution rights related to the preferred stock;

•

In December 2004, four entities related to Spencer Trask Specialty Group LLC agreed to accept 461,700 shares of common stock in settlement of senior convertible promissory notes and accrued interest thereon, aggregating $3,220,750 and the payment of loan from the Bank of Wachovia aggregating $2,633,672; and

•

Automatic conversion of a convertible promissory note issued in payment of past services to our spokesperson, Dick Clark, resulting in the issuance of 20,416 units, including 81,664 unregistered shares of common stock, 81,664 unregistered Class A warrants and 81,664 unregistered Class B warrants.

           The pro forma Selected Balance Sheet Data included in the Summary Financial Information reflect the restructuring events described above, as if they occurred on December 31, 2004. The pro forma balance sheet is presented to assess the impact of the restructuring on historical results. However, it is not intended to forecast our actual financial position at the date of the offering. Results at the date of the offering may differ due to, among other things, the use of the bridge loan proceeds to fund operations. The table below describes the adjustments to the December 31, 2004 results.

	December 31, 2004

	Total Liabilities	Total Stockholders Equity (Deficit)	Common Shares Outstanding

Actual, as reported	$10,372,620	$(9,470,930)	414,073
Conversion of Series A and Series C Preferred Stock to Common Stock	—	—	154,613
Issuance of Common Stock in exchange for Subordinated Convertible Notes and accrued interest thereon, and the payment of Demand Note to a bank on behalf of the Company and accrued interest thereon	(5,923,191)	5,923,191	461,700
Automatic conversion of Note Payable to spokesperson	(175,000)	175,000	81,664

Pro forma for the restructuring events described above	$4,274,429	$(3,372,739)	1,112,050< /R>

Application of Recent and Critical Accounting Policies and Pronouncements

Recent Accounting Pronouncements

          In January 2003, the FASB issued interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities”. The primary objectives of this interpretation are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities”) and how to determine when and which business enterprise (the “primary beneficiary”) should consolidate the variable interest entity. This new model for consolidation applies to an entity in which either (i) the equity investors (if any) do not have a controlling financial interest; or (ii) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that the primary beneficiary, as well as all other enterprises with a significant variable interest entity, make additional disclosures. Certain disclosure requirements of FIN 46 were effective for financial statements issued after January 31, 2003. In December 2003, the FASB issued FIN 46 (revised December 2003) , “Consolidation of Variable Interest Entities” (“FIN 46-R”) to address certain FIN 46 implementation issues. The effective dates and impact of FIN 46 and FIN 46-R are as follows: (i) Special-purpose entities (“SPEs”) created prior to February 1, 2003: We must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ended after December 15, 2003. (ii) Non-SPEs created prior to February 1, 2003: We were required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004. (iii) All entities, regardless of whether SPE, that were created subsequent to December 31, 2003: The interpretation applies immediately. We do not have any arrangements with variable interest entities that will require consolidation of their financial information in our financial statements.

Critical Accounting Estimates

          The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure on contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions and conditions.

          Critical accounting policies are defined as those that are reflective of significant judgments, estimates and uncertainties and potentially result in materially different results under different assumptions and conditions. For a detailed discussion on the application of these and other accounting policies see Note 2 to our financial statements.

           Placement and Promotional Allowances and Credits for Product Returns

           As an inducement to our customers to promote our products in preferred locations of their stores, we provide placement and promotional allowances to certain customers. We also provide credits for customer coupon redemptions and product which has not been sold by its expiration date. These allowances and credits are reflected as a reduction of revenue in accordance with Emerging Issues Task Force (“EITF”) No. 01-9, which requires certain sales promotions and customer allowances previously classified as selling, general and administrative expenses to be classified as a reduction of sales or as cost of goods sold. Provisions for promotional allowances are recorded upon shipment and are typically based on shipments to the retailer during an agreed upon promotional period. We expect to offer promotional allowances at historical levels in the near future as an incentive to our customers. Slotting or placement fees are deducted from revenue in the period paid. Provisions for coupon redemptions and product returned that has reached its expiration date are based on historical trends. Information such as the historical number of cases returned per unit shipped, product shelf life, current sales volume, and coupons distributed during the period are used to derive estimates of the required allowance. As we expand production and introduce new products, we may incur increased levels of returned goods. Also, our estimates assume we will continue as a going concern and maintain distribution with wholesalers and supermarkets that currently carry our product. If a supermarket or wholesaler discontinues our product, we may experience return rates in excess of our historical trend. This could result in material charges to future earnings for reimbursements to our customers for returned, unsold product.

          Accounts Receivable

          We evaluate the collectibility of our trade accounts receivable based on a number of factors. Accounts receivable are unsecured, non-interest bearing obligations that are typically due from customers within 30 days of the invoice date. We apply collections in accordance with customer remittance advices or to the oldest outstanding invoice if no remittance advice is presented with payment.

          We estimate an allowance for doubtful accounts and revenue adjustments based on historical trends and other criteria. Further, as accounts receivable outstanding are deemed uncollectible or subject to adjustment, these allowances are adjusted accordingly. In circumstances where we become aware of a specific customer’s inability to meet its financial obligations to us, a specific reserve for bad debts is estimated and recorded which reduces the recognized receivable to the estimated amount we believe will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on our recent past history and an overall assessment of past due trade accounts receivable outstanding. We also estimate the amount of credits for product placement, promotion and expired product that are expected to be issued for product sold based on an evaluation of historical trends and record an allowance when the sale is recorded.

          Inventories

          Inventories are stated at the lower of cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and/or our ability to sell the products and production requirements. Demand for the our products can fluctuate significantly. Factors which could affect demand for our products include unanticipated changes in consumer preferences, general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by customers and/or continued weakening of economic conditions. Additionally, our estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory.

          Inflation

          We do not believe that inflation had a significant impact on our results of operations for the periods presented.

          Off-Balance Sheet Transactions

           At December 31, 2003 and 2004, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

BUSINESS

Introduction

          We produce, market and distribute NuVim dietary supplements in beverage form, which contain two proprietary micronutrients derived from cow’s milk, known as LactoActin and LactoMune. These two micronutrients, in their patented formulation, have been shown in independent clinical studies to help strengthen the immune system, support muscle flexibility and promote sturdy joints when consumed over time in certain quantities. NuVim dietary supplement beverages are non-dairy, virtually lactose-free and fortified with vitamins and minerals. By incorporating these micronutrients into our nutritional beverages, we believe that we are able to provide consumers with a good-tasting beverage choice that provides benefits unlike any other on the market. Except for Asia, Australia and New Zealand, we have an exclusive worldwide license agreement with SMBI to use these proprietary micronutrients in carbonated and non-carbonated beverages (and powders based on such beverages designed for reconstitution), excluding certain milk, yogurt and nutritional meal replacement products.

          Our first product line was introduced in May 2000. Our product line currently consists of three flavors of refrigerated dietary supplement beverages, including Orange Tangerine, Fruit Symphony and Strawberry Vanilla and are available in 64-ounce cartons. Orange Tangerine and Strawberry Vanilla are also available in 16-ounce bottles.

           NuVim beverages are currently available in 13 states and the District of Columbia. Our 64-ounce cartons are currently sold in over 2,800 supermarkets, as of December 31, 2004, including, but not limited to Shop Rite Supermarkets, Publix SuperMarkets, Pathmark Supermarkets, Giant Supermarkets, A&P Supermarkets, Stop & Shop, Food Emporium, Waldbaums, Mars Super Markets, Wegmans Food Markets, Supervalue Supermarkets and Acme Markets. Our relationship with Publix, which expanded our distribution by 830 supermarkets and four states, began in September 2004. Our 16-ounce bottles are sold in selected retail locations, including small grocery stores, delicatessens and a limited number of chain supermarkets in the New York metropolitan area, but accounted for less than 5% of our net revenues for the nine months ended September 30, 2004.

          In the future we plan to introduce three new flavors of the 64-ounce size beverage – chocolate, vanilla and peach – at least one of which we expect to test market in 2005. Also in 2005, we expect to introduce a line of shelf-stable (non-refrigerated) sports drinks and, through our majority-owned subsidiary, NuVim Powder LLC, chocolate, vanilla and strawberry flavors of a powder version of our nutritional beverage. Both the sports drink and the powder product will deliver the same health benefits as our existing refrigerated product.

Industry Background

          NuVim, as a dietary supplement in beverage form, is considered part of the “functional foods” category of the nutrition industry. Functional foods are defined as foods and beverages that promise health benefits beyond their inherent nutritional value. The largest segment of the functional foods category is beverages according to Business Communications Company, Inc. (“BCC”) Functional beverages include a variety of drinks, such as sports drinks, energy drinks, enhanced fruit drinks, soy beverages, ready-to-drink tea and bottled water.

          The functional beverage market in the United States has developed beyond being a niche category of drinks meant for better health and well-being. The wide variety of functional beverages makes available options that can appeal to many types of consumers who have become taste- and ingredient-conscious as well as more sophisticated about their overall food consumption. In its 2004 report on the United States functional beverages market, Frost & Sullivan cites the following trends in the functional beverages market:

•	physical fitness and mental well-being are the core needs driving the functional beverage industry;

•	the variety of functional beverages has grown to appeal to almost all demographics of consumers;

•	the growing ethnic population in the United States influences beverage consumption patterns with their use of novel ingredients; and

•	while still a small segment of the competitive and already crowded beverage industry, functional beverages have splintered into many subcategories with their own consumer target markets.

          BCC estimates that the functional beverage segment of the industry will grow from approximately $8.7 billion in 2002 to approximately $11.5 billion in 2007, despite a decline in overall beverage industry growth rate. BCC estimates that the chilled juice market will increase from approximately $3.0 billion to approximately $4.2 billion from 2002 to 2007 and that sports drinks will increase from approximately $2.0 billion in 2002 to approximately $2.6 billion in 2007.

          According to “New Nutrition Business,” a journal for healthy eating, functional foods and nutraceuticals, in recent years, there has been a trend toward increased consumption of dietary supplements, as well as foods and beverages that assist the human body in preventing and controlling certain diseases. We believe that the growing demand and awareness for functional beverages will increase consumer acceptance of dietary supplements and enlarge this category’s share of the total beverage market.

          We believe growth in the functional foods market is driven by the following trends:

•	increasing medical acceptance and recommendation of supplements, vitamins and health foods;

•	increasing consumer desire to avoid prescription drugs and seek non-medical treatment options;

•	growing number of consumers seeking health benefits in food and beverages;

•	growing number of consumers seeking to avoid certain unhealthy attributes in foods and beverages; and

•	growing scientific interest in the problems of inflammation and a compromised immune system.

          Many of these trends are a result of the fact that the U.S. population over 35 years of age is growing 20% faster than the overall population. Therefore, these issues are of concern to an increasing proportion of the population.

Micronutrients: History and Development of LactoActin and LactoMune

          Micronutrients, which include vitamins, minerals and certain other chemical agents, are nutrients that play important roles in the production of enzymes, hormones and other substances that help to regulate growth, activity, development and functioning of the immune and other body systems. Cow’s milk naturally contains many vital micronutrients, but generally in minute quantities. The body receives these nutrients only in minute quantities, which is why they are referred to as “micronutrients.”

          The health benefits of our beverages are based on more than 35 years of clinical research conducted by Stolle Milk Biologics, Inc. (“SMBI”). SMBI’s work was based on earlier research that demonstrated that a cow’s natural process of creating antibodies to the antigens present in an immune stimulant injected into the cow was passed to the milk of that cow and could benefit humans who consumed that milk. In addition, that milk could be concentrated, and the biological factors present in liquid milk could be maintained in concentrated form and could benefit humans who consumed the milk or the concentrated milk.

          Dairy cows are routinely immunized for the purpose of protecting the cow from diseases known to affect cows, some of which may also affect humans. SMBI developed and patented proprietary cow immune stimulants that target a broad spectrum of bacterial antigens that are specific to humans. The immune stimulants are the Stolle Milk Biologics Inc. Series 100 Immune Stimulant. The stimulant consists of 26 different strains of killed bacteria. The stimulant is manufactured by independent licensed serum manufacturing companies. The immunization induces the treated cows to produce antibodies, Immunogloublin G (“IGG”) and Anti-Inflammatory Factor (“AIF”). The presence and level of the micronutrients is measured through the full production process, beginning with the levels present at the first milking after inoculation, through collection of the fluid milk and the concentration process. SMBI trademarked these micronutrients under the name LactoMune for the immune stimulant and LactoActin for the anti-inflammatory stimulant.

          SMBI’s unique immune stimulant, as well as the SMBI micronutrients resulting from the immunizations, are the subject of patent protection. LactoMune and LactoActin are secreted into the milk of the treated cows, which is then processed into nonfat skim milk powder, milk protein concentrate and whey protein concentrate under strictly controlled conditions to minimize inactivation and prevent destruction of the micronutrients. This gentle, low heat process reduces the lactose and salts in the milk. The resulting products also are free of hormones, antibiotics and genetic alteration.

           The milk and whey micronutrient concentrates produced from the cows injected with SMBI’s proprietary immunizations have been used in more than 20 independent but small-scale human and animal clinical studies, which generally conclude that milk and whey protein concentrates from these cows are effective in promoting the health benefits of LactoMune and LactoActin. In 2002, C.M. Colker, M. Swain, L. Lynch and D.A. Gingerich published in “Nutrition” magazine a study of our NuVim beverage entitled, “The Effects of a Milk-Based Bioactive Micronutrient Beverage on Pain Symptoms and Activity of Adults with Osteoarthritis: A Double Blind, Placebo-Controlled Clinical Evaluation.” This clinical study involved 31 human subjects and yielded similar results to the other micronutrient studies, when subjects consumed 12 ounces of NuVim daily for six weeks. There has been no follow up study, and therefore, we do not have clinical evidence that a shorter period of daily consumption might provide similar beneficial results.

Our Strategy

          Our objective is to become a leading provider of good-tasting, nutritional beverages and beverage products based on the technology we license from SMBI. The elements of our business strategy include:

•	increasing brand awareness of the NuVim brand through increased television advertising, sampling and other marketing activities;

•	expanding sales for our existing product line into additional geographic markets and increasing sales in our current markets;

•	introducing new products that we have developed, including the NuVim powder mix and the shelf-stable sports drink;

•

expanding our distribution channels beyond the current concentration in supermarkets, to club warehouses, convenience stores, schools, business cafeterias, the military, drug stores, fast food outlets and other locations using the 16-ounce plastic bottle single-serving size; and using e-commerce and infomercials for selling of our powder mix product; and

•

building the brand, growing revenues and achieving profitability in order to position NuVim as a possible joint venture or merger partner, in which NuVim’s brand as well as its marketing strengths could contribute to the combined venture, or as a possible acquisition candidate for one of the 13 multi-national food and beverage companies that might seek to add healthy product choices to their product offerings.

Our Products

          We have developed the NuVim beverage line of products to provide consumers with good-tasting beverages that also help strengthen the immune system, support muscle flexibility and promote sturdier joints. All of our products contain the proprietary micronutrients, LactoActin and LactoMune.

          Current Products

          Our initial product line consists of natural, fruit-flavored, refrigerated dietary supplement beverages. It is available in three flavors: Strawberry Vanilla, Orange Tangerine and Fruit Symphony. The product is available in 64-ounce cartons and currently is sold primarily in supermarkets. We also sell single-serving, 16-ounce bottles, which are available in Strawberry Vanilla and Orange Tangerine flavors. The smaller containers are currently marketed primarily to small grocery stores and delicatessens, plus a limited number of chain supermarkets in the New York metropolitan area.

          In addition to containing LactoActin and LactoMune, NuVim refrigerated beverages are also fortified with vitamins and minerals including in an eight-ounce serving 100% of the minimum daily requirement of Vitamins E, C, B-12 and zinc, smaller quantities of Vitamin A and calcium and complete protein with all nine essential amino acids. The beverage is readily digestible, is virtually lactose-free and contains no fat, cholesterol or caffeine. An eight-ounce serving contains 70 calories, 10 grams of sugar and 12 grams of carbohydrates.

          The 64-ounce size of NuVim is typically priced from $2.78 to over $4.00, depending on the supermarket, which is approximately a $0.10 to $0.20 premium over the everyday price of a 64-ounce carton of a nationally branded orange juice. The 16-ounce bottle is typically priced at approximately $1.29 to $1.59.

          New Product Development

          We intend to develop the following additional products that deliver the same clinically-demonstrated health benefits as our current products:

•

Powdered Drink Mix. Through our subsidiary, NuVim Powder LLC, during the first quarter of 2005 or as soon thereafter as possible, we plan to introduce a powdered drink mix that may be added to almost any milk, juice, yogurt, cereal or other beverage. We initially expect to have three flavors – chocolate, vanilla and strawberry – which will be sold in boxes of 30-packets of individual servings.

•	New Flavors. We plan to introduce three new flavors of our 64-ounce size beverage – chocolate, vanilla and peach – at least one of which should be available for test marketing in 2005.

•

Shelf-Stable Sports Drinks. We plan to test market shelf-stable NuVim sports drinks early in the second quarter of 2005 or as soon thereafter as possible. We will market this product in 20-ounce bottles, initially in three flavors – lemon lime, tangerine and fruit punch.

Sales and Marketing

          We target consumers seeking specific health benefits in foods or beverages, people taking vitamins or other supplements, healthy, active people and weight conscious consumers. The health profile of our consumers includes people with health concerns, people trying to boost their immunity and people with restrictive diets, such as diabetics or lactose-intolerant consumers.

           Approximately 80% of our current sales are to refrigerated food warehouses that deliver our product and other brands of refrigerated products to individual supermarkets. Some of these warehouses are owned by the supermarket chains that stock our product, while others have contracts with a supermarket chain to warehouse and then deliver refrigerated products to their stores. For the year ended December 31, 2004, White Rose, a wholesaler that sells to a number of supermarket chains in New York such as Food town, Gristedes and Key Food, and Wakefern Foods, which supplies Shop Rite Supermarkets in the New York/New Jersey area, accounted for approximately 14% and 13% of our total gross sales, respectively.

          Our 64-ounce refrigerated beverage product is primarily sold to consumers through supermarkets. We also sell the 16-ounce refrigerated beverage product to refrigerated food warehouses. Some of these warehouses sell their refrigerated products to independent smaller grocery stores or to large supermarkets that have only one or two stores. In addition, our 16-ounce beverage product is sold to distributors who only sell to foodservice outlets, such as cafeterias, schools, hospitals and convenience stores. Once adequate funding is available, we plan to expand the categories of customers to include club stores, nutrition centers and health food outlets.

           During the third and fourth quarters of 2004, advertising activities included national television advertisements on CNN, TNT and TBS. We also ran television advertisements on CBS in the fourth quarter in selected markets. Although we temporarily discontinued these television advertisements in January 2005, we intend to resume television advertising following this offering. We also make use of supermarket advertising and consumer promotions, Internet advertising in conjunction with Dialog Group’s network of health-related consumer sites, product sampling and, when appropriate opportunities arise, sponsorship of sporting, health and wellness events and joint promotional opportunities with third parties. We also attend and present at health and nutraceutical trade shows and conferences. We also reach our customers and consumers through direct delivery of coupons and promotional materials, our website at www.nuvim.com and our toll-free number for consumer inquiries. Mr. Kundrat, our chairman and chief executive officer, is a member of the board of directors of the Dialog Group, Inc., and Mr. DeCrescenzo, who joined our board in January 2005, is the chairman and chief executive officer of Dialog Group. To date, we have not been charged for services provided to us by Dialog Group. However, we anticipate incurring charges for their services in upgrading our website in the near future and for their future web hosting services, although no specific agreements have been made.

           Dick Clark is our public spokesperson and appears in our television advertisements, point of sale materials and on our website. We expect that he also will appear in the infomercials we are creating for broadcast on cable television beginning in 2005 to market our powder drink mix product.

          Our public relations campaign helps to build awareness and credibility, as well as communicate the benefits of our products in a grass roots format to stimulate trial and repeat purchases. To accomplish this awareness, we have used user testimonials, press releases, regional publications and channel trade magazines, health, sports and lifestyle publications and third-party outreach to medical associations and foundations such as the American Cancer Society and American Diabetes

Association, dieticians, health and wellness organizations. When the opportunity arises, we also participate in local television and radio appearances with our spokesperson, Dick Clark.

Distribution

          We first introduced NuVim refrigerated beverages in the New York, New Jersey and Connecticut metropolitan area during the second quarter of 2000. We then expanded the distribution of our products into the Philadelphia, Baltimore, Washington, D.C., Harrisburg, Scranton, Wilkes-Barre and the State of Delaware marketing areas during the first quarter of 2001. In 2002 we further expanded into Virginia, Pittsburgh, Cleveland and upstate New York. In September 2004, began selling to Publix Super Markets, a chain of approximately 830 grocery stores located in Florida, Alabama, Georgia, Tennessee and South Carolina. As of November 30, 2004, our refrigerated beverages are available in approximately 2,800 supermarkets in all or part of 13 states (New York, New Jersey, Connecticut, Maryland, Pennsylvania, Delaware, Virginia, Ohio, Florida, Alabama, Georgia, Tennessee and South Carolina) and the District of Columbia. These accounts are serviced by a network of eight food brokers.

          In August 2004, we established NuVim Powder LLC, of which we own 51%. The remaining 49% is owned 24% by the owner of our advertising production company, and 12.5% each by Dick Clark, our spokesperson, and Stanley H. Moger, one of our directors. The business plan for NuVim Powder contemplates that NuVim, Inc. will provide the powder mix product pursuant to our SMBI license and supply agreements to NuVim Powder for distribution. NuVim Powder will market the powder drink mix product through infomercials created for cable television by the advertising production company, featuring Dick Clark as NuVim’s spokesperson. Orders for our powder drink mix will be taken by telephone and mail-in response to our infomercials and on our website. We anticipate that NuVim Powder will begin distributing NuVim powder products in the first half of 2005.

Supply, Manufacturing and Order Processing

          SMBI whey protein concentrate (“WPC”) containing LactoActin and LactoMune, which is the unique ingredient in our products, is extracted from the milk of approximately 30,000 pasture-fed cows in New Zealand, which is well known for maintaining high standards for dairy production and quality. We obtain our requirements of WPC under a supply agreement with SMBI (the “Supply Agreement”). See “Related Party Transactions” for information concerning our license agreement with SMBI (the “License Agreement”), which gives us the exclusive right to incorporate SMBI’s WPC into our dietary supplement beverages and the Supply Agreement under which we obtain our requirements of WPC from SMBI.

          Our products are currently manufactured solely at Clover Farms Dairy in Reading, Pennsylvania, using WPC supplied by SMBI, plus milk protein concentrate and a blend of customized flavors, as well as other ingredients purchased from major domestic and international companies. Clover Farms purchases and maintains inventories of select ingredients, which allows for purchasing leverage that results in more favorable prices and service. We purchase all the other ingredients. Our refrigerated nutritional beverage is then packaged in 64-ounce juice cartons and 16-ounce plastic single-serving bottles. NuVim beverages have an 83-day shelf-life from the date of production. This compares favorably with fresh juice not made from concentrate and pasteurized milk.

          NuVim beverages are produced under a strict quality assurance program. The product formulation and process steps for the production of NuVim products are documented in the NuVim, Inc. Quality Manual. This manual contains production formula and process instructions, as well as quality assurance testing required on a daily, batch basis, including, without limitation, daily microbiological testing. The HACCP (Hazard Analysis Critical Control Point), which is in place at Clover Farms Dairy and is a requirement for all dairy operations in the United States, will be implemented at any new production site.

           We expect to contract with other co-packer dairies in addition to Clover Farms in the future as the geographic scope of our distribution expands. We believe there are numerous qualified dairies throughout the United States that have sufficient capacity to meet our needs. This strategy allows us to operate without investing in plant and production equipment.

           Our beverages are currently warehoused exclusively at Orefield Cold Storage in Orefield, Pennsylvania and distributed by Sommer Maid Creamery, a warehousing and transportation company in Doylestown, Pennsylvania. The services provided by Orefield Code Storage are available to us, in a competitive business environment. We have identified four competitive storage facilities within a 100 mile radius of the Orefield location. Each of the four facilities provide access to trucking services equal to the services provided by Sommer Maid Creamery. We do not consider our purchase order relationship with Orefield and Sommer Maid to be a material risk.

           We use eight food broker organizations to obtain product orders from our major supermarket accounts which they send to us for fulfillment. These broker organizations also provide retail coverage in the supermarkets to insure that our products are stocked properly, priced correctly and rotated as needed. Each broker organization is paid on a commission basis for cases sold in their territory.

          Upon receiving an order, our products are shipped directly from the Orfield warehouse to customer warehouses, enabling “just in time” inventory levels for our finished products. Customers typically receive the product with a minimum of 50 days of shelf life. We control inventory management, production and invoicing.

Patents and Trademarks

          SMBI has over 100 U.S. and foreign patents and patent applications that apply directly to NuVim products, which expire at various times between February 2005 and April 2017. In addition, in November 2003, NuVim was awarded a manufacturing process patent for milk protein concentrate beverages, which expires in March 2021.

           SMBI granted to us for the term of the License Agreement the exclusive irrevocable license to use the NuVim trademark (the “NuVim Trademark”) (i) in North America for all purposes; and (ii) for certain prescribed uses outside North America. Upon the written consent of SMBI, which consent may not be unreasonably withheld, we also have a non-exclusive right to use and/or sublicense the NuVim Trademark outside of North America for uses not contemplated in, or subject to the License Agreement. Upon an agreed upon payment by us to SMBI on amounts owed to SMBI under the Supply Agreement, SMBI will assign the NuVim Trademark to us upon our written consent, provided that we are adequately funded to enable us to use the rights and fulfill the obligations under the License Agreement and the Supply Agreement. We anticipate that the assignment of this trademark will be consummated soon after completion of this offering. The trademark is currently in escrow pending completion of this offering.

          LactoActin and LactoMune are trademarks of SMBI. Fruit Symphony is a trademark of NuVim.

          SMBI retains responsibility for patent maintenance and filing applications for new technology and for infringement actions for the intellectual property licensed from SMBI. We are responsible for maintenance of our trademarks and for protecting those trademarks against infringement.

Competition

          In a broad sense, all beverages are competitive with our dietary supplement beverages. When consumers buy NuVim, they most likely are not purchasing some alternative beverage choice, which could be any beverage, from bottled water to carbonated soda to milk or juice. Competition in the nutritional beverages market, in particular, which includes all of our existing and currently planned products, is intense, growing and evolving. The industry trend has moved from small start-up companies to industry participants that are large beverage companies or food conglomerates. These companies often have better cost control, product promotion and distribution networks than we are able to generate.

          Competition is based primarily on product benefits, price, quality, customer service and marketing support. Our competition includes national, regional and local producers and distributors. Most of our competitors have significantly greater financial, managerial and technical resources than we do, which may put us at a competitive disadvantage. For instance, channels of distribution for our products often require the expenditure of significant and ongoing capital, which may put us at a disadvantage to better capitalized competition.

          We believe that our current products are best positioned as a nutritional beverage and placed in supermarkets or other retail outlets in the refrigerated juice section. Competition is particularly intense among products in these nutritional beverage market segments. We believe our direct beverage competition in this market segment includes national, regional and local beverage manufacturers. We compete within the refrigerated fruit drink category, which includes national and regional brands such as Tropicana (owned by PepsiCo, Inc.) Minute Maid (owned by The Coca-Cola Company) and Florida’s Natural (a division of Citrus World, Inc.). In addition, a number of major supermarkets and other retail outlets market their own brand of fresh juices that compete with our products. Significant competitive pressure from these or other companies could negatively impact our sales and results of operations.

           We have not yet begun producing, marketing and distributing our shelf-stable sports drink. When we enter that market, we will be principally competing with two widely known brands, Gatorade (owned by PepsiCo, Inc.) and Powerade (owned by The Coca-Cola Company). We believe we will be able to compete effectively through independent distributions with these products on the basis of the price, taste, quality, plus the added health benefits our products will provide. However, our competition has significantly greater name recognition, financial, managerial and technical resources than we do, which may put us at a competitive disadvantage. Our intent is to try to capture a small share of this very large and growing segment of the beverage industry.

          We also have not yet introduced our powder mix product. There are products on the market in tablet form, such as glucosamine and chondroitin, which claim to provide anti-inflammatory benefits, and powder whey and other products, of which there are many carried in health food stores, that claim to enhance the immune system. The competitors marketing these products include both small and large multi-national companies. We do not believe there is a competitive powder product currently available that offers the specific health benefits that our powder mix product will provide.

           NuVim dietary supplement beverages are the only beverages sold in the United States containing the proprietary micronutrients LactoActin and LactoMune. Other companies sell milk and whey protein concentrate or products containing milk or whey protein concentrate, but they do not include the antibodies in the NuVim products that are secreted into the SMBI milk from the specially immunized cows. Therefore, we believe, our products provide health benefits to consumers that are not available in other products that contain milk-derived antibodies. We believe that NuVim is the only beverage product on the market derived from milk that has the anti-inflammatory as well as the enhanced immunity factor.

          Although we have an exclusive licensing agreement with SMBI and are aware of no other beverage brands that are positioned as dietary supplements with claims promoting healthy joints and immune enhancement, it is possible that another larger, established company might enter the dietary supplement market and offer a product similar to ours with comparable benefits. Such a potential competitor may have a longer operating history and substantially greater financial, technical support and other assets and resources and may be able to respond more quickly to new or changing business situations. If such a company were to enter the segment of the beverage market we currently occupy, this could have a material adverse effect on our business and prospects.

Government Regulation

          The FDA has primary regulatory authority over dietary supplements. In 1976, the FDA’s ability to regulate the composition of dietary supplements was restricted in several material respects by the Proxmire Amendment to the Federal Food, Drug and Cosmetic Act. Under this Amendment, the FDA is precluded from establishing maximum limits on the potency of vitamins, minerals and other dietary supplements, from limiting the combination or number of any vitamins, minerals or other food ingredients in dietary supplements and from classifying a vitamin, mineral or combination of vitamins and minerals, or dietary supplements as drugs solely because of their potency. However, the Proxmire Amendment did not affect the FDA’s authority to determine that a vitamin, mineral or other dietary supplement is a new drug on the basis of disease claims made in the product’s labeling. Such a determination would require deletion of the disease claims, or submission and FDA approval of a new drug application, which entails costly and time-consuming clinical studies over successive phases.

          In October 1994, the DSHEA was enacted, which introduced a new statutory framework governing the composition and labeling of dietary supplements. Under this law, dietary supplements are permitted to make “statements of nutritional support” without FDA pre-approval. Such statements may describe how particular dietary ingredients affect the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being, but may not state that a dietary supplement will diagnose, mitigate, treat, cure or prevent a disease. Nor can a claim be made that would be interpreted as a health claim. A company making a statement of nutritional support must possess adequate substantiating scientific evidence for the statement, disclose on the label that the FDA has not reviewed the statement and that the product is not intended to mitigate, treat, cure or prevent disease, and notify the FDA of the statement within 30 days after its initial use. Although the FDA has been notified of the statements of nutritional support made for our products, there can be no assurance that, at some time in the future, the FDA will not determine that a given statement of nutritional support which we make is a disease claim rather than an acceptable nutritional support statement relating to body function or structure. Such a determination would require deletion of the disease claim or, if it is to be used at all, our submission and the approval by the FDA of a new drug application (which would entail costly and time-consuming clinical studies) or revision to a health claim, which would, as noted above, require demonstration of significant scientific agreement and prior FDA approval.

          We believe that we currently meet the requirements of DSHEA. Our structure/function claims are that the product helps build a strong total immune system, supports muscle flexibility and promotes sturdy joints. We believe that we are currently compliant with all material laws and that we maintain all material permits and licenses relating to our operation based on the current food labeling requirements under DSHEA.

Property

          We currently lease approximately 2,200 square feet of office space in Paramus, New Jersey under a two-year lease that expires on December 31, 2006. The lease space is used as our executive offices, which we use for marketing and administrative needs. Since we use off-site co-packing and warehousing arrangements for the manufacture and distribution of our products, we do not require extensive facilities. We believe that our current leased property is adequate for our needs, but that additional or alternative space will be available at commercially reasonable rates if our requirements change.

Employees

           As of March 31, 2005, we have four full-time employees, who are our executive officers, and six part-time employees, two of whom are in sales, one of whom is in credit collection and management, one of whom is in consumer affairs and two of whom are in administration. Our corporate secretary also is a part-time consultant who, among other responsibilities, provides advice on Federal Trade Communication law.

Legal Proceedings

          We are not a party to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

           Our executive officers and directors, including their ages as of March 31, 2005, and certain information about them are as follows:

Name	Age	Position

Richard P. Kundrat	61	Chairman of the Board and Chief Executive Officer
Paul J. Young	67	Vice President of Operations
John L. Sullivan	60	Vice President of Sales
Michael Vesey	43	Chief Financial Officer
Donald F. Farley	62	Director
William C. Franke, Ph.D.	59	Director
Stanley H. Moger	68	Director
Frederick S. Pierce	71	Director
Marc S. Goldman	57	Director
Peter V. DeCrescenzo	54	Director

Background and Business Experience of Directors and Executive Officers

          The following is a brief description of the principal occupation and recent business experience of each of our executive officers and directors:

          Richard P. Kundrat has served since our inception as a director and our Chief Executive Officer. He was elected as our Chairman of the Board in March 2000. He has more than 30 years experience in the beverage industry, including a total of 27 years in various positions at Thomas J. Lipton, Inc., the Lipton subsidiary of Unilever NV, Englewood Cliffs, New Jersey (“Unilever/Lipton”) from which he retired in June 1996. Upon his retirement form Unilever/Lipton, he founded the business management firm, Kundrat Associates, Mahwah, New Jersey, which he operated full-time until he joined NuVim in September 1999. From November 1991 to June 1996, Mr. Kundrat was the General Manager of the Unilever/Lipton and Pepsi-Cola partnership. From June 1987 to November 1991, he was the Vice President/General Manager of the Foodservice, Bottler, Dairy Division at Unilever/Lipton. Mr. Kundrat received his B.A. degree from the University of Scranton. He currently is a director of Dialog Group, Inc.

           Paul J. Young has been our Vice President of Operations since March 2000. He has more than 30 years of manufacturing and processing experience as a senior executive in the food and beverage industry, holding various operating positions with Unilever/Lipton from which he retired in January 1998. Upon his retirement from Unilever/Lipton, Mr. Young operated a consulting business, Paul Young Enterprises, LLC until December 2003. Prior thereto, from January 1997 to January 1998, he served as the Vice President of Safety Health and Environment for Unilever North American Foods, and from August 1990 to January 1997, he was Vice President of Manufacturing & Engineering at Unilever/Lipton. Mr.Young received his B.S. degree from the University of Nebraska.

          John L. Sullivan has served as our Vice President of Sales since March 2000. He has more than 35 years of sales management experience directing sales efforts in supermarkets, convenience stores, drug stores and mass merchandisers. For 32 years, he held various sales and marketing positions with Unilever/Lipton, including from September 1996 to September 1998, as Vice President of Sales – Food Service Division at Unilever/Lipton. Upon his retirement from Unilever/Lipton in September 1998 until he joined NuVim in March 2000, Mr. Sullivan worked as an independent consultant through his firm, John L. Sullivan and Partners, Haworth, New Jersey. He received his B.S. degree in Marketing from Fairleigh Dickenson University.

          Michael Vesey has served as our Chief Financial Officer since November 2004. Prior to joining NuVim, from May 2003 to October 2004, Mr. Vesey served as an independent consultant advising companies on financial management issues. From September 2000 to May 2003, Mr. Vesey was the Chief Financial Officer of Dynamic Mobile Data Systems, Inc., an early stage company developing wireless communications software solutions for the transportation and field service industries. From September 1999 to September 2000, he served as the Director of Financial Management for Cingular Interactive, a national provider of wireless data and Internet-based communications systems. Mr. Vesey is a Certified Public Accountant, and he earned his B.B.A. degree from Pace University.

          Donald F. Farley has been a director of NuVim since November 1999. Since June 1998, he has served as Chief Executive Officer of Spencer Trask Specialty Group, LLC, a firm principally engaged in the business investing in securities, and as Chairman of the Board of Directors of Stolle Milk Biologics, Inc., a company that provides wellness-enhancing products derived from milk-based technology, of which Spencer Trask is the controlling stockholder. Since November 2000, he also has served as Chairman of the Board of Vyteris, Inc., a private drug delivery technology company. He has more than 30 years of experience with Pfizer, Inc., where he was a senior executive in various technical and business assignments. He received his B.S. degree from The University of Rhode Island and his MBA from the University of Hartford.

           William C. Franke, Ph.D. was elected to our Board of Directors in September 2003. Since May 2001, he has been the Associate Director of the Center for Advanced Food Technology at Rutgers University. Before he assumed that position, he was Vice President Scientific and Regulator Affairs at Unilever North America, a position he held from March 1999 to April 2001. He received his B.S, M.S. and Ph.D. degrees in Food Science from Rutgers University.

          Stanley H. Moger was elected to our Board of Directors in March 2004. Since January 1998, he has served as President of SFM Entertainment, LLC, a provider of media services to major corporations. He received his B.A. degree from Colby College.

          Frederick S. Pierce was elected to our Board of Directors in September 2004. Since its founding in 1989, he has served as President of The Frederick Pierce Company, Inc., which produces programming for television, cable and motion picture theaters. Mr. Pierce served as President of the American Broadcasting Companies, Inc. (ABC) from January 1983 until January 1986, during which time he had overall responsibility for all operating divisions plus the financial, legal and corporate staff of ABC, while also serving on the Executive Committee of the Board of Directors. He received his B.A. degree from City College of New York. Mr. Pierce is a member of the Board of Trustees of The American Film Institute (AFI) and previously served as AFI’s Chairman of the Board for four years.

           Marc S. Goldman was elected to our Board of Directors in November 2004. In 1972, he joined Farmland Dairies, his family’s business, where he served as Vice President in 1980 to 1986 and as President from 1986 to 1999. In September 1999, he founded Hot Spring Ventures, Inc., an investment firm, where he holds the position of President.

          PeterV. DeCrescenzo was elected to our Board of Directors in January 2005. He has been the President and Chief Executive Officer of Dialog Group, Inc. since March 2003. Dialog Group is a provider of relationship marketing communications services, business and consumer targeting databases for the healthcare, financial and other direct-to-consumer, direct-to-professional business markets. From November 2000 to March 2003, he served as President and Chief Executive Officer of HealthCare Dialog, a direct marketing company specializing in healthcare. In March 2000, HealthCare Dialog was acquired by Dialog Group, Inc. From October 1993 until November 2000, Mr. DeCrescenzo was the founding partner of PVD and Partners, a full-service healthcare marketing and communications agency. He has been the Chairman of the Board of Dialog Group, Inc. since April 2003. He received a BBA degree from Pace University.

          Directors are elected annually at the annual meeting of stockholders to hold office for one year, and until their successors are duly elected and qualified. NuVim has not set the date for its first annual meeting following this offering, but expects to schedule a meeting during 2005. Board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. The executive officers are appointed by the Board and serve at their discretion. There are no family relationships among the directors or executive officers of NuVim.

Special Advisor to the Chairman of the Board

          Peter B. Hutt, who previously served on our Board of Directors, has been appointed to serve as a special advisor to the Chairman of the Board, specifically to consult on Food and Drug Administration matters. Since 1965, Mr. Hutt has been a partner at the law firm of Covington & Burling, where he specializes in food and drug law. Mr. Hutt served as Chief Counsel for the Food and Drug Administration from 1971 to 1975 and has taught courses on food and drug law at Harvard Law School and Stanford Law School.

Promoter

          Spencer Trask Specialty Group was instrumental in forming our company. Kevin Kimberlin is the principal owner and non-member manager of Spencer Trask and has been involved with Spencer Trask since the formation of NuVim. Mr. Kimberlin also controls other Spencer Trask entities that own our securities. In addition, he exercises voting and investment control over the NuVim securities held by the Spencer Trask entities. As such, Mr. Kimberlin may be deemed to be a promoter of NuVim.

Board Committees

          The Board of Directors currently has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

          Audit Committee. Our Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with independent auditors, and audits of financial statements. Specific responsibilities include the following:

•	selecting, hiring and terminating our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	approving the audit and non-audit services to be performed by the independent auditors;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	with management and our independent auditors, reviewing any earnings announcements and other public announcements regarding our results of operations; and

•	preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

           Our Audit Committee is comprised Messrs. Pierce, Franke and DeCrescenzo. Mr. Pierce serves as Chairman. The Board has determined all members of the Audit Committee are independent under the rules of the Securities and Exchange Commission and the Pacific Exchange. The Board has determined that Mr. Pierce qualifies as an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission.

          Compensation Committee. Our Compensation Committee assists our Board of Directors in determining the development plans and compensation of our officers, directors and employees. Specific responsibilities include the following:

•	approving the compensation and benefits of our executive officers;

•	reviewing the performance objectives and actual performance of our officers; and

•	administering our stock option and other equity compensation plans.

           Our Compensation Committee is comprised of Messrs. Goldman and Franke. Mr. Goldman serves as Chairman. The Board has determined that all members of the Compensation Committee are independent under the rules of the Pacific Exchange.

          Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee assists the Board by identifying and recommending individuals qualified to become members of our Board of Directors, reviewing correspondence from our stockholders, and establishing, evaluating and overseeing our corporate governance guidelines. Specific responsibilities include the following:

•	evaluating the composition, size and governance of our Board of Directors and its committees and make recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees for election to our Board of Directors;

•	evaluating and recommending candidates for election to our Board of Directors;

•	reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes; and

•	reviewing and monitoring compliance with our Code of Ethics and our insider trading policy.

           Our Corporate Governance and Nominating Committee is comprised of Messrs. Franke, DeCrescenzo and Goldman. Mr. Franke serves as Chairman. The Board has determined that all members of the Corporate Governance and Nominating Committee are independent under the Pacific Exchange rules.

Director Compensation

          We have never paid cash compensation to our directors, but directors have, from time to time, received shares of common stock and option grants. Under the 2005 Directors Stock Option Plan, which becomes effective upon the closing of this offering, upon joining the Board, each director will receive an option to purchase 10,000 shares of common stock, which vests and becomes exercisable over three years in equal installments. Thereafter, in each year of service on the Board, the director is eligible to receive an option to purchase 7,500 shares. Each director also receives an option to purchase an additional 500 shares for each committee on which that director serves, except that each year the chairman of the Audit Committee receive an option to purchase 4,000 shares and the chairmen of the Compensation Committee and the Corporate Governance and Nominating Committee each receive an annual option to purchase 2,000 shares as compensation for their services as chairman of the committees. The annual options will be immediately vested and exercisable. See “ – 2005 Directors Stock Option Plan.”

          Non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.

Executive Compensation

           The following table sets forth certain information concerning total compensation received by our Chief Executive Officer and our two other most highly compensated executive officers during the last year (the “Named Officers”) for services rendered to NuVim in all capacities for the three years ended December 31, 2004. No other executive officer received more than $100,000 in total compensation during the last fiscal year.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation – Awards

Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)

Richard P. Kundrat	2004	$175,000	0	0
Chairman of the Board and CEO	2003	$175,000	110,000	1,450	(1)
	2002	$189,515	0	0
Paul J. Young	2004	$150,000	0	0
Vice President of Operations	2003	$150,000	0	1,250	(1)
	2002	$154,000	0	1,128	(1)
John L. Sullivan	2004	$150,000	0	0
Vice President of Sales	2003	$150,000	0	1,250	(1)
	2002	$160,000	0	1,128	(1)

(1)	Securities issued were warrants, exercisable at $11.00 per share for seven years. These warrants were voluntarily cancelled in 2004.

          In 2001, we issued 1,819 shares of common stock as a signing bonus to each of Messrs. Sullivan and Young. The shares were not subject to vesting or performance conditions. The board of directors determined that the fair market value of these shares was $55 per share for an aggregate signing bonus of $100,000. In 2002, Mr. Young received 1,310 shares in lieu of a cash payment of $72,000 of 2001 salary, and Mr. Sullivan received 546 shares in lieu of a cash payment of $30,000 of 2001 salary. The salaries and bonus reflected in the above table have been accrued for the period August 2002 through November 2004. In 2003, the Named Officers accepted shares of common stock at $11 per share in payment of one-half of the salary owed to them for the months of February through July 2003 as follows: Mr. Kundrat was issued 3,955 shares for $43,750 of salary, Mr. Young was issued 3,410 shares for $37,500 of salary and Mr. Sullivan was issued 3,410 shares for $37,500 of salary. In November 2004, we issued shares of our common stock to each of the Named Officers in payment of the remaining deferred salaries and bonus through December 31, 2003. Mr. Kundrat was issued 77,271 shares for $298,500 of accrued salaries and bonus, Mr. Young was issued 30,949 shares for $162,500 of accrued salary and Mr. Sullivan was issued 39,646 shares for $162,500 of accrued salary. See “Related Party Transactions – Accrued Executive Salaries.” We continued to accrue salaries through November 30, 2004, which accrued amount, plus the associated payroll taxes, will be paid in full out of the net proceeds of this offering. See “Use of Proceeds.” Because no public market existed for our common stock during at the time of the issuances of these shares, all of the shares issued to the Named Officers in lieu of cash salaries or bonuses were valued based upon the good faith determination of the Board of Directors of the then fair market value of our common stock, taking into account such factors as the price at which unrelated third parties had purchased our securities, our revenues and net losses and the relative strength of our balance sheet.

Option Grants in Last Year

           No options were granted to the Named Officers during the year ended December 31, 2004.

Option Exercises and Holdings

           None of the Named Officers acquired any shares of common stock upon exercise of options during the year ended December 31, 2004. In addition, Mr. Young and Mr. Sullivan, who previously had been granted options, agreed to cancel them as part of the overall restructuring plan prior to this offering. As a result, no Named Officers held any options, whether exercisable or unexercisable, as of December 31, 2004.

Employment Agreements

          Each of our officers serves at the discretion of our Board of Directors. In September 2004, we entered into employment agreements with Richard P. Kundrat, our Chairman of the Board and Chief Executive Officer, John L. Sullivan, our Vice President of Sales and Paul Young, our Vice President of Operations. These agreements expire in 2007. Mr. Kundrat’s base salary is $225,000 per year; Messrs. Sullivan and Young are entitled to receive $175,000 in base salary annually. These base salaries are subject to increase at the discretion of the Board. Under each employment agreement, the executive is entitled to participate in an annual bonus program, if and when such program is adopted by the Board. Each executive’s receipt of bonus compensation is within the sole discretion of the Board of Directors, and the Board has the right to alter, amend or eliminate all or any part of any bonus at any time, without compensation. Each executive also is entitled to participate in all of our employee benefit plans, including any stock plan adopted by the Board that permits participation by executive officers. The executive officers currently do not receive company-provided health insurance or any similar benefits under their respective agreements. The Board may terminate each agreement at any time for “cause” or in the event of the executive’s disability or death. If the agreement is terminated without “cause,” the executive is entitled to one year’s base salary, in addition to any other accrued benefits which have been earned or become payable as of the date of the termination. In the event that the agreement is terminated because of death or disability, we will continue to pay the executive’s full salary through the end of the month in which his period of employment ends, together with any benefits which have been earned or become payable as of the termination date. As part of each agreement, the executive has signed a nondisclosure, developments and nonsolicitation agreement, in which he agrees, among other things, to protect our confidential information, not to solicit our employees, and not to breach any agreements with third parties.

          In December 2004, we entered into an employment agreement with Michael Vesey, our Chief Financial Officer. The agreement provides for an initial $150,000 annual base salary, subject to periodic increases as may be determined by the Compensation Committee, the possibility of bonuses and stock option grants, in the discretion of the Compensation Committee, reimbursement of expenses and health insurance. The agreement has no specific termination date. The Board may terminate the agreement at any time for “cause” or in the event of disability or death. If the agreement is terminated without “cause,” Mr. Vesey is entitled to one year’s base salary, in addition to any other accrued benefits which have been earned or become payable as of the date of the termination. As part of the agreement, Mr.Vesey signed a nondisclosure and nonsolicitation agreement, in which he agreed, among other things, to protect our confidential information, not to solicit our employees and not to breach any agreements with third parties.

2005 Incentive Stock Option Plan

           Our Board of Directors recently adopted, and stockholders approved, the 2005 NuVim Incentive Stock Option Plan, which will become effective upon the closing of this offering and expire ten years later. The plan authorizes us to issue options to purchase, in the aggregate, up to 1,500,000 shares of our common stock to employees, officers and consultants.

          The plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of this plan, the committee determines who will receive the options, the number of options granted, the manner of exercise and the exercise price of the options. The term of incentive stock options granted under the plan may not exceed ten years, or five years for options granted to an optionee owning more than 10% of our voting stock. The exercise price of an incentive stock option granted under this plan must be equal to or greater than the fair market value of the shares of our common stock on the date the option is granted. The exercise price of a non-qualified option granted under this plan must be equal to or greater than 85% of the fair market value of the shares of our common stock on the date the option is granted. An incentive stock option granted to an optionee owning more than 10% of our voting stock must have an exercise price equal to or greater than 110% of the fair market value of our common stock on the date the option is granted.

           It is expected that the following grants will be made on the effective date of the plan to our executive officers at the per share IPO price:

• Richard P. Kundrat	300,000 options, immediately vested and exercisable; 102,500 options, vested and exercisable in 1/3 annual increments, commencing one year from the date of grant;
• John L. Sullivan	125,000 options, immediately vested and exercisable; 102,500 options, vested and exercisable in 1/3 annual increments, commencing one year from the date of grant;
• Paul J. Young	125,000 options, immediately vested and exercisable; 102,500 options, vested and exercisable in 1/3 annual increments, commencing one year from the date of grant;
• Michael Vesey	125,000 options, vested and exercisable in 1/3 annual increments, commencing one year from the date of grant.

2005 Directors Stock Option Plan

          Our Board of Directors recently adopted, and the stockholders approved, the 2005 NuVim Directors Stock Option Plan, under which we have established in advance the option grants we will make to our directors when they join the Board, annual option grants thereafter and compensation for serving on our Board committees. The plan, which will become effective upon the closing of this offering and expires ten years later, provides for the grant of 200,000 incentive and non-qualified stock options, although only employee directors are eligible to receive grants of incentive stock options.

           Under the plan, each director, including any director who is an employee, is awarded 10,000 options upon the effective date of the plan, or upon joining the Board, whichever is later. These options, which will have an exercise price equal to the fair market value of our common stock on the date of grant, will vest and become exercisable in equal installments over three years. Thereafter, in each year of service on the Board, the plan provides that each director is eligible to receive an option to purchase 7,500 shares, with an exercise price equal to the fair market value of our common stock on the date of grant. The plan further provides that directors will also annually receive an option to purchase an additional 500 shares for each committee on which that director serves, except that each year the chairman of the Audit Committee receive an option to purchase 4,000 shares and the chairmen of the Compensation Committee and the Corporate Governance and Nominating Committees each receive an annual option to purchase 2,000 shares. These annual options will immediately vest and be exercisable. The initial 10,000 option grants per director and the 2005 annual option grants for board and committee memberships and chairmanships will automatically be made on the effective date of the plan.

          The term of incentive stock options granted under the plan may not exceed ten years, or five years for options granted to an optionee owning more than 10% of our voting stock. The exercise price of an incentive stock option granted under this plan must be equal to or greater than the fair market value of the shares of our common stock on the date the option is granted. The exercise price of options under the plan is equal to the fair market value of our stock on the date of grant, except if the option is an incentive stock option granted to an employee director owning more than 10% of our voting stock. In that case, the option must have an exercise price equal to or greater than 110% of the fair market value of our common stock on the date the option is granted.

Historical Incentive Stock Plans

          Stock Option Plans

           We established stock option plans in 2000, 2001 and 2002, pursuant to which our officers, directors, other key executives, consultants, employees, service providers and independent contractors were granted options to purchase shares of our common stock at a per share exercise price equal to or greater than the fair market price of the common stock at the time the option was granted. In each instance, the fair market value was determined by the board of directors, taking into consideration the factors they deemed important in setting the value, including, among other factors, the price at which securities had been sold to unaffiliated third parties as well as results of operations and the relative strength of the balance sheet. We currently have an aggregate of 15,316 outstanding options under these past plans.

          Equity Incentive Plans

          We established equity incentive plans for the years 2000 and 2001, pursuant to which our officers, directors, other key executives, consultants, employees, service providers and independent contractors were granted restricted shares of our common stock. We awarded 11,660 restricted shares under the 2000 plan and 3,075 under the 2001 plan, of which 2,784 shares were issued in lieu of accrued salaries. As of December 31, 2004, there are 14,735 restricted shares outstanding under these plans. The plans do not provide for any additional grants in subsequent years so there will be no further awards made under any of these plans. The plans provide that to the extent a restricted stock award that has not vested at the time of termination of employment for any reason other than death, permanent disability or retirement after age 65, such unvested portion shall be forfeited. If employment terminates as a result of death, permanent disability or retirement after the age of 65, the unvested award vests on the vesting date set forth in the equity grant agreement.

Limitation of Liability and Indemnification Matters

          Our Certificate of Incorporation and By-laws provide for indemnification against liabilities of our directors, officers, employees and agents, and any person who serves at our request as a director, officer, employee, member or agent of another corporation, partnership, or other enterprise as provided by Delaware law. Our obligation to indemnify the individuals described above is limited to those instances in which the individual either: (i) is successful in the lawsuit; or (ii) acted in good faith in the transaction which is the subject of the lawsuit, and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company. In the case of a suit brought by or in the right of the Company against any of the above-described individuals, such individuals will not be indemnified to the extent that they have been found liable for gross negligence or willful misconduct, unless the court involved determines that the individual is entitled to indemnification. Our indemnity obligations require us to indemnify these individuals or entities against certain liabilities, including attorneys’ fees, which may arise by reason of their status with or service for the Company. In connection with our indemnification obligation, we may advance expenses to these individuals as they are incurred, provided that they undertake to repay the amount advanced unless it is determined that they are entitled to indemnification. We maintain insurance covering our directors and officers.

          Our Certificate of Incorporation and By-laws make provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as we may permit indemnification for liabilities arising under the Securities Act to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

RELATED PARTY TRANSACTIONS

Our Relationship with Spencer Trask Specialty Group, LLC (“Spencer Trask”) and Stolle Milk Biologics, Inc.(“SMBI”)

           Prior to this offering and assuming conversion of all outstanding shares of Series A and Series C preferred stock, Spencer Trask and its controlled subsidiary, SMBI, collectively own 579,426 shares of our common stock, which represents approximately 52% of our outstanding capital stock. After the offering, Spencer Trask and SMBI will own approximately 11% of our common stock. Donald F. Farley, the Chief Executive Officer of Spencer Trask and the Chairman of the Board of SMBI, is also a member of our Board of Directors. Our interests may not always be aligned with the interests of Spencer Trask and SMBI. Any future dealings with Spencer Trask of SMBI will require approval by the Board of Directors and a separate review and approval of the transaction by the Audit Committee.

          Following is a description of our current relationships with SMBI and Spencer Trask or those transactions or series of transactions with them that have occurred during the past two years where the amount involved was at least $60,000. There were other transactions with affiliates of Spencer Trask more than two years ago.

          Transactions with SMBI

          In 2000, we entered into a License Agreement with SMBI. In May 2004, we amended and restated the License Agreement, the new term of which will expire in May 2014. Under the amended agreement, we have the exclusive worldwide license (except in New Zealand, Australia and Asia) to use all of SMBI’s issued and pending patents covering SMBI milk-derived products, the intellectual property for the manufacture of such products, trade secrets, formulae, processes, know-how and methods (collectively, “SMBI Intellectual Property”) for the development, manufacture and sale of carbonated and non-carbonated beverages (and powders based on such beverages designed for reconstitution). Our license does not include fluid milk, milk concentrates or powders, milk blend beverages, yogurt or yogurt blend beverages and nutritional meal replacement products. We have the right to sublicense the SMBI Intellectual Property to other beverage companies or suppliers in the licensed territory solely for uses consistent with the uses contemplated by the License Agreement, subject to SMBI’s consent, which cannot be unreasonably withheld.

          The License Agreement expires in May 2014 and will be automatically renewed for two two-year terms, unless terminated sooner in accordance with the License Agreement. The License Agreement may be terminated by mutual agreement, if a party breaches or defaults in the performance or observance of such party’s material obligations under the License Agreement that is not cured within 60 days after receipt of written notice by the other party or in the event of bankruptcy, upon 15 days written notice. In addition, SMBI has the right to terminate the License Agreement if the Supply Agreement with SMBI is terminated by its terms.

           For the licensed right, we have agreed to pay SMBI annual royalty payments on a sliding scale as follows: (i) 2% on the first $75 million of net annual sales, (ii) 1.5% royalty for the next $75 million; and (iii) a 1% royalty thereafter. We also have agreed to share royalties equally on sales by sublicensees. During 2003 and 2004, we accrued royalties of $36,000 and $21,000, respectively, to SMBI under the License Agreement. As of December 31, 2004, we are indebted to SMBI in the amount of approximately $21,000 under the License Agreement.

           In connection with the bridge loan we received in 2004 (see “— Bridge Financing,” below), SMBI consented to an amendment to the License Agreement under which SMBI would assign to us the NuVim trademark upon our written request following payment of at least $200,000 of the amount we currently owe SMBI. We paid $140,000 of the $200,000 required for the assignment out of the proceeds of the bridge loan and anticipate making the final $60,000 payment out of the net proceeds of this offering.

          SMBI whey protein concentrate (“WPC”), which contains SMBI’s patented micronutrients, LactoMune and LactoActin, is the key ingredient in our products. In January 2000, we had entered into the Supply Agreement with SMBI, which also was amended and restated in May 2004. Under the Supply Agreement, SMBI agrees to use commercially reasonable efforts to supply us with our full requirement of WPC upon which our product depends. The current agreement expires in 2014, with automatic renewals for two two-year terms unless either party gives notice, six months prior to the end of any term, of intent not to renew. Under the Supply Agreement, SMBI will not give such notice if we demonstrate, to its satisfaction, that we have used our best reasonable commercial efforts to meet the established minimum purchase requirements.

           The minimum purchase requirements will be negotiated each year by the parties, with provision in the Supply Agreement to establish the minimum purchase requirements of WPC if an agreement cannot be reached in a particular year. We began using WPC as a replacement for milk protein concentrate from SMBI in the fourth quarter of 2003. During 2003, we purchased 2.4 metric tons of WPC and used approximately 1.4 metric tons, leaving a 1 metric ton surplus at the end of 2003. However, during the fourth quarter of 2003, the SMBI ingredient used by us was reformulated, and we shifted from purchasing milk protein concentrate, which requires a significantly greater amount for NuVim’s purposes, to WPC, and this had an impact on the amount of WPC we used in that year. In 2004, we purchased 1.4 metric tons and used approximately 2.4 metric tons. For 2005 and 2006, we currently anticipate needing three metric tons and four metric tons, respectively, and these amounts will constitute the minimum purchase amounts under the Supply Agreement if the parties are unable to agree upon an amount in either of those years. However, if this offering is not completed by May 31, 2005, that amount is set at 12 metric tons by the agreement. For each calendar year in which we fail to purchase the “minimum purchase requirement,” we are required to pay SMBI a sum equal to the contract price for the shortfall of the amount of product we did not purchase. If we fail to purchase the “minimum purchase requirement” for two consecutive years, regardless of whether we make the required shortfall payment, then SMBI agrees to negotiate in a good faith a non-exclusive supply agreement with us on terms similar to those offered to other SMBI customers.

          The Supply Agreement may be terminated by mutual agreement, if a party breaches or defaults in the performance or observance of its material obligations under the License Agreement that is not cured within 60 days (10 days for a monetary breach) after receipt of written notice by the other party, in the event of bankruptcy, upon 15 days written notice, or upon six months written notice by either party if any statute, rule or regulation is enacted or deemed applicable to the products covered by the Supply Agreement that would impose a substantial economic burden if the supply arrangement is continued. In addition, SMBI has the right to terminate the Supply Agreement if the License Agreement with SMBI is terminated by its terms.

          SMBI measures and tests every batch of WPC ingredient for the micronutrients, LactoActin and LactoMune, to ensure that quality specifications for biological activity are met. SMBI has agreed to keep in inventory in the United States, an amount of product equal to our average one-month order for the most recent calendar quarter for such product. Costs for any special product development or improvement projects are shared equally between SMBI and us following both parties’ agreement to the costs.

           In 2002 and 2003, we purchased $810,000 and $245,000, respectively, of product under the Supply Agreement. As of December 31, 2004, we are indebted to SMBI under the Supply Agreement in the amount of $431,000. In February 2005, we paid $40,000 out of the fourth tranche of our bridge loan. In March 2005, we agreed to pay an amount aggregating $453,000 out of the proceeds of this offering in full settlement of outstanding accounts payable, royalties and interest through the date of payment, and in consideration for assignment to us the NuVim trademark.

          Transactions with Spencer Trask

          Spencer Trask has guaranteed our obligations under a $2,500,000 line of credit from Bank of Wachovia pursuant to which we have borrowed the full amount. In consideration for the guarantee, we issued five-year warrants to purchase 54,546 shares of our common stock at an exercise price of $55.00 per share. In connection with our restructuring and recapitalization efforts in the fall of 2004, Spencer Trask agreed to pay the entire indebtedness owed by us to Bank of Wachovia and cancel its warrants concurrently with the closing of this offering.

           We have borrowed money from Spencer Trask, Spencer Trask Private Equity Fund I LP and Spencer Trask Private Equity Fund II LP, all of which are stockholders of our company, from time to time since September 2002. All of the loans were at 8% interest through December 31, 2002 and 14% thereafter. The proceeds were used for working capital and general corporate purposes. These loans are summarized below:

Date	Principal	Maturity Date	Balance as of March 31, 2005, Including Interest (1)

September 13, 2002(2)	$200,000	December 31, 2002	$267,756
September 13, 2002(3)	100,000	December 31, 2002	133,878
September 13, 2002(4)	1,700,000	December 31, 2002	2,373,187
February 10, 2003(4)	200,000	August 10, 2003	252,556
February 27, 2003(4)	100,000	August 27, 2003	126,217
March 3, 2003(4)	50,000	September 3, 2003	63,025
March 18, 2003(4)	130,000	September 3, 2003	163,432

			$3,380,051

(1)	Includes accrued interest from predecessor notes, where applicable.
(2)	Loaned by Spencer Trask Private Equity Fund I LP.
(3)	Loaned by Spencer Trask Private Equity Fund II LP.
(4)	Loaned by Spencer Trask Specialty Group, LLC.

          In connection with these loans, we also issued to Spencer Trask an aggregate of 2,000,000 Series C preferred stock warrants in September 2002 and 2,500,000 Series C preferred stock warrants for the 2003 loans.

           In December 2004, Spencer Trask agreed to accept a total of 461,700 shares of our common stock as payment in full for the approximately $5.9 million of indebtedness we owed to Spencer Trask, including loans Spencer Trask entities made directly to us or through the indemnity provisions of the Bank of Wachovia line of credit transaction. Spencer Trask has also agreed to cancel all of the warrants mentioned above in connection with the issuance of the 461,700 shares of common stock. The number of shares was negotiated between the parties and does not necessarily bear any relationship to any recognized criterion of value. This agreement is conditioned upon the closing of this offering.

Loans from Officers and Directors

           From time to time beginning in June 2001, we borrowed funds for working capital from certain of our officers and directors. In September 2002, the then-existing loan obligations were replaced by 8% subordinated convertible promissory notes. The loans were originally due on December 31, 2002 but were not paid at that date, and under the terms of the subordinated convertible promissory notes, the interest rate increased at the maturity date from 8% to 14%. Under the terms of the subordinated convertible promissory notes, the debt may be converted into Series C Preferred Stock at the option of the noteholder at a conversion price of $0.20. The Series C Preferred Stock is thereafter convertible into common stock at $11.00 per share. In connection with these loans, we issued five-year warrants to purchase one share of common stock for every $1.00 of principal loaned at an exercise price of $55.00 per share. In November 2004, Messrs. Kundrat, Sullivan and Young agreed to accept shares of common stock as payment in full for the outstanding obligations and cancellation of their warrants. Those notes that were not cancelled in exchange for stock will be repaid out of the net proceeds of this offering. The loans we have received from our current officers and directors since June 2001 are as follows:

Name	Principal	Balance as of the Date of Issuance	Shares of Common Stock Issued

Richard P. Kundrat	$100,000	$138,017	34,229
John L. Sullivan	$50,000	$69,009	16,104
Paul Young	$100,000	$138,017	24,801
Donald F. Farley	$100,000	$138,017	—

Accrued Executive Salaries

          Richard P. Kundrat, Paul Young and John L. Sullivan, our executive officers, have deferred their salaries and any bonuses earned from August 2002, through November 2004. In 2003, the officers accepted a total of 10,775 shares of our common stock, valued at $11.00 per share in payment of an aggregate of $118,750 of their salaries for the period from February 1, 2003 through July 31, 2003 as follows:

Name	February through July 2003 Salary Paid in Stock	Shares of Common Stock Issued to Extinguish Cash Compensation Obligation

Richard P. Kundrat	$43,750	3,955
John L. Sullivan	$37,500	3,410
Paul Young	$37,500	3,410

          In November 2004, we agreed to issue a total of 147,866 shares of our common stock to Messrs. Kundrat, Young and Sullivan in full satisfaction of the outstanding accrued cash compensation owed to each of them through December 31, 2003 totalling $623,500. We continued to accrue their unpaid salaries for 2004 through November 2004. The following table sets forth the cash compensation for each executive officer that was extinguished through the issuance of common stock in November 2004:

Name	2002 and 2003 Accrued Salary	2002 and 2003 Bonuses	Shares of Common Stock Issued to Extinguish Cash Compensation Obligation

Richard P. Kundrat	$188,500	$110,000	77,271
John L. Sullivan	$162,500	—	39,646
Paul Young	$162,500	—	30,949

Bridge Financing

          In July 2004, we entered into a series of agreements with Dick Clark, a stockholder of our company and our spokesperson, and Stanley H. Moger, one of our directors. Under the terms of a loan agreement, Messrs. Clark and Moger agreed to loan us up to $1,000,000 in four tranches, each of which is conditioned upon completion of specified actions or events (the “Bridge Loan”). As of December 31, 2004, we have received the full $1,000,000.The loan accrues interest at 10% per annum, unless it is in default, in which case the interest increases to 15%. The principal and accrued interest are due and payable on the earlier of the consummation of this offering or January 1, 2005. Because the loan was not repaid by January 1, 2005, the interest rate increased to 15% as of that date. The loan is secured by all of the assets of NuVim, and certain company creditors were required to execute subordination agreements in favor of Messrs. Clark and Moger. The proceeds from this loan were used for advertising, partial payment of amounts owed to SMBI, which payment is required to obtain the assignment of the NuVim trademark, partial payment of legal fees and for general corporate purposes.

           Among the conditions of the Bridge Loan was an amendment to the Services Agreement with Olive Enterprises, Inc. (the “Services Agreement”), which is Dick Clark’s production company. Prior to the July 2004 transactions, we owed Mr. Clark $175,000 under the Services Agreement. Pursuant to an amendment to Services Agreement, we acknowledged that indebtedness and agreed to issue a convertible promissory note in the principal amount of $175,000. In consideration for Mr. Clark’s forbearance until the earlier of January 1, 2005 or the consummation of an initial public offering (the “Maturity Date”), the note is convertible as though it carried a face amount of $245,000. The convertible note is automatically convertible into unregistered units identical to the units sold in this offering, at the initial public offering price, provided the offering is consummated on or before April 30, 2005. Assuming a $12.00 IPO unit price, the note will convert into 20,416 units. If the offering does not occur by April 30, 2005, the convertible note remains convertible, but the conversion is optional at the discretion of the holder, and the conversion price is reduced to $1.00 per share (or unit, if the offering is consummated). In addition, the initial interest rate of 10% increased to 15% on January 1, 2005 because the note had not been repaid by the Maturity Date.

           A second amendment to the Services Agreement, executed in September 2004, provides for the payment to Mr. Clark of services fees through January 2006 with a value of $650,000, plus the issuance of 30,000 shares of common stock. In connection with the $650,000 services fees obligation, we issued a 10-year warrant, which Mr. Clark has accepted as payment in full for this obligation. If the services fees obligation is repaid on or prior to a “maturity event,” which alternatively could be an initial public offering, a merger, acquisition or other business combination, or a sale of assets, the warrant will be exercisable into the number of shares calculated by dividing $650,000 by the initial public offering price of this offering, assuming the maturity event is this offering. If the maturity event is a sale of assets or a merger or acquisition, the share calculation price is determined depending on the nature of the maturity event. The foregoing notwithstanding, if the services fees obligation is not repaid by April 30, 2005, the share calculation price will be the lesser of $1.00 or 80% of the purchase price per share in any subsequent financing, including this offering.

          Also in connection with the Bridge Loan, we issued a 10-year warrant to Mr. Clark that entitles him to acquire up to 9.9% of the total fully-diluted issued and outstanding capital stock of our company following the consummation of this offering. The exercise price is equal to the initial public offering price of this offering. The warrant contains a net exercise provision.

          Finally, the Bridge Loan required the formation of NuVim Powder LLC, of which Mr. Clark was given a 25% ownership interest. See “Business – Distribution.”

          Mr. Clark and Mr. Moger participated in the Bridge Loan equally, and the ancillary agreements and benefits provided to Mr. Clark are being shared with Mr. Moger. Therefore, Mr. Moger has been given a 12.5% interest in the powder company and a 50% interest in both of the warrants.

Approval by Independent Directors

          Each of the aforementioned transactions with related parties was approved or ratified by a majority of our independent directors, and at the time each transaction was approved or ratified, there were at least two independent directors on our Board.

Future Transactions

          Future transactions with our officers, directors or greater than five percent stockholders will be on terms no less favorable to NuVim than could be obtained from independent third parties. In addition, for a one-year period following this offering, we will not grant options or warrants to our officers, directors and greater than five percent stockholders that, in the aggregate, exceed 15% of the number of shares of common stock outstanding, except that the aggregate total will not include options or warrants issued to all security holders on a pro rata basis that are exercisable at or above the initial public offering price or that are issued to underwriters as compensation in connection with this offering.

PRINCIPAL STOCKHOLDERS

           Set forth below is information regarding the beneficial ownership of our common stock, as of March 31, 2005 and as adjusted to reflect the sale of 1,000,000 units in this offering, by (i) each person whom we knew owned, beneficially, more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our Named Officers, and (iv) all of the current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned. Shares of common stock subject to options or warrants currently exercisable or exercisable on or before May 30, 2005 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

		Percentage of the Class Beneficially Owned

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Before This Offering		After This Offering

Entities affiliated with Spencer Trask Specialty Group, LLC	579,429	(1)	52.1%	11.3%
535 Madison Avenue
New York, NY 10022
Kevin Kimberlin	579,429	(1)(2)	52.1%	11.3%
535 Madison Avenue
NewYork, NY 10022
Dick Clark	1,088,553	(3)	52.2%	17.9%
c/o Dick Clark Productions
3003 West Olive Avenue
Burbank, CA 91505
Stanley H. Moger	814,062	(4)	42.3%	13.7%
1180 6th Avenue, Suite 2010
New York, NY 10036
Stolle Milk Biologics, Inc.	99,546	(5)	8.9%	1.9%
6954 Cornell Road, Suite 400
Cincinnati, OH 45242
Richard P. Kundrat	133,636	(6)	12.0%	2.6%
Paul J. Young	63,198	(7)	5.7%	1.2%
John L. Sullivan	62,671	(8)	5.7%	1.2%
Donald F. Farley	5,003	(9)	*	*
William C. Franke	0	(10)	—	—
Frederick S. Pierce	0	(11)	—	—
Marc S. Goldman	0	(10)	—	—
Peter V. DeCrescenzo	0	(12)	—	—
All directors and executive officers as a group (10 persons)	1,078,570	(13)	56.0%	18.2%

*	Less than 1%.
(1)

Reflects the issuance of 461,700 shares of common stock in the Spencer Trask debt extinguishment transaction and 18,183 shares of common stock upon the conversion of the preferred stock owned by Spencer Trask, which will take place concurrently with the closing of this offering. Includes 21,700 shares owned by Spencer Trask Private Equity Fund I LP (“Fund I”), 10,619 shares owned by Spencer Trask Private Equity Fund II, LP (“Fund II”), 212,382 shares owned by Kevin Kimberlin Partners, L.P. (“KK Partners”) and 235,182 shares owned by Spencer Trask Specialty Group, LLC (“STSG”). Fund I, Fund II and KK Partners are affiliates of STSG. Also includes 99,546 shares of common stock owned by Stolle Milk Biologics, Inc., of which STSG is the controlling stockholder. Does not include an aggregate of 90,910 warrants owned by Spencer Trask and an affiliate, which warrants will be cancelled as part of the Spencer Trask debt extinguishment transaction. Kevin Kimberlin is the principal owner and non-member manager of STSG.

The general partner of each of Fund I and Fund II is Trask Partners LLC, which is owned by Spencer Trask & Co., which is also controlled by Mr. Kimberlin. As such Mr. Kimberlin has voting and investment control over the securities owned by STSG, Fund I, Fund II, KK Partners and SMBI. Mr. Kimberlin may be considered a promoter of NuVim.

(2)

Because of Mr. Kimberlin’s voting and investment control over the securities owned by STSG, Fund I, Fund II, KK Partners and SMBI, he may be deemed to be the beneficial owner of the shares owned by each such entity. He personally owns no NuVim securities and disclaims beneficial ownership of all the securities owned by STSG, Fund I, Fund II, KK Partners and SMBI, except to the extent of his pecuniary interest in each such entity, if any.

(3)

Reflects the issuance of 81,664 shares of common stock issuable in the Clark note conversion transaction and an additional 163,328 shares of common stock issuable upon exercise of the underlying warrants issuable in the Clark note conversion transaction. Includes 973,253 shares of common stock issuable upon exercise of currently exercisable warrants. Mr. Clark has been granted two warrants, one of which entitles him to purchase $650,000 worth of our common stock at the per share initial public offering price ($3.00, assuming a $12.00 unit price) if bridge financing notes are repaid before April 30, 2005 and one of which entitles him to purchase that number of shares of our common stock that will bring his total ownership to 9.9% following completion of this offering on a fully-diluted basis. Mr. Clark has entered into an agreement with Stanley H. Moger under which he has agreed to share a 50% interest in these two warrants with Mr. Moger. The share total in the table reflects Mr. Clark’s 50% interest and assumes exercise and conversion at $3.00 for the two warrants and the Clark note conversion transaction. Mr. Clark’s beneficial ownership could be materially different from the total reflected in this table if the initial public offering price varies materially from the $3.00 assumed per share price.

(4)

Reflects the issuance of 2,955 shares of common stock issuable upon conversion of the preferred stock concurrently with the closing of this offering. Includes (i) 1,182 shares of common stock issuable upon exercise of currently exercisable options; and (ii) 809,925 shares of common stock issuable upon exercise of currently exercisable warrants. See Note (3) regarding the details of the two warrants Mr. Moger is sharing with Mr. Clark. The share total in the table reflects Mr. Moger’s 50% interest and assumes an exercise price of $3.00 for the two warrants. Mr. Moger’s beneficial ownership could be materially different from the total reflected in this table if the initial public offering price varies materially from the $3.00 assumed per share price. Does not include 7,500 shares of common stock that will be issuable upon exercise of options that will be automatically granted upon the effective date of the 2005 Directors Stock Option Plan, which options will be immediately exercisable. Other options that will automatically be granted at the same time will become exercisable commencing one year after the date of grant.

(5)

Does not include any securities owned by Spencer Trask. See Note (1). Does not include the shares owned by Mr. Kundrat that are subject to a voting proxy in favor of Stolle Milk Biologics because this proxy will terminate upon completion of this offering. Patrick O’Brien, the chief executive officer of SMBI, has voting and dispositive authority over these securities, but he acts at the direction of his board of directors. Mr. O’Brien disclaims beneficial ownership of these shares. Spencer Trask is the controlling stockholder of SMBI.

(6)

Mr. Kundrat has given a voting proxy to Stolle Milk Biologics, Inc. that expires upon completion of this offering. Does not include 300,000 shares of common stock that will be issuable upon exercise of options that are expected to be granted upon the effective date of the 2005 Incentive Stock Option Plan and 7,500 shares of common stock that will be issuable upon exercise of options that will be automatically granted upon the effective date of the 2005 Directors Stock Option Plan, all of which options will be immediately exercisable. Other options that are expected to be granted under the 2005 Incentive Stock Option Plan or will automatically be granted under the 2005 Directors Stock Option Plan at the same time will become exercisable commencing one year after the date of grant.

(7)

Reflects the issuance of 910 shares of common stock issuable upon conversion of the preferred stock concurrently with the closing of this offering. Does not include 125,000 shares of common stock that will be issuable upon exercise of options that are expected to be granted upon the effective date of the 2005 Incentive Stock Option Plan, which options will be immediately exercisable. Other options that are expected to be granted under this plan will become exercisable commencing one year after the date of grant.

(8)

Reflects the issuance of 1,509 shares of common stock issuable upon conversion of the preferred stock concurrently with the closing of this offering. Does not include 125,000 shares of common stock that will be issuable upon exercise of options that are expected to be granted upon the effective date of the 2005 Incentive Stock Option Plan, which options will be immediately exercisable. Other options that are expected to be granted under this plan will become exercisable commencing one year after the date of grant.

(9)

Reflects the issuance of 2,729 shares of common stock issuable upon conversion of the preferred stock concurrently with the closing of this offering and includes 1,819 shares of common stock issuable upon conversion of outstanding warrants. Includes 910 shares held by an inter vivos family trust. Mr. Farley is the Chief Executive Officer of Spencer Trask and the Chairman of the Board of Stolle Milk Biologics, Inc., but his share total does not include any securities owned by Spencer Trask or Stolle Milk Biologics, Inc. Mr. Farley disclaims beneficial ownership of all such securities except to the extent of his pecuniary interest in those entities. Does not include 7,500 shares of common stock that will be issuable upon exercise of options that will automatically be granted upon the effective date of the 2005 Directors’ Stock Option Plan, which options will be immediately exercisable. Other options that will automatically be granted at the same time will become exercisable commencing one year after the date of grant.

(10)

Does not include 10,000 shares of common stock that will be issuable upon exercise of options that will automatically be granted upon the effective date of the 2005 Directors’Stock Option Plan, which options will be immediately exercisable. Other options that will automatically be granted at the same time will become exercisable commencing one year after the date of grant.

(11)

Does not include 11,500 shares of common stock that will be issuable upon exercise of options that will automatically be granted upon the effective date of the 2005 Directors’Stock Option Plan, which options will be immediately exercisable. Other options that will automatically be granted at the same time will become exercisable commencing one year after the date of grant.

(12)

Does not include 8,500 shares of common stock that will be issuable upon exercise of options that will automatically be granted upon the effective date of the 2005 Directors’Stock Option Plan, which options will be immediately exercisable. Other options that will automatically be granted at the same time will become exercisable commencing one year after the date of grant.

(13)

Reflects the issuance of 8,099 shares of common stock issuable upon conversion of the preferred stock concurrently with the closing of this offering. Includes (i) 809,925 shares of common stock issuable upon exercise of outstanding warrants and (ii) 1,182 shares of common stock issuable upon exercise of outstanding options. See Note (4). Does not include 500,000 shares of common stock that will be issuable upon exercise of options that are expected to be granted upon the effective date of the 2005 Incentive Stock Option Plan and 80,500 shares of common stock that will be issuable upon exercise of options that will automatically be granted upon the effective date of the 2005 Directors’Stock Option Plan, all of which options will be immediately exercisable. Other options that are expected to be granted under the 2005 Incentive Stock Option Plan or that will automatically be granted under the 2005 Directors’Stock Option Plan upon the effectiveness of these plans will become exercisable commencing one year after the date of grant.

DESCRIPTION OF SECURITIES

           Our authorized capital stock consists of 120,000,000 shares of common stock and 65,000,000 shares of preferred stock, all with a par value of $0.00001 per share. Following this offering, we will have 5,112,050 shares of common stock and no shares of preferred stock outstanding.

Units

           Each unit consists of (i) four shares of common stock; (ii) four Class A redeemable public warrants, each to purchase one share of common stock; and (iii) four Class B non-redeemable public warrants, each to purchase one share of common stock. The common stock and public warrants will trade as a unit for at least 30 days following this offering. The representative of the underwriters will then determine when the units separate, after which the common stock, the Class A public warrants, and the Class B public warrants will trade separately.

           At the closing of the offering, we will deliver only certificates representing the units to the representative of the underwriters through the facilities of the Depository Trust Company. Thereafter, investors may request physical delivery of unit certificates at any time before the Class A warrants and Class B warrants begin trading separately from the common stock included in the units. An investor may also request delivery of separate physical certificates for the Class A warrants, Class B warrants and the common stock comprising the units, but we will not be obligated to make delivery of the separate certificates until after the Class A warrants and Class B warrants begin trading separately from the common stock. Until the Class A warrants, Class B warrants and common stock begin trading separately, investors will be unable to make separate delivery of certificates for these securities and will be unable to settle trades in those securities.

Common Stock

           As of March 31, 2005, we have 414,073 shares of common stock outstanding held by 21 stockholders of record. Concurrently with the closing of this offering, we will issue an additional 461,700 shares of common stock in extinguishment of outstanding indebtedness we owe to Spencer Trask-related entities, 81,664 shares of common stock upon the automatic conversion of a convertible note held by Dick Clark and 154,613 shares of common stock upon the automatic conversion of 4,875,850 shares of Series A preferred stock and 3,623,000 shares of Series C preferred stock outstanding. Taking into account these issuances, we will have 1,112,050 shares of Common Stock immediately before the offering held of record by 176 stockholders. We also have reserved for issuance an aggregate of (i) 15,316 shares of common stock upon exercise of outstanding options and 1,700,000 shares of common stock issuable upon exercise of options that may be granted under our 2005 Incentive Stock Option Plan and 2005 Directors’ Stock Option Plan; and (ii) 1,640,829 shares upon exercise of outstanding warrants, including the warrants issued in connection with the bridge financing. See “Related Party Transactions–Bridge Financing.”

          Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Subject to the preference in dividend rights of any series of preferred stock which we may issue in the future, the holders of common stock are entitled to receive such cash dividends, if any, as may be declared by our Board of Directors out of legally available funds. Upon liquidation, dissolution or winding up, after payment of all debts and liabilities and after payment of the liquidation preferences of any shares of preferred stock then outstanding, the holders of the common stock will be entitled to participate pro rata in all assets that are legally available for distribution.

          Other than the rights described above, the holders of common stock have no preemptive subscription, redemption, sinking fund or conversion rights and are not subject to further calls or assessments. The rights and preferences of holders of common stock will be subject to the rights of any series of preferred stock which we may issue in the future.

Class A Public Warrants

General

           Each Class A public warrant entitles the holder to purchase one share of our common stock at an exercise price per share of $4.50. The exercise price is subject to adjustment upon the occurrence of certain events as provided in the Class A public warrant certificate and summarized below. Subject to our redemption rights, our Class A public warrants may be exercised at any time during the period commencing the later of 30 days after the effective date of this offering or the date on which the units separate, and ending on the fifth anniversary of the effective date of this offering, which is the expiration date. Those of our Class A public warrants which have not previously been exercised or redeemed will expire on the expiration date. A Class A public warrant holder will not be deemed to be a holder of the underlying common stock for any purpose until the Class A public warrant has been properly exercised.

Separate transferability

          Our common stock, Class A public warrants, and Class B public warrants will trade as a unit for at least 30 days following this offering. The representative of the underwriters will determine when the units separate, after which the common stock, the Class A public warrants, and the Class B public warrants each will trade separately. The representative intends to separate the units 30 days after the effective date of this offering absent unforeseen circumstances. We will announce in advance the separation of the units by a press release. Upon separation, unit holders will receive certificates for the common stock, Class A public warrants, and Class B public warrants in exchange for their unit certificates.

Redemption

           After the units separate, we have the right to redeem the Class A public warrants issued in this offering at a redemption price of $0.25 per public warrant (subject to adjustment for stock splits, reverse stock splits and other recapitalization events) under the following circumstances: The redemption right arises if the last reported sale price per share of our common stock as reported by the principal exchange or trading facility on which our common stock trades equals or exceeds $6.00 for five consecutive trading days ending prior to the date of the notice of redemption. We are required to provide 30 days prior written notice to the Class A public warrant holders of our intention to redeem the warrants. We will send the written notice of redemption by first class mail to Class A public warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent for our Class A public warrants. No other form of notice or publication will be required. If we call the Class A public warrants for redemption, they will be exercisable until the close of business on the last business day before the specified redemption date.

Exercise

          A Class A public warrant holder may exercise the Class A public warrants only if an appropriate registration statement is then in effect with the Securities and Exchange Commission and if the shares of common stock underlying our Class A public warrants are qualified for sale under the securities laws of the state in which the holder resides.

          Our Class A public warrants may be exercised by delivering to our transfer agent the applicable Class A public warrant certificate on or prior to the expiration date or prior to the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of Class A public warrants being exercised. Class A public warrants may only be exercised to purchase whole shares. Fractional shares will not be issued upon exercise of our Class A public warrants. Class A public warrant holders will receive cash equal to the current market value of any fractional interest, which will be the value of one whole interest multiplied by the fraction thereof, in the place of fractional Class A public warrants that remain after exercise if they would then hold Class A public warrants to purchase less than one whole share.

Adjustments of exercise price

          The exercise price of our Class A public warrants is subject to adjustment if we declare any stock dividend to stockholders or effect any split or reverse split with respect to our common stock. Therefore, if we effect any stock split or reverse split with respect to our common stock, the exercise price in effect immediately prior to such stock split or reverse split will be proportionately reduced or increased, respectively. Any adjustment of the exercise price also will result in an adjustment of the number of shares purchasable upon exercise of a Class A public warrant.

          The exercise price is also subject to adjustment in the event of a capital reorganization or reclassification of the common stock, or in the event we consolidate with, or merge into, or sell our property to another corporation (other than a consolidation or merger that does not result in any reclassification or change of the outstanding common stock). Therefore, if we effect any capital reorganization or reclassification, consolidation, merger, or sale, the exercise price in effect immediately prior to that event will be proportionately reduced or increased, respectively. Any adjustment of the exercise price will also result in an adjustment of the number or kind of securities or property purchasable upon exercise of a Class A public warrant.

Class B Public Warrants

General

           Each Class B public warrant entitles the holder to purchase one share of our common stock at an exercise price per share of $7.50. The exercise price is subject to adjustment upon the occurrence of certain events as provided in the Class B public warrant certificate and summarized below. Our Class B public warrants may be exercised at any time during the period commencing the later of 30 days after the effective date of this offering or the date on which the units separate, and ending on the fifth anniversary of the effective date of this offering, which is the expiration date. Those of our Class B public warrants which have not previously been exercised will expire on the expiration date. A Class B public warrant holder will not be deemed to be a holder of the underlying common stock for any purpose until the Class B public warrant has been properly exercised.

Separate transferability

          Our common stock, Class A public warrants, and Class B public warrants will trade as a unit for at least 30 days following this offering. The representative of the underwriters will determine when the units separate, after which the common stock, the Class A public warrants, and the Class B public warrants each will trade separately. The representative intends to separate the units 30 days after the effective date of this offering absent unforeseen circumstances. We will announce in advance the separation of the units by a press release. Upon separation, unit holders will receive certificates for the common stock, Class A public warrants, and Class B public warrants in exchange for their unit certificates.

Redemption

          We have no right to redeem the Class B public warrants issued in this offering.

Exercise

          A Class B public warrant holder may exercise our Class B public warrants only if an appropriate registration statement is then in effect with the Securities and Exchange Commission and if the shares of common stock underlying our Class B public warrants are qualified for sale under the securities laws of the state in which the holder resides.

          Our Class B public warrants may be exercised by delivering to our transfer agent the applicable Class B public warrant certificate on or prior to the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of Class B public warrants being exercised. Class B public warrants may only be exercised to purchase whole shares. Fractional shares will not be issued upon exercise of our Class B public warrants. Class B public warrant holders will receive cash equal to the current market value of any fractional interest, which will be the value of one whole interest multiplied by the fraction thereof, in the place of fractional Class B public warrants that remain after exercise if they would then hold Class B public warrants to purchase less than one whole share.

Adjustments of exercise price

          The exercise price of our Class B public warrants is subject to adjustment if we declare any stock dividend to stockholders or effect any split or reverse split with respect to our common stock. Therefore, if we effect any stock split or reverse split with respect to our common stock, the exercise price in effect immediately prior to such stock split or reverse split will be proportionately reduced or increased, respectively. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a Class B public warrant or, if we elect, an adjustment of the number of Class B public warrants outstanding.

          The exercise price is also subject to adjustment in the event of a capital reorganization or reclassification of the common stock, or in the event we consolidate with, or merge into, or sell our property to another corporation (other than a consolidation or merger that does not result in any reclassification or change of the outstanding common stock). Therefore, if we effect any capital reorganization or reclassification, consolidation, merger, or sale, the exercise price in effect immediately prior to that event will be proportionately reduced or increased, respectively. Any adjustment of the exercise price also will result in an adjustment of the number or kind of securities or property purchasable upon exercise of a Class B public warrant.

Preferred Stock

          Our Certificate of Incorporation provides for the issuance of up to 65,000,000 shares of preferred stock. As of the date of the offering, there will be no shares of preferred stock outstanding because the 4,875,850 shares of Series A preferred stock and 3,623,000 shares of Series C preferred stock will automatically convert to common stock concurrently with this offering. As a result of the 1-for-55 reverse stock split effected in November 2004, the outstanding preferred shares will convert into an aggregate of 154,613 shares of common stock.

           The Board of Directors has the authority, without further action by the stockholders, to issue up to an additional 56,501,150 shares of preferred stock in one or more series, and to fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preference and number of shares constituting any series or the designation of such series. The purpose of the provisions of our certificate of incorporation authorizing the issuance of preferred stock is to provide us with the flexibility to take advantage of opportunities to raise additional capital through the issuance of shares that address competitive conditions in the securities markets. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. Although we have no present plans to do so, the Board of Directors, without stockholder approval, may issue preferred stock with voting or conversion rights which could adversely affect the voting power of the holders of our common stock. This provision may be deemed to have a potential anti-takeover effect, because the issuance of such preferred stock may delay or prevent a change of control of the Company. Furthermore, shares of preferred stock, if any are issued, may have other rights, including economic rights, senior to our common stock, and, as a result, the issuance of preferred shares could depress the market prices of our shares of common stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

          We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder; unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

          For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “Interested Stockholder,” did own, 15% or more of the corporation’s voting stock.

          In addition, our authorized but unissued shares of common stock and preferred stock are available for our Board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The Board of Directors is also authorized to adopt, amend or repeal our bylaws which could delay, defer or prevent a change in control.

Transfer Agent,Warrant Agent and Registrar

          Our transfer agent and registrar for our common stock and the warrant agent for our Class A public warrants and Class B public warrants is American Stock Transfer & Trust Company, New York, New York.

SHARES ELIGIBLE FOR FUTURE SALE

This Offering

           Upon completion of the offering, we expect to have 5,112,050 shares of common stock outstanding. This number assumes no exercise of the underwriters’ over-allotment option, the Class A public warrants, the Class B public warrants, the representative’s warrants or any other outstanding options and warrants. We expect to have 5,712,050 shares of common stock outstanding if the underwriters’ over-allotment is exercised in full. Of these shares, the 4,000,000 shares of common stock issued as part of the units sold in this offering (4,600,000 shares if the underwriters’ over-allotment is exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act. The 4,000,000 shares of common stock underlying the Class A public warrants and the 4,000,000 shares of common stock underlying the Class B public warrants issued as part of the units sold in this offering (4,600,000 shares of common stock in the case of the Class A public warrants and 4,600,000 shares of common stock in the case of the Class B public warrants if the underwriters’ over-allotment is exercised in full) will also be freely tradeable after exercise of the warrants, except for shares held by our affiliates.

Outstanding Restricted Stock

           The remaining 1,112,050 outstanding shares of common stock will be restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. The holders of these shares have agreed not to sell or otherwise dispose of any of their shares of common stock for a period of one year after completion of this offering, without the prior written consent of Paulson Investment Company, Inc., the representative of the underwriters, subject to certain limited exceptions. After the expiration of the lock-up period, or earlier with the prior written consent of Paulson Investment Company, Inc., all of the outstanding restricted shares subject to the lock-up that are not also subject to escrow arrangements imposed by state securities regulators may be sold in the public market pursuant to Rule 144.

           Without taking into account the lockup agreements, 309,686 shares of common stock would be eligible for sale under Rule 144 90 days after completion of the offering. The balance of the restricted shares would be eligible for sale under Rule 144 on approximately the following schedule:

•	30,000 shares in September 2005;

•	229,000 shares in November 2005; and

•	543,364 shares one year after completion of the offering.

          In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

Options and Warrants

          Stock Options

           As of December 31, 2004, we had granted and have outstanding a total of 15,316 options to purchase shares of common stock under our several options plans. We have 1,500,000 options available for grant under our 2005 Incentive Stock Option Plan and an additional 200,000 options available for grant under our 2005 Directors Stock Option Plan.

          We intend to file a registration statement under the Securities Act to register all shares of common stock issued, issuable or reserved for issuance under our stock option plans. This registration statement is expected to be filed as soon as practicable after the date of this prospectus and will automatically become effective upon filing. Following this filing, shares exercisable pursuant to vested options that are registered under this registration statement will, subject to the lock-up agreements and market standoff provisions described above and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market.

          Warrants

           Immediately prior to the closing of this offering, we will have an aggregate of 1,640,829 warrants outstanding. None of these warrants carry registration rights and accordingly, in the event any warrants are exercised, the holders will be required to hold the underlying shares for at least one year, unless they are subsequently registered.

Representative’s Warrants

          In connection with this offering, we have agreed to issue to the representative of the underwriters warrants to purchase 100,000 units. The representative’s warrants will be exercisable for units at any time beginning 180 days after the effective date of this offering until the fifth anniversary of the effective date. However, neither the representative’s warrants nor the underlying securities may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the 180-day lock-up restriction for the remainder of the lock-up period.We will cause the registration statement of which this prospectus is a part to remain effective until the earlier of the time that all of the representative’s warrants have been exercised and the date which is five years after the effective date of the offering or will file a new registration statement covering the exercise and resale of those securities. The common stock and Class A and Class B public warrants issued to the representative upon exercise of these representative’s warrants will be freely tradeable.

Registration Rights

          In August 2004, the holders of the outstanding Series A and Series C preferred shares amended and restated the registration rights agreement pertaining to the common stock underlying those shares (the “registrable securities”). There are currently 4,875,850 shares of Series A preferred stock and 3,623,000 shares of Series C preferred stock, which, collectively, will automatically convert into an aggregate of 154,613 shares of common stock upon the closing of this offering. The 154,613 shares are subject to this agreement. Under the Second Amended and Restated Registration Rights Agreement, we have granted demand and piggyback registration rights to the holders. The demand rights may be exercised no more than two times by a majority of the then-outstanding holders of the registrable securities; however, they may not exercise that right during the one-year lock-up period required by the representative. The holders also have piggyback registration rights that remain in effect until April 2009. The foregoing notwithstanding, all of these shares will be eligible for public sale under Rule 144 upon expiration of the lock-up agreement with the representative.

UNDERWRITING

           The underwriters named below have entered into an underwriting agreement with respect to the units being offered in connection with this offering. In connection with this offering and subject to certain conditions, the underwriters named below has agreed to purchase, and we have agreed to sell, 1,000,000 units at the price set forth on the cover page of this prospectus, each unit consisting of four shares of common stock, four Class A public warrants, each to purchase one share of common stock and four Class B public warrants, each to purchase one share of common stock, in accordance with the following table:

Underwriter	Number of Units

Paulson Investment Company, Inc.
Chicago Investment Group, LLC
S.W. Bach & Company

Total	1,000,000

          Information regarding the aforementioned underwriters (including that relating to licensing, registration and disciplinary actions, if any) may be retrieved from state securities regulators who use the Central Registration Depository (CRD) system.

Nature of the Underwriting Commitment

          The underwriting agreement between the underwriters and us provides that the underwriters are committed to purchase the 1,000,000 units offered by this prospectus if any units are purchased. This commitment does not apply to 150,000 units subject to the over-allotment option granted by us to the underwriters to purchase additional units in this offering. The underwriting agreement also provides that the obligations of the several underwriters to pay for and accept delivery of the units are subject to the approval of certain legal matters by counsel and certain other conditions. These conditions include, among other things, the requirements that no stop order suspending the effectiveness of the registration statement shall be in effect and that no proceedings for such purpose have been instituted or threatened by the Securities and Exchange Commission.

Conduct of the Offering

          We have been advised by Paulson Investment Company, Inc. that the underwriters propose to offer the units to be sold in this offering directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers at that price less a concession of not more than $     per unit. The underwriters may allow, and those dealers may reallow, a concession not in excess of $     per unit to certain other dealers. After the units are released for sale to the public, the underwriters may change the offering price and other selling terms from time to time. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The initial public offering price of the units will be determined by negotiations between us and Paulson Investment Company, Inc., the representative of the underwriters.

          The underwriters have informed us that they will not confirm sales of units offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Over-allotment Option

          Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable once during a period of 30 days from the date of this prospectus, to purchase up to an additional 150,000 units on the same terms as the other units being purchased by the underwriters from us. The underwriters may exercise the option solely to cover over-allotments, if any, in the sale of the units that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discounts and proceeds to us before offering expenses will be $          , $           and $           , respectively.

Offering Discounts

          The following table shows the per unit and total underwriting discounts to be paid by us to the underwriters. These amounts are shown assuming no exercise and full exercise, respectively, of the underwriters’over-allotment option described above:

	Per Unit	Total without Over-Allotment Option	Total with Over-Allotment Option

Total underwriting discount to be paid by us	$	$	$

Expense Allowance

          We have agreed to pay to Paulson Investment Company, Inc. a non-accountable expense allowance equal to three percent of the aggregate public offering price of the units sold by us in this offering, excluding units sold on exercise of the underwriters’ over-allotment option.

Loan from Paulson Investment Company,Inc.

          Paulson Investment Company, Inc. loaned $20,000 to us on July 9, 2004. Interest accrues at a rate of 10% per annum. We must repay the loan from the proceeds of this offering, if not previously repaid.

Representative’s Warrants

          On completion of this offering, we will issue to the representative of the underwriters warrants to purchase up to 100,000 units, for a price of per unit equal to 120% of the initial offering price of the units. The representative’s warrants will be exercisable for units at any time beginning 180 days after the effective date of this offering, and will expire on the fifth anniversary of the effective date. However, neither the representative’s warrants nor the underlying securities may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the 180-day lock-up restriction for the remainder of the lock-up period.

          The holder of these warrants will have, in that capacity, no voting, dividend or other stockholder rights. Any profit realized on the sale of the units issuable upon exercise of these warrants may be deemed to be additional underwriting compensation. The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part. During the term of these warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time at which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

Indemnification

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Lock-up Agreements

           Our officers, directors and substantially all of our stockholders have agreed that for a period of one year from the date this registration statement becomes effective that they will not offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities of that are substantially similar to our common stock, or any securities convertible into or exercisable or exchangeable for common stock, without the prior consent of Paulson Investment Company, Inc., as the representative of the underwriters. Paulson Investment Company, Inc. may consent to an early release from the one-year lock-up period. Currently, there are no agreements by Paulson to release any of the securities from the lock-up agreements.

Stabilization and Other Transactions

          The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

•

stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress;

•

short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our units than it purchases from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above or may engage in syndicate covering transaction; there is no contractual limit on the size of any syndicate covering transaction; the underwriters will deliver a prospectus in connection with any such short sales; purchasers of units sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement;

•

syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters; and

•

a penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by the underwriter was later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

          If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the Nasdaq SmallCap Market or otherwise.

Determination of Offering Price

          Before this offering, there has been no public market for our units, the common stock or public warrants. Accordingly, the initial public offering price of the units offered by this prospectus and the exercise price of the public warrants were determined by negotiation between us and the underwriters. Among the factors considered in determining the initial public offering price of the units and the exercise price of the public warrants were:

•	our history and our prospects;

•	the industry in which we operate;

•	the status and development prospects for our proposed products;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

          The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units, or the common stock and public warrants contained in the units, can be resold at or above the initial public offering price.

NASD’s Conflict of Interest Rule

           Affiliates of Spencer Trask Specialty Group, LLC will participate as members of the selling group of this offering. Because Spencer Trask Specialty Group, LLC and its affiliates beneficially own more than 50% of the Company’s common stock, they are deemed to have a “conflict of interest” under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (“NASD”). Accordingly, the offering is being made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. That rule requires that the initial public offering price be no higher than that recommended by a “qualified independent underwriter,” as defined in Rule 2720. Paulson Investment Company, Inc., an underwriter of this offering, has assumed the responsibilities of acting as qualified independent underwriter, has performed due diligence investigations and has reviewed and participated in the preparation of the registration statement and the prospectus related to the offering.

Expenses

          The following table sets forth an itemization of all expenses we will pay in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee and NASD filing fee, the amounts listed below are estimates:

Nature of Expense	Amount

SEC registration fee	$10,144
NASD filing fee	8,651
Underwriters’ non-accountable expense allowance	360,000
Pacific Exchange listing fee	27,500
Accounting fees and expenses	95,000
Legal fees and expenses	345,000
Printing and related expenses	70,000
Blue Sky fees and expenses	80,000
Transfer agent fees and expenses	3,500
Miscellaneous expenses, including roadshow expenses	41,705

Total	$1,031,500

LEGAL MATTERS

          The validity of the issuance of the securities offered by this prospectus will be passed upon for the Company by Wickersham & Murphy, a Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Holland & Knight LLP, Portland, Oregon.

EXPERTS

          The financial statements included in this prospectus and elsewhere in the registration statement have been audited by WithumSmith+Brown, P.C., independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          In connection with the units offered by this prospectus, we have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the SEC. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits and schedules. For further information with respect to our units, shares and warrants, and us, you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits without charge at the Securities and Exchange Commission’s public reference facilities, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement from those offices for a fee.You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

          We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors.

NUVIM, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of:
NuVim, Inc.

We have audited the accompanying balance sheets of NuVim, Inc. (the “Company”) as of December 31, 2003 and 2004, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WITHUMSMITH+BROWN, P.C.

February 22, 2005

Flemington, New Jersey

NUVIM, INC.
BALANCE SHEETS
DECEMBER 31,2003 AND 2004

	December 31,

	2003	2004

ASSETS
Current Assets:
Cash and cash equivalents	$54,609	$277,649
Accounts receivable, net	53,718	6,981
Inventory	160,664	84,484
Prepaid expenses and other current assets	40,192	61,766

Total Current Assets	309,183	430,880
Equipment and furniture, net	60,873	21,020
Deferred offering costs	—	441,243
Deposits and other assets	8,147	8,547

TOTAL ASSETS	$378,203	$901,690

LIABILITIES AND STOCKHOLDERS’DEFICIT
Current Liabilities:
Senior notes payable – related parties	$—	$1,000,000
Demand note payable – bank	2,500,000	2,500,000
Accrued interest – demand note payable – bank	59,519	129,940
Senior convertible promissory notes payable – related party	2,480,000	2,480,000
Accrued interest – senior convertible promissory notes – related party	473,194	813,251
Convertible promissory note – related party	—	175,000
Stockholder loans – subordinated convertible promissory notes	635,000	385,000
Accrued interest stockholder loans	156,853	147,793
Accounts payable	877,998	1,098,014
Accounts payable and accrued expenses to related parties	773,000	659,000
Accrued expenses	55,000	159,317
Accrued compensation	714,443	551,305
Rescinded series B offering payable	42,000	42,000
Related party advances	27,000	82,000
Other note payable	—	150,000

Total Current Liabilities	8,794,007	10,372,620

Commitments and Contingencies
Stockholders’ Deficit:
Preferred Stock – 65,000,000 shares authorized:
Preferred Stock Series A, convertible, non cumulative, participating, par value $.00001 per share; 4,875,850 shares designated, issued and outstanding in 2003 and 2004 (liquidation preference of $4,875,850)	49	49
Preferred Stock Series C, convertible, non cumulative, participating, par value $.00001 per share; designated 50,000,000 shares, 3,623,000 issued and outstanding in 2003 and 2004 respectively (liquidation preference of $724,600)	36	36
Common Stock, 120,000,000 shares authorized, $.00001 par value, issued and outstanding, 155,073 at December 31, 2003 and 414,073 at December 31, 2004	2	4
Additional paid-in capital	7,300,687	8,377,140
Accumulated deficit	(15,716,578)	(17,848,159)

Total Stockholders’ Deficit	(8,415,804)	(9,470,930)

TOTAL LIABILITIES AND STOCKHOLDERS’DEFICIT	$378,203	$901,690

The Notes to Financial Statements are an integral part of these statements.

NUVIM, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,2003 AND 2004

	December 31,

	2003		2004

Gross Sales		$2,335,676	$1,411,355
Less: Discounts, Allowances and Promotional Payments		624,747	452,570

Net Sales		1,710,929	958,785
Cost of Sales		1,270,656	737,642
Write down of obsolete inventory		213,407	—

Gross Profit		226,866	221,143
Selling, General and Administrative Expenses		1,967,795	2,092,898

Loss from Operations		(1,740,929)	(1,871,755)
Other Income (Expense):
Interest Expense		(709,210)	(578,560)
Interest Income		407	—
Miscellaneous Income (Expense)		(839)	—
Gain on Forgiveness of Accounts Payable		—	60,258

Total Other Income (Expense) – Net		(709,64 2)	(518,302)

Net Loss Before Income Tax Benefit		(2,450,571)	(2,390,057)
Income Tax Benefit		211,131	258,476

Net Loss	$	(2,239,440)	$(2,131,581)

Basic and Diluted Loss Per Share		$(15.25)	$(10.26)

Weighted Average Number of Common Shares Outstanding – Basic and Diluted		146,866	207,740

The Notes to Financial Statements are an integral part of these statements.

NUVIM, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,2003 AND 2004

	December 31,

	2003	2004

Cash Flow From Operating Activities:
Net Loss	$(2,239,440)	$(2,131,581)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	42,120	>42,120
Stock-based compensation	231,647	—
Non-cash interest expense warrants	178,000	—
Inventory obsolescence	213,407	—
Gain on forgiveness of accounts payable	—	(60,258)
Provision for sales returns and allowances	624,747	452,570
Changes in Operating Assets and Liabilities:
Accounts receivable	(539,493)	(405,833)
Inventory	(45,091)	76,180
Prepaid expenses and other current assets	(34,618)	(21,574)
Deposits and other assets	—	(400)
Cash restricted for letter of credit	100,000	—
Accounts payable	141,296	504,186
Accrued compensation	513,500	484,362
Accrued expenses	35,000	104,317
Accrued interest	467,036	496,461
Accounts payable to related parties	(75,000)	71,000

Net Cash Used in Operating Activities	(386,889)	(388,450)
Cash Flow From Investing Activities:
Purchase of equipment and furniture	—	(2,267)

Net Cash Used in Investing Activities	—	(2,267)
Cash Flow From Financing Activities:
Repayment of shareholder loans	(22,544)	—
Repayment of rescinded series B offering payable	(36,500)	—
Proceeds from issuance of series C preferred stock	20,000	—
Proceeds from senior convertible promissory notes – related party	480,000	—
Proceeds from senior note payable – related party	—	1,000,000
Proceeds from related party advances	—	55,000
Deferred offering costs	—	(441,243)

Net Cash Provided By Financing Activities	440,956	613,757

Increase in Cash and Cash Equivalents	54,067	223,040
Cash and Cash Equivalents at Beginning of Year	542	54,609

Cash and Cash Equivalents at End of Year	$54,609	$277,649

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$38,808	$—

The Notes to Financial Statements are an integral part of these statements.

NUVIM, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2004

	Preferred Stock Series A		Preferred Stock Series C		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit

	Shares	Amount	Shares	Amount	Shares	Amount

Balance at December 31, 2002	4,875,850	$49	3,523,000	$35	134,000	$1	$6,771,042	$(13,477,138)	$(6,706,011)
Proceeds from sale of preferred stock series C	—	—	100,000	1	—	—	19,999	—	20,000
Issuance of common stock for compensation	—	—	—	—	21,073	1	231,646	—	231,647
Warrants issued in connection with notes payable	—	—	—	—	—	—	178,000	—	178,000
Related party debt extinguishment	—	—	—	—	—	—	100,000	—	100,000
Net loss for the year ended December 31, 2003	—	—	—	—	—	—	—	(2,239,440)	(2,239,440)

Balance at December 31, 2003	4,875,850	49	3,623,000	36	155,073	2	7,300,687	(15,716,578)	(8,415,804)
Shares issued in connection with related party debt extinguishment	—	—	—	—	—	—	71,912	—	71,912
Common stock issued in connection with service agreement	—	—	—	—	30,000	—	—	—	—
Common stock issued in connection with payment of accounts payable	—	—	—	—	6,000	—	36,000	—	36,000
Common stock issued in connection with accrued compensation	—	—	—	—	147,866	1	623,499	—	623,500
Common stock issued in connection with stockholder loans	—	—	—	—	75,134	1	345,042	—	345,043
Net loss for the year ended December 31, 2004	—	—	—	—	—	—	—	(2,131,581)	(2,131,581)

Balance at December 31, 2004	4,875,850	$49	3,623,000	$36	414,073	$4	$8,377,140	$(17,848,159)	$(9,470,930)

The Notes to Financial Statements are an integral part of these statements.

NUVIM, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – BUSINESS AND BASIS OF PRESENTATION

A.     Business

NuVim, Inc. (the “Company”) markets and distributes dietary supplement beverages, which enhance the immune system, promote sturdy joints and muscle flexibility. The Company distributes its products through supermarkets in approximately13 states, predominantly on the East Coast, and the District of Columbia. The Company’s beverage products contain certain micronutrients which Stolle Milk Biologics, Inc.’s (“SMBI”) has patented. Spencer Trask Specialty Group, LLC (“ST”) is the controlling stockholder of SMBI. SMBI and ST collectivelty are significant stockholders of the company. The Company has entered into supply and licensing agreements with SMBI for these patented micronutrients, which can be terminated by SMBI under certain conditions (See Note 17).

B.     Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements, the Company incurred net losses of $2,239,440 and $2,131,581 for the years ended December 31, 2003 and 2004, respectively, and is in default as of December 31, 2004, on approximately $7,500,000 of notes payable, stockholder loans, and accrued interest. Management also expects operating losses to continue in 2005 and 2006. The Company’s continued existence is dependent upon its ability to secure adequate financing to fund future operations and commence profitable operations. To date, the Company has supported its activities through equity investments, the sale of preferred stock, a demand note payable to a bank and cash advances from related parties and stockholders. It is the Company’s intention to raise additional capital through additional borrowings and a public offering of its common stock. No assurance can be given that these funding strategies will be successful in providing the necessary funding to finance the operations of the Company. Additionally, there can be no assurance, even if successful in obtaining financing, the Company will be able to generate sufficient cash flows to fund future operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or amounts and classification of liabilities that might be necessary related to this uncertainty.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

A.     Cash Equivalents

Cash equivalents consist of highly-liquid investments with an original maturity of three months or less when purchased.

B.     Accounts Receivable

Accounts receivable are unsecured, non-interest bearing obligations that are typically due from customers within 30 days of the invoice date. Management applies collections in accordance with customer remittance advices or to the oldest outstanding invoice if no remittance advice is presented with payment.

Accounts receivable are recorded at their net realizable value. The Company estimates an allowance for doubtful accounts, sales returns and allowances based on historical trends and other criteria. At December 31, 2003 and 2004, these allowances approximated $84,000 and $53,400, respectively. No amounts were recorded as bad debt expense for the years ended December 31, 2003 or 2004 as all allowances represented sales returns or promotional allowances.

C.     Inventories

Inventories, which are predominantly raw materials, are stated at the lower of cost (first-in, first-out method) or market. A provision for excess or obsolete inventory is recorded at the time the determination is made. For finished goods, inventory that is within 30 days of its expiration date is charged to cost of sales. Raw materials related to discontinued flavors are also charged to cost of sales at the time the flavor is discontinued.

NUVIM, INC.

NOTES TO FINANCIAL STATEMENTS

D.     Deferred Offering Costs

The Company is deferring costs incurred in connection with a proposed initial public offering of its common stock. Amounts deferred will be offset against the gross proceeds (recorded as additional paid in capital) upon consummation of the offering. If the offering does not take place, all deferred costs will be expensed.

E.     Revenue Recognition

The Company records revenue at the time the related products are received by the customer from the public warehouse used by the Company and the risk of ownership has passed to the customer. A provision for estimated product returns, promotional allowances and cash discounts based on the Company’s historical experience is recorded during the period of sale.

F.     Placement Allowances

As an inducement to its customers to display the Company’s products in preferred locations of their stores, the Company provides placement and promotional allowances to certain customers. The Company also provides credits for product which has not been sold by its expiration date. These allowances and credits are reflected as a reduction of gross sales in accordance with Emerging Issues Task Force (“EITF”) No. 01-09 “Accounting for consideration given by a vendor to a customer”.

G.     Freight Costs

In accordance with EITF No. 00-10, “Accounting for Shipping and Handling Fees and Costs,” reimbursement of freight charges are recorded in net sales. For the years ended December 31, 2003 and 2004, freight-out costs approximated $241,000 and $172,000, respectively, and have been recorded in selling, general and administrative expenses.

H.     Equipment and Furniture

Equipment and furniture is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets (5 years).

I.     Stock-Based Compensation

The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, using an intrinsic value approach to measure compensation expense, if any. Under this method, compensation expense is recorded on the grant date only if the current market price of the underlying stock exceeds the exercise price. Options and warrants issued to non-employees are accounted for in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”, and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services” using a fair value approach. See notes 14 F. and G. for a discussion of time and valuation assumptions used to value options and warrants.

SFAS No. 123 established accounting and disclosure requirements using a fair value-basis method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123. Had the Company elected to recognize compensation cost based on fair value of the stock options at the date of grant under

NUVIM, INC.

NOTES TO FINANCIAL STATEMENTS

SFAS No.123, such costs would have been recognized ratably over the vesting period of the underlying instruments and the Company’s net loss and net loss per common share would have increased to the pro forma amounts indicated in the table below. For the years ended December 31:

For the years ended December 31:

	2003	2004

Net loss, as reported	$2,239,440	$2,131,581
Net loss, pro forma	$2,266,699	$2,143,042
Net loss per share, as reported	$(15.25)	$(10.26)
Net loss per share, pro forma	$(15.43)	$(10.32)

The pro forma results above are not intended to be indicative of or a projection of future results.

J.     Advertising and Promotion Costs

Advertising and promotion costs are expensed as incurred. Advertising expenses, including media advertising, in store sampling programs, and advertisements in customer printed circulars were included in selling, general and administrative expenses, with the exception of coupon expenses which were included as a reduction of net sales. During the years ended December 31, 2003 and 2004, advertising and promotion expense was approximately $472,000 and $687,000, respectively.

K.     Income Taxes

Deferred tax assets and liabilities are determined based on differences between financial reporting and income tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Differences that give rise to significant portions of the Company’s deferred tax assets are net operating losses and deferred stock compensation. A valuation allowance is recorded against deferred tax assets in instances where the realization of the deferred tax asset is not considered to be “more likely than not.”

L.     Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates include, but are not necessarily limited to, accounts receivable allowances, depreciation and coupon liability estimates. Actual results could differ from those estimates.

M.     Net Loss Per Share

Basic loss per share has been calculated using the weighted average number of common shares outstanding in accordance with FASB 128 “Earnings Per Share.” All potentially dilutive securities, including options, convertible notes, convertible preferred stock and warrants have been excluded as common stock equivalents and diluted loss per share has not been presented as such securities are antidilutive due to the Company’s net loss for all periods presented.

N.     Impairment of Long Lived Assets

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 2003 and December 31, 2004, the Company has not recognized any impairment charges for its long-lived assets.

O.     Concentration of Risk

The Company maintains its cash balances in financial institutions located in New Jersey, and periodically has cash balances in excess of Federal Deposit Insurance Corporation limits. The Company distributes its products and grants credit to its customers who are food distributors and retailers located primarily in the eastern portion of the United States. The Company generally does not require collateral or other security with regard to balances due from customers. The Company extends credit to its customers in the normal course of business and performs periodic credit evaluations of its customers, maintaining allowances for potential credit losses.

NUVIM, INC.

NOTES TO FINANCIAL STATEMENTS

Sales to two customers during the year ended December 31, 2003 approximated 17% and 12% of sales. Sales to two customers during the year ended December 31, 2004 approximated 14% and 13% of sales.

Accounts receivable from one customer at December 31, 2003 approximated 21% and two customers at December 31, 2004 approximated 21% and 16% of accounts receivable, respectively.

One outside vendor manufactures all of the Company’s finished goods. During the years ended December 31, 2003 and 2004, manufacturing costs of approximately $383,000 and $217,500 were incurred at this vendor. There was no amount due to this vendor at December 31, 2003 and 2004.

P.     Value of Financial Instruments

 The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable and accounts payable. The carrying amounts of these financial instruments approximate fair value due to their short-term nature. The carrying amount due to related party, notes payable and stockholder loans are estimated to approximate their fair values as their stated interest rates approximate current interest rates.

Q.     Recent Accounting Pronouncements

In January 2003, the FASB issued interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities”. The primary objectives of this interpretation are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities”) and how to determine when and which business enterprise (the “primary beneficiary”) should consolidate the variable interest entity. This new model for consolidation applies to an entity in which either (i) the equity investors (if any) do not have a controlling financial interest; or (ii) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that the primary beneficiary, as well as all other enterprises with a significant variable interest entity, make additional disclosures. Certain disclosure requirements of FIN 46 were effective for financial statements issued after January 31, 2003. In December 2003, the FASB issued FIN 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46-R”) to address certain FIN 46 implementation issues. The effective dates and impact of FIN 46 and FIN 46-R are as follows: (i) Special-purpose entities (“SPEs”) created prior to February 1, 2003: The Company must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ended after December 15, 2003. (ii) Non-SPEs created prior to February 1, 2003: The Company was required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004. (iii) All entities, regardless of whether SPE, that were created subsequent to December 31, 2003: The interpretation applies immediately. The Company does not have any arrangements with variable interest entities that will require consolidation of their financial information in the Company’s financial statements.

In December 2004, the FASB revised FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in conjunction with Selling, Goods or Services.” It applies in the first reporting period ending after December 15, 2005. The adoption of Statement No. 123 (revised 2004) is not expected to have a material impact on the Company’s financial position, liquidity, or results of operations.

NUVIM, INC.

NOTES TO FINANCIAL STATEMENTS

R.      Reclassifications

Certain reclassifications were made to the 2003 financial statements in order to conform to the 2004 financial statements.

NOTE 3 – INVENTORY

Inventory consists of the following:

	Years Ended December 31,

	2003	2004

Raw materials	$138,346	$62,358
Finished goods	22,318	22,126

Total	$160,664	$84,484

NOTE 4 – EQUIPMENT AND FURNITURE

Equipment and furniture consists of the following:

	December 31,

	2003	2004

Equipment	$155,431	$155,431
Furniture and fixtures	52,255	54,522

	207,686	209,953
Less: accumulated depreciation	(146,813)	(188,933)

Equipment and furniture, net	$60,873	$21,020

Depreciation expense for years ended December 31, 2003 and 2004 was $42,120 per year.

NOTE 5 – SENIOR NOTES PAYABLE – RELATED PARTIES

On July 26, 2004, the Company entered into a loan agreement with a stockholder of the Company who is also a Company spokesperson, and one of the Company’s directors. The loan agreement provided for borrowings up to $1,000,000 in the form of Senior Notes Payable issued in four tranches, each of which is conditioned upon completion of specified actions or events. As of December 31, 2004, the Company has received the full amount of $1,000,000 under the agreement. The loan accrues interest at 10% per annum, unless it is in default, in which case the interest increases to 15%. The principal and accrued interest were due and payable on the earlier of the consummation of an initial public offering or January 1, 2005. Payment was not made as of January 1, 2005, which constitutes an event of default under the agreement. Under an event of default, the lenders have the right to, but have not made, a demand for payment of the notes. The loan is secured by all of the assets of the Company, and certain Company creditors were required to execute subordination agreements in favor of the lenders.

The Company has recorded $21,646 as interest expense on the notes in 2004, all of which is included in accrued expenses at December 31, 2004.

As a condition of the loan agreement the Company issued a warrant to the spokesperson that entitles him to acquire up to 9.9% of the total fully-diluted issued and outstanding common stock of the Company (see note 14 F.) after the consummation of an initial public offering of its common stock, at the initial public offering price. The warrant allows the holder, to acquire an additional number of shares of Common Stock, to bring his total holdings to 9.9%, after deducting any existing equity holdings at that date.

NUVIM, INC.

NOTES TO FINANCIAL STATEMENTS

As an additional condition of the loan agreement, the Company entered into a second amended services agreement with the spokesperson (see note 18 F.). In connection with the second amended services agreement, the Company issued 30,000 shares of common stock, a warrant to purchase $650,000 of common stock, and a $175,000 convertible note (see note 8). The price and number of shares to be acquired under the warrant and the convertible note, are based on contingencies that have yet to be resolved, including whether the Company completes an initial public offering of its common stock, and the price of such an offering. The common stock issued, and stock underlying the warrants and the convertible note are forfeited by the spokesperson if obligations under the service agreement are not met. Therefore, no performance commitment has been met, and no value has been recorded for the shares, warrants, or beneficial conversion feature of the convertible note. Accordingly, no value has been recorded for the 9.9% warrant, since its value is based on the number of shares issued in connection with the service agreement, and the initial public offering contingency, that has yet to be resolved. Once resolved, the Company will recognize a non-cash charge to operations and such charge could be material.

The loan agreement also required the formation of NuVim Powder LLC, of which the Company spokesperson was given a 25% ownership interest. During 2004 Nuvim Powder LLC was an inactive company.

The spokesperson and one of the Company’s directors participated in the loans under the agreement equally. In 2004, the spokesperson and Company Director entered into an agreement providing for an equal share in the warrants and ancillary agreements issued in connection with the loan agreement. Therefore, the Company Director has been given a 12.5% interest in the powder company and a 50% interest in both of the warrants issued in connection with the loan agreement and second amended services agreement.

NOTE 6 – DEMAND NOTE PAYABLE – BANK

The note payable to a bank is due on demand with interest due monthly at the LIBOR Index plus 1.25% (3.53% at December 31, 2004), is secured by all of the assets of the Company and is guaranteed by a stockholder. In consideration for providing the guarantee, the stockholder was granted warrants to purchase 54,546 shares of common stock at an exercise price of $55.00 per share, of which warrants to purchase 36,364 shares expire in May 2006 and warrants to purchase 18,182 shares expire in December 2006. Since the note is due on demand, the Company included $650,000, representing the fair value of the warrants, in interest expense in the year of issue, which was 2001. The Company has not paid interest due on the note since March 31, 2003 and is in default of the loan terms. Interest expense on the demand note was $71,858 and $70,421 for the years ended December 31, 2003 and 2004, respectively, and accrued interest payable on the note was $59,519 and $129,940 at December 31, 2003 and 2004, respectively.

NOTE 7 – SENIOR CONVERTIBLE PROMISSORY NOTES PAYABLE – RELATED PARTY

Senior notes payable related party consists of a series of notes issued to a group of related investors in the Company’s common and preferred stock.

On November 18, 1999, the Company issued a promissory demand note in the amount of $300,000 to a preferred stockholder with interest at 8%. The principal and interest portions of this obligation were originally due November 2001 and were subsequently extended through November 2002.

On May 31, 2002 and July 5, 2002, the Company issued a series of senior convertible promissory notes with principal amounts of $700,000, $300,000, $200,000, $100,000 and $400,000 with maturity dates through January 6, 2003, to investors in its preferred stock. The notes bore interest at 8% and were convertible into equity securities of the Company if certain conditions were met in a proposed preferred stock sale.

On September 13, 2002, these investors agreed to cancel these notes which aggregated $2,000,000 in exchange for three 8% senior secured convertible promissory notes in the amount of $2,000,000, along with seven-year warrants to purchase 2,000,000 shares of Series C preferred stock at an exercise price of $.20 per share. As of December 31, 2002, the notes were in default on certain provisions of the notes, and the Company has accrued interest at the default rate of 14%.  The Company has

NUVIM, INC.

NOTES TO FINANCIAL STATEMENTS

amortized a debt discount of $168,000 related to the value of the warrants and the conversion feature to interest expense as of December 31, 2002, the maturity date of the notes. The notes are collateralized by all the assets of the Company. Each note holder has the option to convert the principal and accrued interest due, in whole or in part, into a number of shares of Series C preferred stock calculated by dividing the amount of debt and accrued interest by $.20 per share. Interest expense related to the notes was $280,000 for each of the years ended December 31, 2003 and 2004, respectively. Accrued interest on the notes was $431,965 and $711,965 at December 31, 2003 and 2004, respectively.

On February 10, 2003, the Company entered into an agreement with a preferred stockholder to borrow up to $500,000. During 2003, the Company borrowed $480,000 under this agreement and executed 8% senior secured convertible promissory notes, convertible into the Company’s Series C preferred stock at $.20 per share, due through September 18, 2003 and collateralized by all assets of the Company. In connection these notes, the Company issued warrants to the holder to purchase up to 2,500,000 shares of Series C preferred stock at an exercise price of $.20 per share. These convertible notes were in default in September 2003 and became subject to a default interest rate of 14%. The Company has amortized a debt discount of $178,000 related to the value of the warrants and the conversion feature, to interest expense as of the maturity date of the notes. Interest expense related to the notes, including amortization of the debt discount, was $209,002 and $60,057 for the years ended December 31, 2003 and 2004, respectively. Accrued interest on these notes were $41,229 and $101,286 at December 31, 2003 and 2004, respectively.

NOTE 8 – CONVERTIBLE PROMISSORY NOTE – RELATED PARTY

On July 26, 2004, The Company issued a convertible promissory note in the amount of $175,000 in payment of accounts payable owed to the Company spokesperson and in consideration for his forbearance until a “maturity date,” as defined in the note. The note accrues interest at the rate of 10% per annum until its original maturity date of January 1, 2005, and 15% thereafter. The convertible note is automatically convertible into $245,000 of common stock or units identical to the units sold at the initial public offering price, provided the offering is consummated on or before April 30, 2005 (original date of December 31, 2004 and March 31, 2005 was extended by agreement). If the offering does not occur by April 30, 2005, the convertible note is convertible into $245,000 of common stock, at the option of the holder, at the conversion price of $1.00 per share, subject to certain contingencies defined in the Services Agreement. In accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features on Contingently Adjustable Conversion Ratios,” the Company has not recorded the beneficial conversion feature because its terms change based on the occurrence of future events outside the control of the holder of the convertible note. This convertible debt has a beneficial conversion feature that will result in a non-cash expense adjustment to the Company at the date of conversion and that expense adjustment could be material.

The Company recorded $7,486 as interest expense on the convertible note in 2004. The amount is included in accrued expenses at December 31, 2004.

NOTE 9 – STOCKHOLDER LOANS – SUBORDINATED CONVERTIBLE PROMISSORY NOTES

On September 13, 2002, the Company issued subordinated convertible promissory notes to eleven stockholders with an aggregate principal balance of $735,000, in replacement of outstanding demand notes, issued in June 2001, of the same principal amount. The notes had a maturity date of December 31, 2002, based on certain factors and bear interest at a rate of 8% and default interest at 14%. The notes are subordinated to all the senior debt of the Company. The notes were in default as of December 31, 2002.

The holder of these notes may convert the notes (or a portion thereof) into a number of shares of Company’s Series C preferred stock, calculated by dividing the amount of the debt being converted by $.20 per share rounded to the nearest whole share.

At the holder’s election, unless converted, the accrued interest on the notes shall be paid to the holder in cash on the conversion date.

The Company repaid principal on the notes totaling $22,544 in 2003.

NUVIM, INC.

NOTES TO FINANCIAL STATEMENTS

On November 30, 2004 three stockholders who are also executive officers agreed to accept 75,143 shares of common stock in satisfaction of $250,000 of notes payable, $95,043 of accrued and default interest thereon, and cancellation of 4,548 of warrants issued in connection with the subordinated convertible promissory notes. The Company has recorded the $345,043 value of the consideration received for the stock as additional paid in capital. The Company believes the value of the stock issued approximates the value of the notes and accrued interest thereon.

Interest expense on stockholder loans was $88,900 and $85,983 for the years ended December 31, 2003 and 2004, respectively. Accrued interest payable was $156,853 and $147,793 as of December 31, 2003 and 2004, respectively.

NOTE 10 – ACCRUED COMPENSATION

Accrued compensation consists of salary and bonuses earned and not paid to certain officers and employees of the Company and related payroll taxes thereon. Compensation expense related to accrued and unpaid salary and taxes approximated $513,500 and $476,000 for the years ended December 31, 2003 and 2004, respectively. On November 30, 2004 three executive officers agreed to accept 147,866 shares of common stock in satisfaction of $623,500 of accrued salary due to them through December 31, 2003. The Company has recorded the $623,500 value of the consideration received for the stock, which approximates its fair market value, as additional paid in capital.

NOTE 11 – RESCINDED SERIES B OFFERING PAYABLE

Pursuant to a private placement memorandum, dated October 5, 2001, the Company offered to sell shares of Series B convertible preferred stock. The Company, however, did not have a sufficient amount of preferred stock authorized to issue and sell the Series B convertible preferred stock and had not taken certain legal steps to designate the terms of the Series B convertible preferred stock. Accordingly, the Series B convertible preferred stock was invalidly issued and holders thereof did not own an equity interest in the Company as a result of their purported investment therein. As a result, the Company was legally obligated to offer to rescind, or return, the payment made by such holders for such shares, plus any interest required by applicable state law. Proceeds of $647,100 were collected in the Series B offering and accounted for as offering payable from the Company.

In November 2002, the Company consummated its offer to rescind the Series B offering and refund the original purchase price, or issue replacement shares of the Company’s Series C convertible preferred stock at the proposed offering price of $.20 per share, at the investors’ option. Investors representing $568,600 elected to receive, and were issued, 2,843,000 replacement shares of the Series C convertible preferred stock, and investors representing $78,500 elected a cash refund. The Company paid $36,500 of the refunded proceeds due during 2003 and has recorded a liability of $42,000 at December 31, 2003 and 2004.

NOTE 12 – RELATED PARTY ADVANCES

Related party advances consist of short term advances that are due to the lender on demand. At December 31, 2004, the balance consists of $20,000 due to the Company’s underwriter and $62,000 due to an executive officer of the Company. The amount due to the underwriter accrues interest at 10% per annum. The amount due to the executive officer does not accrue interest.

NOTE 13 – OTHER NOTES PAYABLE

Other notes payable consists of two notes payable issued to a law firm in payment of past due legal fees. On August 20, 2004, the Company agreed to pay $30,000 and issue two promissory notes for $120,000 and $30,000, respectively, payable the earlier of the consummation of the proposed public offering or February 5, 2005, in payment of past due accounts payable of $240,000. The notes bear interest at 5% and default interest at 7%. The Company recognized a gain on the

NUVIM, INC.

NOTES TO FINANCIAL STATEMENTS

extinguishment of this debt in the amount of approximately $60,000 during the year ended December 31, 2004. The notes have not been paid as of their respective maturity dates. Therefore, on February 3, 2005 the Company agreed to issue a replacement demand note, payable upon the earlier of a demand by the lender or an initial public offering of the Company’s common stock. The note will bear interest at 5% and default interest at 10%.

NOTE 14 – STOCKHOLDERS’ DEFICIT

A.     Reverse Stock Split

A one-for-fifty five reverse stock split was effected November 30, 2004. The Company retained the current par value of $.00001 per share for all shares of common stock. All references in the financial statements to the number of shares outstanding, per share amounts, and stock option and warrant data pertaining to the Company’s common stock have been restated to reflect the effect of the reverse stock split for all years presented. Stockholders’ deficit reflects the reverse stock split by reclassifying from “common stock” to “additional paid in capital” an amount equal to the par value of the reduced shares arising from the reverse split.

B.     Capital Stock

The Company is authorized to issue 185,000,000 shares of all classes of capital stock, including 120,000,000 as common. The Company has authorized 65,000,000 shares of all classes preferred stock, of which 4,875,850 shares are designated as Series A and 50,000,000 as Series C.

C.     Preferred Stock Series A

In November 2000, the Company completed a private offering for the sale of 4,875,850 shares of Series A convertible preferred stock for $4,875,850. The gross proceeds of this offering were reduced by $527,975 of placement agent fees, legal fees and expenses incurred in connection with the private offering, paid to a preferred stockholder. In connection with the private offering of Series A convertible preferred stock, the Company issued to the placement agent, who is a preferred stockholder and its representatives, warrants to purchase 17,730 shares of common stock.

Each 55 shares of Series A convertible preferred stock is convertible into one share of common stock, at any time by the holder or automatically in the event of a merger or firmly underwritten public offering of common stock and is subject to anti-dilution provisions as defined in the instrument. Series A convertible preferred stock votes on an as converted basis with common stock, except as required by law. Holders of the Series A convertible preferred stock are entitled to preferential non-cumulative dividends payable at the discretion of the Board of Directors and have preference in liquidation of $1.00 per share.

D.     Preferred Stock Series C

In November 2002 and January 2003, the Company completed a private offering for the sale of 3,523,000 and 100,000 shares, respectively, of Series C convertible preferred stock for a total of $724,600, including $568,600 of advances from the rescinded offering of Series B convertible preferred stock. The gross proceeds of this offering were reduced by approximately $240,000 of placement agent fees, legal fees and expenses incurred in connection with the private offering, paid to a preferred stockholder.

Each 55 shares of Series C convertible preferred stock is convertible into one share of common stock, at any time by the holder, or automatically in the event of a merger or public offering of common stock and is subject to anti-dilution provisions as defined in the instrument. Series C convertible preferred stock votes on an as converted basis with common stock. Holders of the Series C convertible preferred stock are entitled to preferential non-cumulative dividends payable at the discretion of the Board of Directors and have preference in liquidation of $.20 per share. No dividends were declared during any periods presented in these financial statements.

The Series C preferred stock, with respect to dividend rights, rights on liquidation, winding up and dissolution, ranked pari pasu with the Company’s Series A preferred stock to the extent set forth in the amended and restated Certificate of Incorporation.

NUVIM, INC.

NOTES TO FINANCIAL STATEMENTS

E.     Stock Issued As Compensation

The Company issued 21,073 shares of common stock to employees, board members and consultants in exchange for services or in lieu of salary for services provided in the year ended December 31, 2003. The Company recorded compensation expense of approximately $232,000 for the year ended December 31, 2003 in connection with the stock-based compensation.

Additionally, in November 2004, the Company issued 147,866 shares of common stock in payment of past due salaries (see Note 10).

F.     Warrants

The following is a summary of warrants issued:

		Number of Shares of Common Stock Pertaining to Warrant	Number of Shares of Preferred Stock Pertaining to Warrant	Approximate Fair Value Assigned To Warrant (n)

Date Issued	Basis for Warrant Issuance

November 2000	Placement agent fees for series A preferred stock (a)(b)	17,732	—	$—	(c)
June 2001	Stockholder guarantee for bank demand note payable (d)	54,546	—	$630,000	(e)
June 2001	Stockholder demand notes payable (f)(o)	8,823	—	$154,000
September 2002	Senior convertible promissory notes payable (b)(g)(h)	—	2,000,000	$84,000	(i)
November 2002	Placement agent fees for series C preferred stock (b)(g)(j)	1,273	—	$—	(c)
March 2003	Accrued compensation	2,577	—	$—
September 2003	Senior convertible promissory notes (b)(g)	—	2,500,000	$89,000	(m)
July 2004	Amended services agreement (k)	—	—	—
July 2004	Amended services agreement (l)	—	—	$—

(a)	Exercise price $55.00 per share and expires November 2007.
(b)	Includes anti-dilution agreement and cashless exercise right.
(c)	As these warrants were issued as cost of the preferred stock issuance, such costs are netted with the proceeds of preferred stock as a component of additional paid-in-capital.
(d)	Exercise price $55.00 per share and expires May through December 2006.
(e)	Charged to interest expense in 2001.
(f)	Exercise price $55.00 per share and expires September 2006.
(g)	Exercise price $0.20 per share.
(h)	Expires the earlier of September 2009 or within three years of an initial public offering.
(i)	Charged to interest expense due to maturity of debt in December 2002.
(j)	Expires the earlier of November 2009 or within three years of an initial public offering.
(k)	Warrant to purchase $650,000 of common stock, at a price to be determined by future events. See Note 5.
(l)	Warrant to purchase an amount of common stock to bring spokesperson’s total holdings to 9.9% of outstanding common shares of the Company, shares and value to be determined by future events.
(m)	Recognized as interest expense as of December 31, 2003, the maturity date of the note.
(n)	See Note 14 G. for assumptions used to determine fair value of the above issued warrants.
(o)

On November 30, 2004, three executive officers agreed to cancel 4,958 warrants issued in connection with management loans and 3,950 warrants issued in connection with accrued compensation as part of the agreement to pay notes payable and accrued salary due to them. See Notes 9 and 10.

NUVIM, INC.

NOTES TO FINANCIAL STATEMENTS
(Information for the Nine Months Ended September 30, 2003 and 2004 is Unaudited.)

G.     Stock Options

The Company adopted three Stock Option Plans (the “Plans”) in 2000, 2001 and 2002 under which incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”) to acquire shares of common stock that may be granted to employees, officers, directors and consultants of the Company.

Each Plan expires ten years from the date of adoption. The Company is authorized to grant options for up to 35,273 common shares. Under each Plan, the option price of an ISO may not be less than the fair market value of a share of common stock on the date of grant. An ISO may not be granted to a “ten percent stockholder” (as such term is defined in Section 422A of the Internal Revenue Code) unless the exercise price is at least 110% of the fair market value of the common stock and the term of the option may not exceed five years from the date of grant. The maximum term of each stock option granted to persons other than ten percent stockholders is ten years from the date of the grant.

A summary of the activity in the Plans is as follows:

	Number of Shares	Weighted- Average Exercise Price

Outstanding December 31, 2002	33,428	$19.38

Cancelled	—	—
Issued	—	—

Outstanding December 31, 2003	33,428	$19.38

Cancelled	(18,112)	$24.25

Issued	—	—

Outstanding December 31, 2004	15,316	$19.38

Exercisable at December 31, 2003	21,916	$26.96

Exercisable at December 31, 2004	13,116	$14.04

The options generally expire 10 years from the date of grant. However, in the event a participant’s employment is terminated for any reason other than the result of death, disability or retirement, as defined, the options expire 90 days after termination. If a participant’s employment is terminated as a result of death, permanent disability or retirement, the options expire one year from the date of termination.

The weighted-average remaining contractual life of options outstanding was 7 and 6 years as of December 31, 2003 and December 31, 2004, respectively.

The weighted-average remaining contractual life of options exercisable at December 31, 2004 was 6.5 years.

Pro-forma information regarding net loss is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. Since there is no trading history for the Company’s stock, the fair value of the Company’s issued options and warrants were estimated at the date of grant using the fair value method with the following assumptions:

Assumptions:
Risk–free rate	3.5-4.85%
Dividend yield	0
Volatility factor of the expected market	0.10%
Price of the Company’s common stock	11.00
Average life	7 years

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s option, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

NUVIM, INC.

NOTES TO FINANCIAL STATEMENTS

H.     Stock Issued in Payment of Accounts Payable

In November 2004, several vendors also agreed accept 6,000 shares of common stock at its estimated fair value of $6.00 per share in payment of $36,000 of accounts payable. The amount has been recorded as additional paid in capital as of December 31, 2004.

I.     Stock Reserved

At December 31, 2004, the Company had reserved shares of its common and preferred stock as follows:

	Common	Preferred

Conversion of series A preferred stock	88,732
Conversion of series C preferred stock	65,881
Exercise of preferred stock warrants	81,819	4,500,000
Exercise of common stock warrants	93,449
Exercise of stock options	35,273
Conversion of senior convertible promissory notes	309,097	17,000,000
Conversion of subordinated convertible promissory notes	63,636	3,500,000
Exercise of spokesperson warrants	*	*

Total	737,887	25,000,000

*	Amount to be determined based on future events. See Notes 5 and 18 F.

J.     Nuvim Powder LLC

On August 23, 2004, NuVim Powder LLC was formed. NuVim Powder LLC is owned 51% by the Company, 12.5% by a spokesperson, 12.5% by a director and 24% by a related vendor providing advertising services to the Company. The Company will distribute a powered supplement based on the Company’s proprietary whey protein concentrate. As of December 31, 2004, NuVim Powder LLC is an inactive shell company.

NOTE 15 – INCOME TAXES

Based on the Company’s operating losses, no provision for income taxes have been provided for the years ended December 31, 2003 and 2004. At December 31, 2004, the Company had a net operating loss carry forward of approximately $14,082,000, which expires through the year 2024.

At December 31, 2003 and 2004, the Company had deferred tax assets of approximately $4,100,000 and $4,800,000, respectively. A valuation allowance for the full amount of the deferred tax assets was established since it is more likely than not all of the deferred tax assets will not be realized. Deferred tax assets principally consist of net operating losses and accrued compensation expense.

In December 2003 and 2004, the Company received proceeds from the sale of the rights to approximately $2,852,000 and $3,340,000 of New Jersey state income tax losses, respectively. Based on an agreement with the State of New Jersey, the Company was allowed to allocate and sell their net operating loss representing $256,664 and $300,564 in 2003 and 2004, respectively, in potential tax benefits under the Technology Business Tax Certificate Program administered by the New Jersey Economic Development Authority. The Company received net proceeds of $211,131 and $258,476 in 2003 and 2004, respectively, related to the sale and accordingly recorded them as a tax benefit in the year received.

NUVIM, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 16 – SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

	December 31,

	2003	2004

Prepaid royalty off-set against accounts payable	$312,806	—
Adjustment for related party debt extinguishments through equity	$100,000	$71,912
Issuance of note payable in payment of accounts payable - related party	—	—
Issuance of common stock in payment of accounts payable	—	$36,000
Issuance of common stock in payment of accrued compensation	—	$623,500
Issuance of common stock in payment of stockholder loans and accrued interest	—	$345,043
Issuance of note payable for accounts payable-related party	—	$175,000
Issuance of note payable for accounts payable	—	$150,000

NOTE 17 – COMMITMENTS

A.     Royalty, License and Supply Agreement – Related Party

In March 2000 and amended in May 2004, the Company entered into an agreement for the exclusive licensing rights, in specific territories, to produce and market certain beverage products, patented and trademarked by SMBI. The agreement is for a term of 10 years commencing on the date of the amendment, May 2004, and provides for royalties of between 1% and 2% of net sales for the duration of the agreement. The exclusive licensing agreement can be cancelled by SMBI if the Company does not meet its annual purchasing commitment under the supply agreement (see below), in which case, SMBI agrees to negotiate in good faith for a non-exclusive supply agreement. The original agreement also provided for an upfront royalty payment of $500,000, which was used to offset 50% of royalties due to SMBI under the agreement.

At December 31, 2003, as agreed by all parties, prepaid royalties were used to offset royalties payable and accounts payable due SMBI. In connection with this agreement, the Company recorded an increase to additional paid in capital of $100,000, representing the utilization of prepaid royalties, which were subject to an impairment write down during 2001. This increase in additional paid in capital has been recorded pursuant to Accounting Principle Board Opinion No. 28.

Royalty expense of approximately $36,000 and $21,000 was recorded in the years ended December 31, 2003 and 2004, respectively, of which $0 and $21,000 are payable to SMBI at December 31, 2003 and 2004, respectively.

In January 2000 and amended in May 2004, the Company entered into a supply agreement with SMBI for the purchase of SMBI’s proprietary immune whey protein concentrate. The agreement is for a term of 10 years, commencing on the date of amendment, May 2004. During the years ended December 31, 2003 and 2004, the Company purchased approximately $245,000 and $47,000, respectively, of the milk and whey protein concentrates from SMBI.

SMBI is the Company’s sole source of this whey protein concentrate. If the Company is unable to obtain this product from SMBI, the Company’s manufacturing and distribution processes could be severely disrupted and operations could be adversely affected.

The license and supply agreements are subject to the Company maintaining minimum purchases of SMBI’s proprietary immune whey protein concentrate. The agreement requires the Company to purchase minimum amounts of whey protein which are determined annually by mutual agreement. The minimum purchase agreement will equal the volume forecast of three metric tons ($102,000) in 2005 and four metric tons ($136,000) in 2006, which are forecasted in the Company’s prospectus for the public offering of its common stock. If the Company does not complete the public offering of its stock by March 31, 2005, subsequently extended to May 31, 2005, the purchasing commitment increases to 12 metric tons ($408,000) for 2005. In each subsequent year the minimum purchase commitment is the greater of the prior year’s actual purchases or 115% of the prior year’s minimum purchase commitment. For each calendar year in which the Company fails to purchase its minimum purchase requirements, the Company shall pay to SMBI a sum equal to the contract price for the shortfall of product not purchased.

B.     Lease

The Company leases office space under an agreement expiring in December 2006, with annual payments approximating $58,000. During the years ended December 31, 2003 and 2004, rent expense was approximately $58,000 and $58,000, respectively.

NUVIM, INC.

NOTES TO FINANCIAL STATEMENTS

C.     Employment Agreements

In September 2004, the Company entered into employment agreements with three of its executive officers that will become effective upon the closing of the proposed public offering of its common stock. The employment agreements have a term of three years with an aggregate annual salary of $575,000.

The Company has entered into an employment agreement with another executive officer that has no specific termination date, with an initial $150,000 annual base salary.

NOTE 18 – RELATED PARTY TRANSACTIONS

A.     Consulting Fees

Included in selling, general and administrative expenses are consulting fees to a stockholder and convertible note holder to act as general counsel and secretary of the Company of approximately $18,000 for the year ended December 31, 2004.

Included in selling, general and administrative expenses are consulting fees to an immediate family member of an executive officer of the Company of approximately $24,000 and $27,000 for the years ended December 31, 2003 and December 31, 2004, respectively.

B.     Legal Fees

The Company incurred approximately $1,100 and $1,400 of legal fees for the years ended December 31, 2003 and 2004, respectively, to a law firm that is controlled by an advisor and former board member of the Company.

C.     Advertising and Legal Fees

The Company incurred approximately $92,000 of marketing and legal expenses for the year ended December 31, 2004 to an advertising agency and law firm, controlled by a board member, a member of his immediate family and an investor in NuVim Powder LLC.

D.     Spokesperson Fees

The Company incurred approximately $50,000 of spokesperson fees for the year ended December 31, 2003, to a holder of warrants and convertible notes in the Company.

E.     Accounts Payable and Accrued Expenses – Related Parties

Accounts payable and accrued expenses – related parties consists of the following:

	December 31,

	2003	2004

Royalty license and supply agreement – (a)	$525,000	$487,000
Consulting fees – (b)	64,000	98,600
Legal fees – (b)	9,000	1,400
Advertising and Legal fees – (b)	—	72,000
Spokesperson fees payable (c)	175,000	—

Total	$773,000	$659,000

(a)	Payable to SMBI, an approximate 41% stockholder of the Company.
(b)	See description of same caption above.
(c)	See Note 18C for amended services agreement and Note 8, convertible promissory note.

NUVIM, INC.

NOTES TO FINANCIAL STATEMENTS

F.     Amended Service Agreement – Spokesperson

On July 26, 2004, the Company entered into an amended services agreement with its spokesperson. Under the agreement, the Company agreed to issue a convertible promissory note (see Note 8) in payment of unpaid past services and enter into an amended agreement for services for the three year period ending in January, 2006.

On September 14, 2004, the Company entered into a second amendment to the Services Agreement, providing for the issuance of 30,000 shares of common stock and a warrant to purchase $650,000 of common stock at a fair market price to be determined based on a “maturity event,” as defined in the agreement, in consideration for services to be provided under the amended services agreement during the years 2004, 2005 and 2006. The warrant expires 10 years after issuance. The number of shares and exercise price of the warrant are set according to the sooner of a “maturity event,” as defined in the amended service agreement and the warrant agreement, or March 31, 2005, subsequently extended to April 30, 2005. In the event of a public stock offering of the Company’s common stock on or prior to April 30, 2005, the warrant will be exercisable at the IPO price into the number of shares of common stock calculated by dividing $650,000 by the initial public offering price. If the maturity event is a sale of assets or a merger or acquisition, the share calculation price is determined depending on the nature of the maturity event. If a “maturity event” does not occur on or prior to April 30, 2005, the share calculation price will be the lesser of $1 or 80% of the purchase price per share in any subsequent financing, including this offering, depending on the outcome of certain future events defined in the agreement.

The stock issued and underlying the warrants are subject to 100% forfeiture if the spokesperson does not complete all services during the entire period under the Services Agreement. Therefore, no value will be ascribed to the stock and warrants until performance is complete in accordance with EITF 96-18.

NOTE 19 – SUBSEQUENT EVENTS

A.     Stock Option Plan

In January 2005, the Board of Directors approved the 2005 Incentive Stock Option Plan for the benefit of its officers, employees and consultants. The Board also approved the 2005 Directors’ Stock Option Plan for the Company’s board members. These plans will become effective concurrently with the closing of the proposed IPO (see Note 19 B.), will expire ten years later and will have various terms and conditions as described in the respective plans.

B.     Initial Public Offering

The Company entered into a letter of intent with an investment bank to consummate a firmly underwritten public offering of its common stock (the “proposed IPO”) as of May 10, 2004. In connection with the proposed IPO, a group of related investors in the Company’s preferred stock, concurrently with the closing of the proposed offering, agreed to pay unpaid principal and interest on the Company’s $2,500,000 demand note payable to a bank, cancel $2,480,000 in senior convertible notes and accrued interest thereon and cancel warrants to purchase 63,563 of Series C preferred stock in exchange for 461,700 shares of common stock.

Also, the holders of the Company’s Series A and Series C preferred stock voted to automatically convert their shares into common stock upon the closing of the proposed IPO.

C.       Legal Proceeding

On March 22, 2005, The Post Confirmation Trust for a bankrupt former customer of the Company filed a complaint in the United States Bankruptcy Court for the District of Delaware seeking recovery of approximately $12,000 in preferential transfers to the Company in payment of purchased product. The Company plans to dispute the claim. The resolution of this claim is not expected to have a material impact on the results of operations, financial position or cash flows of the Company and no expenses related to the claim have been recorded in the financial statements as of December 31, 2004.

1,000,000 Units

NUVIM, INC.

PROSPECTUS

PAULSON INVESTMENT COMPANY, INC.
CHICAGO INVESTMENT GROUP, LLC
S.W. BACH & COMPANY

, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.     Indemnification of Directors and Officers

          The General Corporation Law of the State of Delaware (the “General Corporation Law”) provides for the indemnification of directors, officers, employees and other agents of the corporation under certain circumstances as set forth in section 145. Section 145 permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons’ actions as agents of the corporation may be grounds for indemnification.

          Whether or not indemnification may be paid in a particular case depends upon whether the agent wins, loses or settles the suit and upon whether a third party or the corporation itself is the plaintiff. The section provides for mandatory indemnification, no matter who the plaintiff is, when an agent is successful on the merits of a suit. In all other cases, indemnification is permissive.

          If the agent loses or settles a suit brought by a third party, he or she may be indemnified for expenses incurred and settlements or judgments paid. Such indemnification may be authorized upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation.

          If the agent loses or settles a suit brought by or on behalf of the corporation, his or her right to indemnification is more limited. If he or she is adjudged liable to the corporation, the court in which such proceeding was held must determine whether it would be fair and reasonable to indemnify him or her for expenses which such court shall determine. If the agent settles such a suit with court approval, he or she may be indemnified for expenses incurred in connection with the defense and settlement of the suit, upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its stockholders.

          Under Section 145, the indemnification discussed above may be authorized by a majority vote of the disinterested directors or stockholders (the person to be indemnified is excluded from voting his or her shares) or the court in which the proceeding was brought.

          Under Section 145, a corporation may authorize, by by-law, agreement or otherwise, the indemnification of its agents in excess of that expressly permitted by Section 145. The Registrant’s By-laws provide that indemnification shall be mandatory in all cases where it is permitted by Section 145.

          Section 102(b) of the General Corporation Law permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the fiduciary duty as a director. The Registrant’s Certificate of Incorporation provides for elimination of personal liability of directors for breach of fiduciary duty as a director except for the following: (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law; or (iv) for any transaction from which such director derived an improper personal benefit. The Registrant’s Certificate of Incorporation further provides that modification or repeal of this provision may not affect the elimination of liability therein provided with respect to a director’s personal liability for any act or omission that occurs prior to such modification or repeal.

          Finally, a corporation has the power to purchase indemnity insurance for its agents, even if it would not have the power to indemnify them. The Registrant has purchased such insurance.

          Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the “Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.     Other Expenses of Issuance and Distribution

          The following table sets forth an itemization of all expenses we will pay in connection with the issuance and distribution of the securities being registered, other than the underwriters’ non-accountable expense allowance. Except for the SEC registration fee and NASD filing fee, the amounts listed below are estimates:

Nature of Expense	Amount

SEC registration fee	$10,144
NASD filing fee	8,651
Pacific Exchange listing fee	27,500
Accounting fees and expenses	75,000
Legal fees and expenses	345,000
Printing and related expenses	95,000
Blue Sky fees and expenses	80,000
Transfer agent and warrant agent fees and expenses	3,500
Miscellaneous expenses, including roadshow expenses	41,705

Total	$671,500

Item 26.      Sales of Unregistered Securities

          We have issued without registration the following securities since November 1, 2001:

          Between January 1, 2002 and December 31, 2002, we issued an aggregate of 8,606 options to executive officers and directors under our stock option plans. The options are exercisable at $11. These options were granted pursuant to the exemption from registration provided in Section 4(2) of the Securities Act.

          In January 2002, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act, we issued 546 and 1,310 shares of common stock to Messrs. Sullivan and Young, respectively. These shares were issued in lieu of cash payments of 2001 salaries in the amount of $30,000 for Mr. Sullivan and $72,000 for Mr. Young.

          In May and July 2002, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, the registrant issued Senior Convertible Promissory Notes aggregating $1,600,000 to certain of its preferred stockholders. These notes, together with $400,000 of convertible promissory notes issued in November 1999, were cancelled in September 2002. In exchange, the registrant issued 8% Senior Secured Convertible Promissory Notes to three Spencer Trask-related entities. The principal and accrued interest on the notes, which are in default, are convertible into shares of Series C Preferred Stock at a conversion price of $0.20. The conversion price for converting the Series C Preferred Stock to Common Stock is $11, taking into account the effects of the reverse stock split. The registrant also issued warrants to the note holders entitling them purchase up to 2,000,000 shares of Series C Preferred Stock at $0.20 per share in connection with this transaction. The November 2004 reverse stock split had the effect of reducing the number of shares of Common Stock into which the Series C Preferred Stock is convertible to 36,364 shares and increasing the conversion price to $11.00. These convertible notes and warrants will be cancelled as of the closing of the offering in connection with an agreement with Spencer Trask.

          In September 2002, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, the registrant issued Subordinated Convertible Promissory Notes to 11 accredited investors and stockholders, aggregating $735,000, which replaced outstanding demand notes issued in June 2001 in the same principal amount. The notes are convertible into Series C Preferred Stock at a conversion price of $0.20. The conversion price for converting the Series C Preferred Stock to Common Stock is $11, taking into account the effects of the reverse stock split. The registrant also issued an aggregate of 735,000 warrants to purchase shares of Series C Preferred Stock at an exercise price of $0.20.

          In November 2002 and January 2003, pursuant to the exemptions provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder, the registrant sold an aggregate of 3,623,000 shares of Series C Convertible Preferred Stock in a private placement to 28 accredited investors for total cash consideration of $724,600. Giving effect to the 55-for-1 reverse stock split, these shares are convertible into 65,881 shares of common stock, which will automatically occur concurrently with the closing of the offering. The investors and the amount invested by each are as follows:

Investor	Consideration Paid ($)	Series C Shares Issued (#)

M. Gallati and J. Sperti	$110,000	550,000
Jan Arnet	22,000	110,000
Walter Bernheimer II	50,000	250,000
Thomas Bolling	25,000	125,000
Aaron Caine	7,000	35,000
Dennis R. Christensen	60,000	300,000
John Cleary	11,000	55,000
Richard Ellis	50,000	250,000
Raymond James & Associates Inc. FBO
Harry Pinkman IRA	20,000	100,000
National Investor Services Corp FBO
Ralph Caine IRA	50,000	250,000
Marie Feraudo	10,000	50,000
Janice Gatto	50,000	250,000
Anthony Gennaro	13,000	65,000
Peter Gross	27,500	137,500
Mark Krausner	28,600	143,000
Kenneth Kostal	1,100	5,500
Warren Kramer	5,500	27,500
J. Allen Lamb	12,500	60,500
Vincent and Susan Lanteri	25,000	125,000
Richard Mish	11,000	55,000
Stanley and Marcia Moger	27,500	137,500
Bernard Oleyar	5,500	27,500
Robert Palmer	25,000	125,000
Ellsheva Potash	11,000	55,000
Edward Sherwood	30,000	150,000
Davey Willans	24,200	121,000
John Young	50,000	250,000

          In November 2002, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, the registrant issued to the placement agent in the Series C financing an aggregate of 70,000 warrants to purchase Series C Convertible Preferred Stock. The placement agent was an affiliate of Spencer Trask Specialty Group, LLC, a founder and principal stockholder. These warrants are exercisable at $0.20. The November 2004 reverse stock split had the effect of reducing the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock to 1,273 and increasing the conversion price to $11.00. These warrants will be cancelled concurrently with the closing of this offering.

          From time to time between February 2003 and March 2003, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, the registrant issued to a single accredited investor, who was a preferred stockholder, additional 8% Senior Secured Convertible Promissory Notes in the aggregate amount of $480,000 and warrants to purchase up to 2,500,000 shares of Series C Preferred Stock, exercisable at $0.20. The Series C Preferred Stock is convertible into Common Stock at $11.00. The November 2004 reverse stock split had the effect of reducing the number of warrant shares to 45,455 and increasing the exercise price to $11.00.

          In March 2003, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, the registrant issued an aggregate of 3,950 warrants to its three executive officers as follows: Mr. Kundrat was issued 1,450 warrants and Messrs. Sullivan and Young each received 1,250 warrants. The warrants are exercisable for seven years at $11 per share. These warrants were issued as part of their 2003 compensation.

          Between March 2003 and August 2003, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, the registrant issued an aggregate of 10,775 shares of common stock at a value of $11 per share to Richard P. Kundrat, the Chief Executive Officer, John L. Sullivan, the Vice President of Sales and Paul J. Young, the Chief Financial Officer. The shares were issued in lieu of 50% of their salaries earned from February 1, 2003 through July 31, 2003. The shares were issued as follows: (i) 3,955 shares to Mr. Kundrat for $43,505 of salary; and (ii) 3,410 shares to each of Messrs. Sullivan and Young for $37,510 of salary.

          In July 2004, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, in connection with a series of bridge financing agreements, including an amendment to the Services Agreement between the Registrant and Dick Clark’s production company, the registrant issued a convertible promissory note to its spokesman, Dick Clark. The face amount of the convertible note is $175,000, which reflects past due services rendered under the Services Agreement. The convertible note is convertible into unregistered units otherwise identical to the units being sold in the offering, the exact number of which shall be calculated by dividing $245,000 by the conversion price, which is equal to the initial public offering price if the public offering is completed on or before March 31, 2005, or $1.00 per unit thereafter. Assuming a $12 initial public offering price, the convertible note is convertible in 20,416 unregistered units of common stock, Class A Warrants and Class B Warrants.

          In July 2004, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, in furtherance of the bridge financing referred to in the previous paragraph, the registrant issued a warrant to Dick Clark under the terms of which he or his assignee has the right to purchase that number of shares of the registrant’s common stock such that Mr. Clark’s ownership interest in the registrant, fully diluted after the offering, equals 9.9%. The warrant is exercisable at the initial public offering price of the units being sold in this offering. The rights under this warrant have been equally divided between Mr. Clark and Stanley H. Moger, one of the registrant’s directors and the other party participating in the bridge financing. Based on the information available and assumptions regarding the initial public offering price, the warrant will entitled Mr. Clark and Mr. Moger collectively to purchase up to 1,104,721 shares of common stock.

          In September 2004, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, in furtherance of the bridge financing referred to in the previous paragraphs and the second amendment to the Services Agreement in particular, the registrant issued a warrant to Dick Clark in consideration for his agreement to provide promotional and advertising services for the period 2004 through January 31, 2006. Under the terms of the warrant, Mr. Clark or his assignee has the right to purchase that number of shares of the registrant’s common stock calculated by dividing $650,000 by the initial public offering price of the units being offered in this offering, provided the bridge loan is repaid on or before March 31, 2005. In the event the loan has not been repaid, the exercise price is reduced depending on the “Maturity Event,” as defined in the warrant. The rights under this warrant have been equally divided between Mr. Clark and Stanley H. Moger, one of the registrant’s directors and the other party participating in the bridge financing. Assuming a $3 per share initial public offering price, this warrant will entitle Mr. Clark and Mr. Moger to purchase 216,666 shares of common stock.

          In September 2004, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, in connection with the second amendment to the Services Agreement referred to above, Dick Clark was also issued 30,000 shares of Common Stock in consideration for Mr. Clark agreeing to provide promotional and advertising services through December 31, 2006.

          In November 2004, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, the registrant issued an aggregate of 223,000 shares of common stock to three of its executive officers to pay them deferred salaries and bonuses through 2003 of $743,333 and principal and accrued interest on outstanding loans totaling $313,036. Of these shares, 72,802 were issued in payment of the outstanding loans and 150,197 shares were issued to pay accrued salaries and bonuses. The number of shares issued was determined by negotiation between the registrant and each executive officer.

          In November 2004, pursuant to the exemption from registration provided in Section 4(2) of the Securities Act, the registrant issued an aggregate of 6,000 shares of common stock at a value of $6 per share to the registrant’s former chief financial officer, a firm that is one of the four owners, including the registrant, of NuVim Powder LLC and a firm that provides advertising to the registrant. The shares were issued for amounts due and owing in the aggregate amount of $36,000.

The issuances were as follows:

Investor	Trade Payables Consideration ($)	Shares of Common Stock Issued (#)

Dominick DeBellis	$16,000	2,667
Santa Fe Productions	10,000	1,667
REAL Advertising	10,000	1,667

Item 27.     Exhibits

Exhibit No.		Description

1.1		Revised Form of Underwriting Agreement
3.1	(1)	Registrant’s Certificate of Incorporation, as amended
3.2	(1)	Registrant’s Certificate of Amendment of Certificate of Incorporation
3.3		Registrant’s Second Amended and Restated Designation and Description of Series A Preferred Stock
3.4		Registrant’s Amended and Restated Designation and Description of Series C Preferred Stock
3.5	(1)	Registrant’s By-laws
4.1		Revised Form of Common Stock Certificate
4.2		Revised Form of ClassA Public Warrant
4.3		Revised Form of Class B Public Warrant
4.4		Revised Form of Unit Certificate
4.5		Revised Form of Warrant Agreement between the Registrant and American Stock Transfer & Trust Company
4.6		Revised Form of Representative’s Purchase Warrant
5.1		Opinion of Wickersham & Murphy, a Professional Corporation
10.1	(1)	Employment Agreement between the Registrant and Richard P. Kundrat, dated as of September 9, 2004
10.2	(1)	Employment Agreement between the Registrant and John L. Sullivan, dated as of September 9, 2004
10.3	(1)	Employment Agreement between the Registrant and Paul J.Young, dated as of September 9, 2004
10.4	(2)	Employment Agreement between the Registrant and Michael Vesey, dated as of December 1, 2004
10.5	(1)	Form of Indemnification Agreement between the Registrant and its directors
10.6		Revised 2005 Incentive Stock Option Plan
10.7		Revised 2005 Directors’Stock Option Plan
10.8	(1)	2000 Employee Stock Option Plan
10.9	(1)	2001 Employee Stock Option Plan
10.10	(2)	2002 Employee Stock Option Plan
10.11	(1)	2000 Employee Equity Incentive Plan
10.12	(1)	Amended and Restated License Agreement between the Registrant and Stolle Milk Biologics, Inc., dated as of May 1, 2004
10.13	(1)	Amended and Restated Supply Agreement between the Registrant and Stolle Milk Biologics, Inc., dated as of May 1, 2004
10.14	(1)	Loan Agreement between the Registrant and Dick Clark dated as of July 26, 2004
10.14.1	(2)

Letter Agreement dated November 3, 2004 amending certain terms of the Amendment to Services Agreement and Convertible Promissory note each dated July 26, 2004 and Second Amendment to Services Agreement and Warrant, each dated September 14, 2004

10.14.2

Letter Agreement dated March 28, 2005 amending certain terms of the Amendment to Services Agreement and Convertible Promissory note each dated July 26, 2004 and Second Amendment to Services Agreement and Warrant, each dated September 14, 2004

10.15	(1)	Security Agreement between the Registrant and Dick Clark dated as of July 26, 2004
10.16	(1)	Form of Secured Promissory Notes Up to $1 Million (Bridge Financing)
10.17	(1)	Convertible Note dated as of July 26, 2004 payable to Dick Clark
10.18	(1)	Warrant to Purchase $650,000 of Common Stock dated as of September 14, 2004
10.19	(1)	Warrant to Purchase up to 9.9% of the Outstanding Capital Stock, dated as of July 26, 2004
10.20	(1)	Services Agreement between the Registrant and Olive Enterprises, Inc., dated February 20, 2000
10.21	(1)	Amendment to Services Agreement between the Registrant and Olive Enterprises, Inc., dated as of July 26, 2004
10.22	(1)	Second Amendment to Services Agreement between the Registrant and Olive Enterprises, Inc., dated as of September 14, 2004
10.23	(1)	Form of Subordination Agreement (Bridge Financing)
10.24	(1)	Consent to Grant Security Interest, Waiver, Subordination and Amendment Agreement between Registrant and Stolle Milk Biologics, Inc., dated August 5, 2004
10.25	(1)	Processing and Packing Agreement between the Registrant and Clover Farms Dairy Company, dated June 27, 2000

Exhibit No.		Description

10.26	(1)	Amendment to Processing and Packing Agreement between the Registrant and Clover Farms Dairy Company, effective April 1, 2003
10.27	(1)	Second Amended and Restated Stockholders Agreement dated as of August 2, 2004
10.28	(1)	Amended and Restated Registration Rights Agreement, dated as of August 2, 2004
10.29		Wachovia line of credit documents
10.30	(1)	Lease between the Registrant and Paramus Plaza IV Associates, dated December 8, 1999 and Addendum II to Lease, dated December 8, 1999
10.31	(1)	First Amendment to Lease between the Registrant and Paramus Plaza IV Associates, dated November 5, 2002
10.32	(1)	Second Amendment to Lease between the Registrant and Paramus Plaza IV Associates, dated November 23, 2004
10.33

Letter Agreements dated December 31, 2004 between Spencer Trask Private Equity Fund I LP, Spencer Trask Private Equity Fund II LP, Spencer Trask Specialty Group LLC and Kevin Kimberlin Partners LP, on the one hand, and the registrant on the other, with respect to the debt extinguishment transactions between the parties, as amended by agreements of March 28, 2005

10.34		Security Agreement between the Registrant and Spencer Trask Speciality Group LLC, dated January 31, 2002
10.35		Modification and Extention Agreement between Stolle Milk Biologics, Inc. and the Registrant dated March 28, 2005
21	(1)	Subsidiaries of the Registrant
23.1		Consent of Wickersham & Murphy, a Professional Corporation (included in Exhibit 5.1)
23.2		Consent of WithumSmith+Brown, P.C., Independent Registered Public Accounting Firm
24	(1)	Power of Attorney (included on Page II - 6 of the Registration Statement filed on December 2, 2004)
99	(2)	Form of lock-up agreement between Paulson Investment Company, Inc. and the Registrant’s officers, directors and stockholders

(1)	Previously filed as part of the Registration Statement filed on December 2, 2004.
(2).	Previously filed as part of Pre-effective Amendment No.1 to the Registration Statement filed on February 3, 2005

Item 28.     Undertakings

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

	(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act);

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(iii)	Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

          In addition, the undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paramus, State of New Jersey, on the 31st day of March, 2005.

NUVIM, INC.

By:	/s/ RICHARD P. KUNDRAT

Richard P. Kundrat, Chairman of the Board and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARDP. KUNDRAT	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 31, 2005

Richard P. Kundrat

/s/ MICHAELVESEY	Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2005

Michael Vesey

*	Director	March 31, 2005

Donald F. Farley

*	Director	March 31, 2005

William Franke

Director

Marc Goldman

*	Director	March 31, 2005

Stanley H. Moger

*	Director	March 31, 2005

Frederick S. Pierce

Director

Peter V. DeCrescenzo

*By:	/s/ MICHAELVESEY

Michael Vesey
Attorney-in-Fact